     As filed with the Securities and Exchange Commission on November 27, 1996.
                                                   Registration No. 333-16951
--------------------------------------------------------------------------------
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549


                               -----------------------

                             PRE-EFFECTIVE AMENDMENT NO.1
                                       FORM S-4
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                ---------------------

                                     BSM BANCORP
                  (Exact name of registrant as specified in charter)


        CALIFORNIA                                   6712                            77-0442667
(State or other jurisdiction of           (Primary Standard Industrial       (IRS Employer Identification No.)
incorporation or organization)            Classification Code Number)

                                 BANK OF SANTA MARIA
                                 2739 SANTA MARIA WAY
                            SANTA MARIA, CALIFORNIA  93455
                                    (805) 937-8551
                 (Address, including zip code, and telephone number,
          including area code, or registrant's principal executive offices)

                          ----------------------------------

                                 Mr. William A. Hares
                        President and Chief Executive Officer
                                 Bank of Santa Maria
                                 2739 Santa Maria Way
                            Santa Maria, California  93455
                                    (805) 937-8551
                  (Name, address, including zip code, and telephone
                  number, including area code, of agent for service)

                          ----------------------------------

                                   With a copy to:

                                Loren P. Hansen, Esq.
                                   Knecht & Hansen
                             1301 Dove Street, Suite 900
                           Newport Beach, California  92660
                                    (714) 851-8070

                          ----------------------------------

Approximate date of commencement of proposed sale to public: As soon as practicable following the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                           CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                          PROPOSED          PROPOSED
                                                                          MAXIMUM            MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO                                   OFFERING PRICE       AGGREGATE             AMOUNT OF
       BE REGISTERED                        AMOUNT BEING REGISTERED      PER SHARE(1)    OFFERING  PRICE(1)   REGISTRATION FEE(1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value                   2,973,339 shares (2)          $15.50           $46,086,755            $13,964.29
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



--------------------
     (1) The proposed maximum offering price and proposed maximum aggregate offering price reflect the market price and market value of the common stock of the Bank to be converted and exchanged in connection with the reorganization described in the Written Consent Statement/Prospectus, calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, and Rule 457(f)(2) under the Securities Act of 1933, as amended, based on the average bid and asked price of Bank Common Stock on November 22, 1996.

     (2) Based on approximate number of shares to be issued in respect to the same number of outstanding shares of common stock of Bank of Santa Maria (the "Bank"). The proposed maximum offering price and proposed maximum aggregate offering price are estimated solely in order to determine the registration fee.

                                           BSM BANCORP

                                      Cross Reference Sheet

                              Pursuant to Rule 501(b) of Regulation S-K

                                                          INFORMATION STATEMENT/PROSPECTUS
     ITEM AND CAPTION OF FORM S-4                         CAPTION OF LOCATION
     ----------------------------                         --------------------------------
A.   INFORMATION ABOUT THE
     TRANSACTION

1.   Forepart of Registration
     Statement and Outside Front
     Cover Page of Prospectus.............                Facing Page of  Registration Statement; Cross
                                                          Reference Sheet; Outside Front Cover Page of
                                                          Written Consent Statement/Prospectus

2.   Inside Front and Outside
     Back Cover Page of
     Prospectus...........................                Inside Front Cover Page; Available Information;
                                                          Table of Contents

3.   Risk Factors, Ratio of
     Earnings to Fixed Charges
     and Other Information................                SUMMARY OF WRITTEN CONSENT STATEMENT/ PROSPECTUS;
                                                          SOLICITATION OF WRITTEN CONSENTS; INFORMATION
                                                          REGARDING THE BUSINESS AND PROPERTIES OF THE HOLDING
                                                          COMPANY; BANK HOLDING COMPANY REORGANIZATION;
                                                          COMPARISON OF THE RIGHTS OF HOLDERS OF HOLDING COMPANY
                                                          COMMON STOCK AND BANK COMMON STOCK

4.   Terms of the Transaction.............                SUMMARY OF WRITTEN CONSENT STATEMENT/PROSPECTUS;
                                                          COMPARISON OF THE RIGHTS OF HOLDERS OF HOLDING COMPANY
                                                          COMMON STOCK AND BANK COMMON STOCK; SOLICITATION
                                                          OF WRITTEN CONSENTS

5.   Pro Forma Financial
     Information..........................                Not Applicable

6.   Material Contacts with the
     Company Being Acquired...............                BANK HOLDING COMPANY REORGANIZATION

7.   Additional Information
     Required for Reoffering by
     Persons and Parties Deemed
     to be Underwriters...................                Not Applicable

8.   Interests of Named Experts
     and Counsel..........................                EXPERTS; LEGAL MATTERS

9.   Disclosure of Commission
     Position on Indem-
     nification for Securities
     Act Liabilities......................                COMMISSION'S POSITION ON INDEMNIFICATION FOR
                                                          SECURITIES ACT LIABILITIES

B.   INFORMATION ABOUT THE
     REGISTRANT

10.  Information with Respect
     to S-3 Registrant                                    Not Applicable





11.  Incorporation of Certain Information
     by Reference.........................                Not Applicable


12.  Information with Respect to
     S-2 or S-3 Registrant................                Not Applicable

13.  Incorporation of Certain
     Information by Reference.............                Not Applicable

14.  Information with Respect to
     Registrants Other Than S-3
     or S-2 Registrants...................                INFORMATION CONCERNING THE BUSINESS AND PROPERTIES OF THE
                                                          HOLDING COMPANY; SUPERVISION AND REGULATION OF THE HOLDING
                                                          COMPANY AND THE BANK - Holding Company, Effect of
                                                          Governmental Policies and Recent Legislation; RESTRICTIONS
                                                          ON TRANSFERS OF FUNDS TO THE HOLDING COMPANY BY THE BANK;
                                                          MARKET PRICE OF AND DIVIDENDS ON HOLDING COMPANY COMMON STOCK
                                                          AND BANK COMMON STOCK

C.   INFORMATION ABOUT THE
     COMPANY BEING ACQUIRED

15.  Information with Respect to
     S-3 Companies........................                Not Applicable

16.  Information with Respect to
     S-2 or S-3 Companies.................                Not Applicable

17.  Information with Respect to
     Companies Other Than S-2 or
     S-3 Companies........................                MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                          AND RESULTS OF OPERATIONS OF THE BANK; INFORMATION CONCERNING
                                                          THE BUSINESS AND PROPERTIES OF THE BANK; SUPERVISION AND
                                                          REGULATION OF THE HOLDING COMPANY AND THE BANK - The Bank; Effect
                                                          of Governmental Policies and Recent Legislation; RESTRICTIONS
                                                          ON TRANSFERS OF FUNDS TO THE HOLDING COMPANY BY THE BANK;
                                                          MARKET PRICE OF AND DIVIDENDS ON HOLDING COMPANY AND BANK
                                                          COMMON STOCK; INDEX TO FINANCIAL STATEMENTS

18.  Information if Proxies,
     Consents or Authorizations
     are to be Solicited..................                Written Consent Statement/Prospectus Cover Page; SUMMARY OF
                                                          WRITTEN CONSENT STATEMENT/PROSPECTUS; BANK HOLDING COMPANY
                                                          REORGANIZATION - Organizational Transactions; SOLICITATION OF
                                                          WRITTEN CONSENTS - Record Date and Persons Entitled to Give
                                                          Written Consent; Written Consent and Revocability of Written
                                                          Consents; Security Ownership of Certain Beneficial Owners and
                                                          Management; BANK HOLDING COMPANY REORGANIZATION - Terms of the
                                                          Merger Agreement; Dissenting Shareholders' Rights;
                                                          INFORMATION CONCERNING THE BUSINESS AND PROPERTIES OF THE
                                                          HOLDING  COMPANY - Management; Employees


19.  Information if Proxies,
     Consents or Authorizations
     are not to be Solicited or
     in an Exchange Offering..............                Not Applicable

20.  Indemnification of
     Directors and Officers...............                Part II

21.  Exhibits and Financial
     Statement Schedules..................                Part II

22.  Undertakings.........................                Part II

                           DRAFT TRANSMITTAL LETTER


                 WRITTEN CONSENT STATEMENT FOR APPROVAL OF
                PLAN OF REORGANIZATION AND MERGER AGREEMENT
             IN CONNECTION WITH THE FORMATION OF HOLDING COMPANY
              AND APPROVAL OF BSM BANCORP 1996 STOCK OPTION PLAN


                                February 1, 1997


Dear Shareholder:

The enclosed Written Consent Statement/Prospectus is provided by the Board of Directors of Bank of Santa Maria in connection with the solicitation of consent of our shareholders for approval of the formation of a bank holding company for Bank of Santa Maria. Upon approval of the Plan of Reorganization and Merger Agreement, Bank of Santa Maria will become a subsidiary of the newly formed holding company, BSM Bancorp. Written consents for approval of this action are being solicited from all shareholders of the Bank.

Banking has changed dramatically over the past 18 years since we first started Bank of Santa Maria. In order to take full advantage of the changes in the banking environment the Bank must continue to evolve and grow. We believe establishing a holding company will give us a broader range of options with respect to access to additional capital, possibilities for expansion of the branch system and expanded abilities in the financial services area, as well as other business activities. For these reasons, the Board of Directors has unanimously approved the proposal to form a bank holding company and recommends that you vote in favor of this proposal.

The enclosed Written Consent Statement/Prospectus is also provided by the Board of Directors in connection with the solicitation of consent of our shareholders as prospective shareholders of the holding company, for approval of the BSM Bancorp 1996 Stock Option Plan (the "1996 Plan"). Written consents for approval of this action are also being solicited from all shareholders of the Bank as prospective shareholders of the holding company.

We are asking all of the Bank's shareholders to consider and vote upon approval of the Plan of Reorganization and Merger Agreement ("Merger Agreement") entered into as of November 20, 1996, by the Bank of Santa Maria, BSM Bancorp and BSM Merger Company, a California corporation. This Merger Agreement provides for the merger of BSM Merger Company with and into the Bank, as a result of which the bank surviving the merger, Bank of Santa Maria, will be the wholly-owned subsidiary of BSM Bancorp. We are also asking that all of the Bank's shareholders, as prospective shareholders of the holding company, to consider and vote upon approval of the 1996 Plan.

February 1, 1997
Page 2



BSM Bancorp is a newly-formed California corporation, organized at the direction of the Bank's Board of Directors for the purpose of becoming a bank holding company. In accordance with the Merger Agreement, as more fully described in the attached Written Consent Statement/Prospectus, BSM Bancorp will acquire all of the outstanding shares of the Bank by issuing, subject to certain limitations, common stock in BSM Bancorp to each of the Bank's shareholders, in exchange for all of the outstanding shares of Bank of Santa Maria's common stock. After this exchange you will have the same number of shares in BSM Bancorp as you have in the Bank.

It is important to note that your stock in the Bancorp will have a value equal to the value of your stock in the Bank and therefore the exchange will take place without any recognition of gain or loss for federal income tax purposes. It is equally important to inform you that no changes in the Bank's directors, officers, or other personnel are contemplated as a result of the formation of the bank holding company. Additionally, after formation of the bank holding company, the Bank of Santa Maria will continue its present business and operations under the name of Bank of Santa Maria.


The new 1996 Plan is intended to replace the Bank's 1988 Stock Option Plan. The 1996 Plan would reserve 892,001 shares or 30% of the issued and outstanding Common Stock of BSM Bancorp. In addition, the 1996 Plan would allow for the granting of options to directors, officers, employees, as well as consultants, advisors and others having a business relationship with BSM Bancorp and Bank of Santa Maria by attracting and retaining competent managerial personnel, added incentive for high levels of performance and for unusual efforts to increase the earnings of BSM Bancorp and Bank of Santa Maria. The terms and conditions of the 1996 Plan are described in the Written Consent Statement/Prospectus.


Section 902 and 903 of the California Corporations Code require the approval of the Plan of Reorganization and Merger Agreement by a majority of the outstanding shares of common stock of the Bank. Section 603 of the Corporations Code and Section 2.8 of Article II of the Bylaws of the Bank authorize the Bank to obtain the necessary shareholder approvals by written consent without a meeting. Pursuant to SEC rules because certain documents are incorporated by reference, the Bank will be able to effect the proposed Merger Agreement after 20 business days have elapsed from the date the Written Consent Statements are sent to shareholders, following all necessary regulatory agency approvals.

You are urged to read the attached documents carefully as they contain the terms of the merger, facts concerning the business, results of operations, financial condition and properties of both BSM Bancorp and Bank of Santa Maria. It is very important that your shares be represented because the affirmative vote of a majority of the outstanding shares of Bank of Santa Maria is required to approve the Merger Agreement and the 1996 Plan. It is therefore essential that all shareholders vote.

February 1, 1997
Page 3



You are urged to fill in, date, sign and mail the enclosed Written Consent form in the enclosed self-addressed postage prepaid envelope.


It is expected that the enclosed Written Consent Statement/Prospectus and accompanying Consent form will be mailed or delivered to shareholders of the Bank on or after February 1, 1997. We hope that the Written Consent Statement/Prospectus will answer any questions you may have concerning the proposed formation of the bank holding company. If you have any questions, concerning this Written Consent Statement/Prospectus or the accompanying proxy, or if you need any help voting your shares, please telephone Mr. F. Dean Fletcher of Bank of Santa Maria at (805) 937-8551.


Your interest and participation are appreciated.

Sincerely,



William A. Hares                       A.J. Diani
President and Chief Executive Officer  Chairman of the Board
Directors:


_____________________________          _____________________________
Armand R. Acosta                       Toshiharu Nishino


_____________________________          _____________________________
Richard E. Adam                        Joseph Sesto, Jr.


_____________________________          _____________________________
Fred L. Crandall, Jr.                  William L. Snelling


_____________________________          _____________________________
Roger A. Ikola                         Mitsuo Taniguchi


                            _____________________________
                                   Joseph F. Ziemba

                     SOLICITATION OF WRITTEN CONSENTS TO APPROVE
                   THE PLAN OF REORGANIZATION AND MERGER AGREEMENT
                PROVIDING FOR THE FORMATION OF A BANK HOLDING COMPANY,
                      AND TO APPROVE THE 1996 STOCK OPTION PLAN
                         OF THE PROPOSED BANK HOLDING COMPANY

                                      PROSPECTUS
                                          OF
                                     BSM BANCORP


                                     -----------


                              WRITTEN CONSENT STATEMENT
                                          OF
                                 BANK OF SANTA MARIA


                                     -----------

                     2,973,339 SHARES OF BSM BANCORP COMMON STOCK



    This Written Consent Statement/Prospectus is being furnished to the shareholders of Bank of Santa Maria (the "Bank") in connection with the solicitation of Written Consents by the Board of Directors of the Bank for the approval of the Plan of Reorganization and Merger Agreement (the "Merger Agreement") in connection with the acquisition of the Bank by BSM Bancorp (the "Holding Company") in which the Bank shall become a wholly-owned subsidiary of the Holding Company. In addition, this Written Consent Statement/Prospectus is being furnished to Bank Shareholders to consider and vote upon, as prospective shareholders of the Holding Company, the Holding Company's 1996 Stock Option Plan (the "1996 Plan") that would reserve 192,001 shares of the unissued Common Stock of the Holding Company as described in this Written Consent Statement/Prospectus that was approved by the Holding Company's Board of Directors, subject to the approval of the California Commissioner of Corporations and the holders of a majority of the issued and outstanding shares of the Bank as prospective shareholders of the Holding Company. This Registration Statement is not registering any shares reserved for issuance under the 1996 Plan.



    The Holding Company, a California corporation, has filed this Prospectus of BSM Bancorp and Written Consent Statement of Bank of Santa Maria (collectively the "Written Consent Statement/Prospectus") with the Securities and Exchange Commission (the "Commission") as part of a Registration
Statement on Form S-4 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering thereunder up to 2,973,339 shares of the Holding Company's common stock, no par value ("Holding Company Common Stock"), in connection with the acquisition of the Bank, a California state-chartered banking corporation, by the Holding Company through a merger (the "Merger") of BSM Merger Company (the "Merger Corp."), a wholly-owned subsidiary of the Holding Company, with and into the Bank, as a result of which the Bank surviving the Merger, Bank of Santa Maria (the "Surviving Bank"), shall become the wholly-owned subsidiary of the Holding Company and the Bank's shareholders will receive for their Bank Common Stock, no par value ("Bank Common Stock"), an equal number of shares of Holding Company Common Stock (the "Reorganization").



    This Written Consent Statement/Prospectus also serves as the Prospectus of the Holding Company under the Securities Act with respect to the issuance of up to 2,973,339 shares of Holding Company Common Stock pursuant to the Merger Agreement more fully described herein whereby the Surviving Bank will become a wholly-owned subsidiary of the Holding Company.


    As a result of the Merger, the Holding Company will, (subject to certain limitations described elsewhere in this Written Consent Statement/Prospectus and in the Merger Agreement), issue Holding Company Common Stock to each of the Bank Shareholders in exchange for all of the outstanding shares of Bank Common Stock. See "BANK HOLDING COMPANY REORGANIZATION," and the text of the Merger Agreement which is attached hereto as Annex I to this Written Consent Statement/Prospectus and is hereby incorporated by reference and made a part hereof.




    The consummation of the proposed Reorganization is subject to the receipt of the requisite approvals of applicable regulatory agencies and the shareholders of both the Holding Company and the Bank as well as the fulfillment of certain other conditions, as more fully described in this Written Consent Statement/Prospectus. See "BANK HOLDING COMPANY REORGANIZATION - Terms of the Merger Agreement; Conditions to the Merger, Termination of Merger Agreement; - Regulatory Approvals," herein. The 1996 Plan is subject to the receipt of the requisite approvals of applicable regulatory agencies and the shareholders of the Bank as prospective shareholders of the Holding Company. See "APPROVAL OF THE BSM BANCORP 1996 STOCK OPTION PLAN."

    This Written Consent Statement/Prospectus is being first mailed or delivered to shareholders of the Bank on or about ____________________, 1997.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY
           OR ADEQUACY OF THIS WRITTEN CONSENT STATEMENT/PROSPECTUS.  ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





THE DATE OF THIS WRITTEN CONSENT STATEMENT/PROSPECTUS IS _________________, 1997

                                AVAILABLE INFORMATION

    No person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Written Consent Statement/Prospectus, and, if given or made, such information or representation not contained herein must not be relied upon as having been authorized by the Holding Company or the Bank. This Written Consent Statement/Prospectus does not constitute an offer to sell, or the solicitation of an offer to purchase, any of the securities offered by this Written Consent Statement/Prospectus, or the solicitation of Written Consents, in any jurisdiction to or from any person to or from whom it is unlawful to make such offer or solicitation of an offer, or consent solicitation in such jurisdiction. Neither the delivery of this Written Consent Statement/Prospectus nor the issuance or sale of any securities hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Holding Company or the Bank since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.


    The Holding Company is a newly formed corporation organized at the direction of the Bank's Board of Directors for the purpose of acquiring voting control of the Bank and thereby becoming a bank holding company. For further information with respect to the Reorganization, reference is made to the Merger Agreement which is incorporated by reference herewith is attached as Annex I, as a newly formed corporation, the Holding Company has not been subject to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and there is currently no public market for its common stock. However upon consummation the Reorganization, the Holding Company will become subject to the information, reporting and proxy solicitation requirements pursuant to Section 15(d) of the Exchange Act and filings thereby required to be made with the Commission will be available for inspection and copying at the offices of the Commission set forth below. The Holding Company will most likely become subject to the information, reporting and proxy solicitation requirements of Section 13(a) of the Exchange Act pursuant to Section 12(g) of the Exchange Act, and the Company will most likely file a registration statement under the Exchange Act in 1998.


    The Bank is subject to the information, reporting and proxy solicitation requirements of the Exchange Act, and in accordance therewith files reports and other information with the Federal Deposit Insurance Corporation (the "FDIC"). Such reports and other information can be inspected and copied at the public reference facilities for the Registrations and Disclosure Division maintained by the FDIC at 550 17th Street, Room F-643, Washington, D.C. 20429, telephone number (202) 393-8400, and by contacting Mr. F. Dean Fletcher, Executive Vice President of the Bank, at Bank of Santa Maria, 2739 Santa Maria Way, Santa Maria, California 93455, telephone number (805) 937-8551.


    This Written Consent Statement/Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Holding Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed therewith. Statements contained herein concerning the provisions of documents filed with the Registration Statement as exhibits are necessarily summaries of such documents and such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement, including exhibits, may be obtained from the Commission upon payment of a prescribed fee, or may be examined without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: 75 Park Place, Room 1228, New York, New York 10007 and Room 3190, Kluczynski, Federal Building, 230 South, Dearborn Street, Chicago, Illinois 60604.


    The SEC also maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at HTTP://www.sec.gov.

                                  TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

AVAILABLE INFORMATION.........................................................3

SUMMARY OF WRITTEN CONSENT STATEMENT/PROSPECTUS...............................7
    BANK HOLDING COMPANY REORGANIZATION.......................................7
         PARTIES TO THE MERGER AGREEMENT......................................7
         RIGHTS OF DISSENTING SHAREHOLDERS....................................8
         RECORD DATE..........................................................8
         CONSENT REQUIRED.....................................................8
         THE REORGANIZATION...................................................8
         REASONS FOR THE REORGANIZATION.......................................9
         RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY...................9
         INTERESTS OF CERTAIN PERSONS IN  THE MERGER..........................9
         CONDITIONS TO THE REORGANIZATION AND REGULATORY APPROVALS...........10
         CERTAIN FEDERAL INCOME TAX CONSEQUENCES.............................11
         WRITTEN CONSENTS....................................................11
         RECOMMENDATIONS.....................................................11
    BSM BANCORP 1996 STOCK OPTION PLAN.......................................11
         SUMMARY OF THE 1996 PLAN............................................11
         CONSENT REQUIRED....................................................12

SELECTED FINANCIAL DATA......................................................13

SOLICITATION OF WRITTEN CONSENTS.............................................16
    WRITTEN CONSENT AND REVOCABILITY OF WRITTEN CONSENTS.....................16
    RECORD DATE AND PERSONS ENTITLED TO GIVE WRITTEN CONSENTS................16
    COST OF SOLICITATIONS OF WRITTEN CONSENTS................................17
    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........17

BANK HOLDING COMPANY REORGANIZATION..........................................19
    GENERAL..................................................................19
    REASONS FOR REORGANIZATION...............................................19
    ORGANIZATIONAL TRANSACTIONS..............................................20
    TERMS OF THE MERGER AGREEMENT............................................21
         CONVERSION..........................................................21
         EFFECTIVE TIME OF THE MERGER........................................21
         INTERESTS OF CERTAIN PERSONS IN THE MERGER..........................21
         EMPLOYEE BENEFITS...................................................22
         CONDITIONS TO THE MERGER............................................22
         TERMINATION OF MERGER AGREEMENT.....................................22
    EXCHANGE OF SHARE CERTIFICATES...........................................23
    COSTS OF REORGANIZATION..................................................23
    REGULATORY APPROVALS.....................................................23
    DISSENTING SHAREHOLDERS' RIGHTS..........................................24
    ACCOUNTING TREATMENT.....................................................24
    CERTAIN FEDERAL INCOME TAX CONSEQUENCES..................................24
    RESTRICTIONS ON AFFILIATES...............................................25
    RECOMMENDATIONS..........................................................26
    CAPITALIZATION...........................................................26

COMPARISON OF THE RIGHTS OF HOLDERS OF HOLDING COMPANY COMMON STOCK
 AND BANK COMMON STOCK.......................................................27
    BANK COMMON STOCK........................................................27
    HOLDING COMPANY COMMON STOCK.............................................27
    COMPARISON OF BANK COMMON STOCK AND HOLDING COMPANY COMMON STOCK.........29
         ASSESSABILITY.......................................................29
    CLASSIFICATION OF BOARD OF DIRECTORS.....................................30
    VOTING RIGHTS............................................................30
    NUMBER OF DIRECTORS......................................................30
         DIVIDEND RESTRICTIONS...............................................31
         DISSENTERS' RIGHTS..................................................31
RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY...........................32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS OF THE BANK...........................................37

INFORMATION CONCERNING THE BUSINESS AND PROPERTIES OF THE HOLDING
 COMPANY.....................................................................46
    ORGANIZATION.............................................................46
    BUSINESS.................................................................46
    MANAGEMENT...............................................................47
    EMPLOYEES................................................................47
    PROPERTIES...............................................................47
    LEGAL PROCEEDINGS........................................................47

INFORMATION CONCERNING THE BUSINESS AND PROPERTIES OF THE BANK...............47
    GENERAL..................................................................47
    ACQUISITION OF TEMPLETON NATIONAL BANK...................................47
    ACQUISITION OF CITIZENS BANK OF PASO ROBLES, N.A.........................47
    ACQUISITION OF EL CAMINO NATIONAL BANK...................................47
    SERVICES.................................................................48
    EMPLOYEES................................................................49
    PROPERTIES...............................................................49
    LEGAL PROCEEDINGS........................................................50

SUPERVISION AND REGULATION OF THE HOLDING COMPANY AND THE BANK...............50
    THE HOLDING COMPANY......................................................50
    THE BANK.................................................................51
    EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION...................53
         OTHER ITEMS.........................................................57
         CAPITAL ADEQUACY GUIDELINES.........................................58
         SAFETY AND SOUNDNESS STANDARDS......................................59
         PREMIUMS FOR DEPOSIT INSURANCE......................................59
         INTERSTATE BANKING AND BRANCHING....................................60
         COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS............61
         CHANGES IN ACCOUNTING PRINCIPLES....................................62
         OTHER REGULATIONS AND POLICIES......................................64

RESTRICTIONS ON TRANSFERS OF FUNDS TO THE HOLDING COMPANY BY THE BANK........65

MARKET PRICE OF AND DIVIDENDS ON HOLDING COMPANY COMMON STOCK
 AND BANK COMMON STOCK.......................................................66
    MARKET INFORMATION.......................................................66
    SHAREHOLDERS.............................................................67
    DIVIDENDS................................................................67

DIRECTORS AND EXECUTIVE OFFICERS OF THE HOLDING COMPANY AND THE BANK.........69
    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS REGARDING
    BANK OF SANTA MARIA......................................................75

APPROVAL OF BSM BANCORP 1996 STOCK OPTION PLAN...............................76
    INTRODUCTION.............................................................76
    SUMMARY OF PLAN..........................................................76
    COMPARISON TO THE BANK OF SANTA MARIA 1988 STOCK OPTION PLAN.............78
    FEDERAL INCOME TAX CONSEQUENCES..........................................78

COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES......79

EXPERTS......................................................................80

LEGAL MATTERS................................................................80

ANNUAL REPORT................................................................80

INDEX TO FINANCIAL STATEMENTS................................................

                   SUMMARY OF WRITTEN CONSENT STATEMENT/PROSPECTUS

    The following is a summary of certain information contained elsewhere in this Written Consent Statement/Prospectus, and is intended to assist shareholders in their review of this Written Consent Statement/Prospectus. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the more detailed Written Consent Statement/Prospectus, the annexes and the exhibits thereto, and the documents referred to herein and therein. Each Bank shareholder is urged to read this Written Consent Statement/Prospectus and the annexes hereto in their entirety and with care.

BANK HOLDING COMPANY REORGANIZATION

 PARTIES TO THE MERGER AGREEMENT. . .     The Holding Company is a California
                                          corporation, and, subject to the
                                          consummation of the Reorganization,
                                          including the approval of the Holding
                                          Company's Application to the Board of
                                          Governors of the Federal Reserve
                                          System, will acquire 100% of the
                                          outstanding shares of the Bank, and
                                          will be registered as a bank holding
                                          company under the Bank Holding
                                          Company Act of 1956, as amended.  The
                                          principal executive office of the
                                          Holding Company is located at 2739
                                          Santa Maria Way, Santa Maria,
                                          California  93455, telephone number
                                          (805) 937-8551.  Upon consummation of
                                          the Reorganization, the Holding
                                          Company's business will be to act as
                                          a bank holding company for Bank of
                                          Santa Maria, the bank surviving the
                                          Merger.  See "BANK HOLDING COMPANY
                                          REORGANIZATION" and "INFORMATION
                                          CONCERNING THE BUSINESS AND
                                          PROPERTIES OF THE HOLDING COMPANY",
                                          herein.

                                          The Bank is a California
                                          state-chartered bank.  The principal
                                          executive office of the Bank is
                                          located at  2739 Santa Maria Way,
                                          Santa Maria, California  93455,
                                          telephone number (805) 937-8551.  The
                                          Bank's principal business is that of
                                          an independent commercial bank.  The
                                          Bank provides a wide range of banking
                                          services to primarily small and
                                          medium sized businesses and
                                          individuals in Santa Barbara County
                                          and in the California Central Coast
                                          area.  See "BANK HOLDING COMPANY
                                          REORGANIZATION" and "INFORMATION
                                          CONCERNING THE BUSINESS AND
                                          PROPERTIES OF THE BANK."

                                          The Merger Corp. is a California
                                          corporation organized by the
                                          Directors of the Bank as a
                                          wholly-owned subsidiary of the
                                          Holding Company.  The

                                          Merger Corp.'s principal purpose is
                                          to merge with the Bank in order to
                                          facilitate the Holding Company's
                                          acquisition of the Bank.  See "BANK
                                          HOLDING COMPANY REORGANIZATION -
                                          ORGANIZATIONAL TRANSACTIONS."

RIGHTS OF DISSENTING SHAREHOLDERS . .     Bank shareholders do not have
                                          dissenters' rights with respect to
                                          the Merger.


RECORD DATE . . . . . . . . . . . . .     January 29, 1997 (the "Record
                                          Date").


CONSENT REQUIRED. . . . . . . . . . .     The affirmative consent of the
                                          holders of a majority of the issued
                                          and outstanding shares of Bank Common
                                          Stock entitled to vote (the "Required
                                          Vote") is required to approve the
                                          Reorganization Proposal.  A copy of
                                          the Merger Agreement is attached to
                                          this Written Consent
                                          Statement/Prospectus as Annex I.  See
                                          "SOLICITATION OF WRITTEN CONSENTS -
                                          WRITTEN CONSENT AND REVOCABILITY OF
                                          WRITTEN CONSENTS."

                                          The affirmative vote of a majority of
                                          the outstanding shares of the Merger
                                          Corp. and the and the Holding Company
                                          entitled to vote are also required
                                          for approval of the Reorganization
                                          Proposal.  See "BANK HOLDING COMPANY
                                          REORGANIZATION - TERMS OF THE MERGER
                                          AGREEMENT; CONDITIONS TO THE MERGER."

THE REORGANIZATION. . . . . . . . . .     The Merger Agreement provides for the
                                          acquisition of the Bank by the
                                          Holding Company by means of the
                                          Merger.  Upon consummation of the
                                          Merger, the Merger Corp. will be
                                          merged with and into the Bank under
                                          the charter of the Bank and the
                                          separate corporate existence of the
                                          Merger Corp. will cease.  As a result
                                          of the Merger, the surviving entity
                                          will continue to be known as "Bank of
                                          Santa Maria" and will continue the
                                          Bank's current business and
                                          operations as a California
                                          state-chartered bank in essentially
                                          the same manner as it was conducted
                                          prior to the Reorganization.  Each
                                          share of Bank Common Stock
                                          outstanding immediately prior to the
                                          Merger will, on and after the
                                          consummation of the Merger,
                                          automatically represent one share of
                                          Holding Company Common Stock.  Upon
                                          consummation of the Merger, all of
                                          the Surviving Bank's common stock
                                          will be owned by the Holding Company.
                                          See "BANK HOLDING COMPANY
                                          REORGANIZATION -

                                          GENERAL; TERMS OF THE MERGER
                                          AGREEMENT; CONVERSION."

REASONS FOR THE REORGANIZATION. . . .     In the opinion of the Bank's Board of
                                          Directors, the bank holding company
                                          structure will permit greater
                                          flexibility in responding to evolving
                                          changes in the banking and financial
                                          services industries and meeting the
                                          competition of other financial
                                          institutions.  The Board of Directors
                                          of the Bank believes that the
                                          Reorganization will provide Bank
                                          Shareholders with the opportunity to
                                          own a business entity which will
                                          provide greater operating and
                                          financial flexibility and will permit
                                          expansion into a broader range of
                                          financial services and other business
                                          activities.  The Holding Company
                                          anticipates that during the initial
                                          months following the consummation of
                                          the Reorganization, its principal
                                          business and activity will be to
                                          serve as the bank holding company for
                                          the Surviving Bank.  See "BANK
                                          HOLDING COMPANY REORGANIZATION -
                                          REASONS FOR REORGANIZATION."


RESTRICTIONS ON ACQUISITION OF THE
 HOLDING COMPANY. . . . . . . . . . .     The Holding Company's Articles of
                                          Incorporation and Bylaws contain
                                          certain provisions not contained in
                                          the Articles of Incorporation or
                                          Bylaws of the Bank relating to the
                                          Board of Directors and certain
                                          business combinations, all of which
                                          may be deemed to have "anti-takeover"
                                          effects.  If and when the Holding
                                          Company becomes a "listed
                                          corporation" (i.e., outstanding
                                          shares listed on an exchange or
                                          NASDAQ) and has at least 800
                                          holders of its equity securities,
                                          (i) the Board of Directors will be
                                          divided into 3 classes, and the
                                          members of each class shall be
                                          elected for a term of three (3)
                                          years, (ii) the affirmative vote
                                          of at least 66 2/3% of the Holding
                                          Company's outstanding shares will
                                          be required to approve certain
                                          "Business Combinations" involving
                                          a "Related Person," (iii) the
                                          affirmative vote of at least
                                          66 2/3 of the Holding Company's
                                          outstanding shares will be
                                          required to approve or amend
                                          certain provisions of the Articles
                                          of Incorporation, including
                                          provisions limiting voting rights,
                                          approval relating to certain
                                          business combinations, number and
                                          classification of lenders and
                                          other items.


INTERESTS OF CERTAIN PERSONS IN
 THE MERGER . . . . . . . . . . . . .     The Reorganization will not have any
                                          substantive effect on the operation
                                          or management of the Surviving Bank
                                          which will continue to have the same
                                          directors, officers, management
                                          personnel, assets and operating
                                          policies as the Bank had prior to the
                                          Reorganization.  Upon consummation of
                                          the Reorganization, the Holding
                                          Company will have the same directors
                                          and executive officers as the Holding
                                          Company had prior to consummation of
                                          the Reorganization.  See "BANK HOLDING
                                          COMPANY REORGANIZATION - TERMS OF THE
                                          MERGER AGREEMENT - INTERESTS OF
                                          CERTAIN PERSONS IN THE MERGER", and
                                          "INFORMATION CONCERNING THE BUSINESS
                                          AND PROPERTIES OF THE HOLDING COMPANY
                                          - MANAGEMENT."

                                          As of the Record Date, the Bank's
                                          directors, executive officers and
                                          their affiliates beneficially owned,
                                          in the aggregate, approximately 24.8%
                                          of the Bank's outstanding shares
                                          entitled to vote for the approval of
                                          the Merger Agreement.  The Holding
                                          Company has one shareholder, also a
                                          director and executive officer of the
                                          Bank, who beneficially owns 100% of
                                          the Holding Company's common stock,
                                          who intends to vote such shares in
                                          favor of approval of the Merger
                                          Agreement.  Following consummation of
                                          the Reorganization,
                                          the Holding Company will repurchase
                                          such shares of the Holding Company
                                          Common Stock.  See "SOLICITATION OF
                                          WRITTEN CONSENTS - SECURITY OWNERSHIP
                                          OF CERTAIN BENEFICIAL OWNERS AND
                                          MANAGEMENT"; and "BANK HOLDING
                                          COMPANY REORGANIZATION -
                                          ORGANIZATIONAL TRANSACTIONS."  The
                                          affirmative consent of a majority of
                                          the outstanding shares of Bank Common
                                          Stock and Holding Company Common
                                          Stock, respectively, are required to
                                          approve the Merger Agreement.  See
                                          "SOLICITATION OF WRITTEN CONSENTS";
                                          and "BANK HOLDING COMPANY
                                          REORGANIZATION - TERMS OF THE MERGER
                                          AGREEMENT; CONDITIONS TO THE MERGER",
                                          herein.

CONDITIONS TO THE REORGANIZATION
 AND REGULATORY APPROVALS . . . . . .     In addition to approval of the Merger
                                          Agreement by the Board of Directors
                                          and the shareholders of the Bank, the
                                          Merger Corp. and the Holding Company,
                                          consummation of the Reorganization
                                          will require the prior approval, on
                                          terms satisfactory to the Bank, the
                                          Merger Corp. and the Holding Company,
                                          of certain regulatory agencies,
                                          including the Board of Governors of
                                          the Federal Reserve System ("Federal
                                          Reserve Board"), the Federal Deposit
                                          Insurance Corporation ("FDIC"), and
                                          the California Superintendent of
                                          Banks (the "Superintendent").
                                          Management of the Bank is not aware
                                          of any circumstances which would lead
                                          it to believe that such agencies will
                                          not approve the Merger and the
                                          Reorganization.  Even if such
                                          approvals are obtained, the Board of
                                          Directors of the Bank, the Holding
                                          Company or the Merger Corp. may,
                                          under certain circumstances,
                                          terminate the Merger Agreement.  See
                                          "BANK HOLDING COMPANY REORGANIZATION
                                          - REGULATORY APPROVALS."


                                          An application for prior approval of
                                          the Holding Company to acquire the
                                          Bank was filed by the Holding Company
                                          with the Federal Reserve Board on
                                          December 18, 1996.  An application
                                          (the "Merger Application") for prior
                                          approval of the Merger was filed with
                                          the FDIC on December 2, 1996.  An
                                          application (the "State Application")
                                          for an acquisition of control was
                                          filed with the Superintendent on
                                          December 2, 1996, and the State
                                          Application was approved by the
                                          Superintendent on December 20, 1996.

CERTAIN FEDERAL INCOME TAX
 CONSEQUENCES . . . . . . . . . . . .     The Reorganization is conditioned
                                          upon receipt of a ruling from the
                                          Internal Revenue Service or an
                                          opinion to the effect, among other
                                          things, that no gain or loss will be
                                          recognized by Bank Shareholders upon
                                          the exchange of their common stock
                                          solely for Holding Company Common
                                          Stock.  The Bank, the Holding Company
                                          or the Merger Corp. may terminate the
                                          Merger Agreement in the event a
                                          favorable ruling from the Internal
                                          Revenue Service is not received or a
                                          favorable opinion of counsel with
                                          respect to the tax effect of the
                                          reorganization is not received.  See
                                          "BANK HOLDING COMPANY REORGANIZATION
                                          - CERTAIN FEDERAL INCOME TAX
                                          CONSEQUENCES."

WRITTEN CONSENTS. . . . . . . . . . .     The enclosed Written Consent is being
                                          solicited by the Board of Directors
                                          of the Bank.  Each share of the Bank
                                          Common Stock represented by a
                                          properly executed Written Consent
                                          will, unless such Written Consent has
                                          been previously revoked, be voted in
                                          accordance with the instructions
                                          indicated on such Written Consent.
                                          Any Written Consent may be revoked at
                                          any time prior to the receipt of
                                          sufficient written consents to
                                          approve the Reorganization and not
                                          before 20 business days after the
                                          Written Consent Statement/Prospectus
                                          is sent to the Bank's shareholders.
                                          See "SOLICITATION OF WRITTEN
                                          CONSENTS."

RECOMMENDATIONS . . . . . . . . . . .     On November 12, 1996, the Board of
                                          Directors of the Bank approved the
                                          Merger Agreement and the
                                          Reorganization and determined that
                                          the transactions contemplated by the
                                          Merger Agreement were in the best
                                          interests of the Bank and its
                                          shareholders and recommended that
                                          such shareholders approve the Merger
                                          Agreement.  See "BANK HOLDING COMPANY
                                          REORGANIZATION - RECOMMENDATIONS."

BSM BANCORP 1996 STOCK OPTION PLAN


 SUMMARY OF THE 1996 PLAN . . . . . .     The 1996 Plan proposes to reserve
                                          892,001 shares of Common Stock of the
                                          Holding Company for issuance pursuant
                                          to the exercise of options.  The 1996
                                          Plan is designed to replace the
                                          Bank's 1988  Stock Option Plan, which
                                          will expire in 1998, with certain
                                          changes, including (i) an increase
                                          in the number of shares subject to
                                          the 1996 Plan, (ii) the exercise of
                                          options with not only cash but also
                                          a promissory note or by applying the
                                          appreciated value of the shares
                                          being surrendered to payment of the
                                          exercise price, (iii) the granting
                                          of options to business associates
                                          in addition to directors, officers
                                          and employees, (iv) a minimum
                                          vesting at least 20% per year, and
                                          (v) the ability to exercise vested
                                          options under certain conditions,
                                          if terminated for cause as more
                                          fully described in this Written
                                          Consent Statement/Prospectus.  See
                                          "APPROVAL OF BSM BANCORP 1996 STOCK
                                          OPTION PLAN."

CONSENT REQUIRED. . . . . . . . . . .     The affirmative consent of a majority
                                          of the outstanding shares of the Bank,
                                          as prospective shareholders of the
                                          Holding Company entitled to vote are
                                          also required for approval of the BSM
                                          Bancorp 1996 Stock Option Plan.  See
                                          "APPROVAL OF BSM BANCORP 1996 STOCK
                                          OPTION PLAN."

                               SELECTED FINANCIAL DATA

    The following table presents selected financial data for the Bank as of and for each of the five years in the period ended December 31, 1995 and as of and for the nine months ended September 30, 1996 and 1995. The data as of and for each of the five years in the period ended December 31, 1995 is derived from audited financial statements of the Bank and the notes thereto. The data at September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is derived from the unaudited financial statements of the Bank. In the opinion of management, such unaudited financial statements have been prepared on the same basis as the audited financial statements, and include all adjustments, which consist solely of normal recurring accruals, necessary for a fair statement of the results for the unaudited interim periods. Results for the nine months ended September 30, 1996 should not be considered necessarily indicative of the results to be expected for the full year. The information below is qualified in its entirety by the detailed information and financial statements included elsewhere herein, and should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS", "SUPERVISION AND REGULATION OF THE HOLDING COMPANY AND THE BANK", and the financial statements of the Bank and notes thereto included elsewhere in this Written Consent Statement/Prospectus.

                    SELECTED FINANCIAL DATA OF BANK OF SANTA MARIA



                                                  At, or for the
                                                  Nine Months
                                                       ended                As of and for the Years Ended December 31,
                                            -----------------------------------------------------------------------------------
(In Thousands, unless noted otherwise)        9/30/96     9/30/95     1995        1994        1993        1992        1991
                                            -----------------------------------------------------------------------------------
SUMMARY STATEMENT OF INCOME DATA
   Interest income                          $   15,885   $  15,293   $  20,429   $  17,606   $  16,690   $  18,510   $  19,410
   Interest expense                              5,313       4,513       6,181       4,816       4,875       6,590       8,881
                                            -----------  ----------  ----------  ----------  ----------  ----------  ----------
   Net interest before loan loss provision      10,572      10,780      14,248      12,790      11,815      11,920      10,529
   Provision for loan losses                         0         315         700         250         602       1,089         542
   Non-interest income                           2,232       1,978       2,592       2,358       2,460       2,308       1,966
   Non-interest expense                          8,329       8,398      11,112      10,808      10,307       9,879       9,139
                                            -----------  ----------  ----------  ----------  ----------  ----------  ----------
   Earnings before income taxes                  4,475       4,044       5,028       4,090       3,366       3,260       2,814
   Provision for income taxes                    1,721       1,553       1,879       1,529       1,246       1,247         944
                                            -----------  ----------  ----------  ----------  ----------  ----------  ----------
   Net Income                               $    2,754   $   2,492   $   3,149   $   2,561   $   2,120   $   2,013   $   1,870
                                            -----------  ----------  ----------  ----------  ----------  ----------  ----------
                                            -----------  ----------  ----------  ----------  ----------  ----------  ----------

SUMMARY BALANCE SHEET DATA
   Net loans                                $  161,896   $ 148,212   $ 148,692   $ 146,534   $ 145,767   $ 155,118   $ 150,930
   Allowance for loan losses                     2,580       2,208       2,537       2,228       2,254       2,415       2,043
   Investment securities:
      Taxable                                   75,367      46,969      59,281      50,312      36,225      32,762      35,695
      Non-taxable                               11,629      15,424      11,257       7,058       9,293       3,161       2,411
Earning assets                                 258,816     227,132     235,194     216,261     206,991     199,904     191,475
Total assets                                   294,132     254,194     263,577     244,135     231,128     224,675     214,382
Interest-bearing deposits                      204,385     173,010     176,388     168,447     161,086     162,679     162,464
Total deposits                                 262,632     227,433     234,054     218,595     209,278     204,808     196,266
Stockholders' equity                            29,330      26,761      27,504      23,974      20,437      18,372      16,453

PER SHARE DATE
   Net income(1)                               $  0.98     $  0.91     $  1.15     $  0.96     $  0.81     $  0.78     $  0.75
   Book value(2)                               $ 10.61     $  9.76     $ 10.01     $  8.96     $  8.13     $  7.34     $  6.59
   Cash dividends declared(3)                  $  0.35     $  0.11     $  0.11     $  0.10     $  0.06     $  0.06     $  0.06
   Weighted average shares outstanding
   used in earnings per share                    2,800       2,749       2,748       2,667       2,603       2,565       2,495

(In Thousands, unless noted otherwise)
SELECTED FINANCIAL RATIOS
   Return on average equity(6)                  12.94%      13.12%      12.16%      11.38%      10.91%      11.43%      12.09%
   Return on average assets(6)                   1.34%       1.35%       1.26%       1.08%       0.94%       0.93%       0.92%
   Net interest spread(7)                        5.10%       5.92%       5.74%       5.55%       5.38%       5.20%       5.51%
   Net interest margin(7)                        5.91%       6.67%       6.53%       6.15%       5.97%       5.95%       5.40%
   Leverage capital ratio                        9.49%      10.58%      10.72%       9.83%       8.80%       8.34%       7.53%
   Tier 1 capital ratio                         14.65%      13.49%      13.66%      13.51%      10.80%       9.05%       7.57%
   Risk-based capital ratio                     15.90%      14.62%      14.89%      14.76%      12.02%      10.38%      10.10%
   Nonperforming loans to total loans(4)         0.79%       0.30%       0.22%       0.91%       1.76%       3.25%       0.89%
   Nonperforming assets to total  assets(5)      0.91%       0.68%       0.61%       1.19%       1.99%       2.53%       0.63%
   Net charge-offs to average net loans(6)       0.16%       0.28%       0.27%       0.19%       0.52%       0.48%       0.11%
   Average equity to average total assets       10.36%      10.27%      10.38%       9.51%       8.65%       8.11%       7.61%
   Total interest expenses to interest
      income                                    33.45%      29.51%      30.26%      27.35%      29.21%      35.60%      45.75%
   Gross loans to deposits                      62.63%      66.14%      64.61%      68.05%      70.73%      76.92%      77.94%
   Net income to average daily total
      deposits(6)                               15.06%      15.12%      14.19%      12.02%      10.42%      10.18%       9.52%



(1) Net income per share represents net income for the specified period divided by the weighted average number of shares outstanding during the specified period plus shares issuable upon the assumed exercise of outstanding common stock options.

(2) Book value per share is defined as total shareholders equity divided by the number of common shares actually outstanding as of the defined date.

(3) Cash dividends declared have not been restated for shares issued in conjunction with subsequent acquisitions. The figure is the amount per share reported as of the declaration date.


(4) Non-performing loans consist of loans on non-accrual, restructured loans and all loans past due 90 days or more. All restructured loans listed were performing according to the terms as modified and were not included in the non-accrual loan figures provided.



(5) Non-performing assets consist of loans on non-accrual, all restructured loans, loans past due 90 days or more and OREO. All restructured loans listed were performing according to the terms as modified and were not included in the non-accrual loan figures provided.


(6) Operating ratios for the nine month period have been annualized.

(7) Average earning assets consist of securities, Fed funds and net loans.

                           SOLICITATION OF WRITTEN CONSENTS

    This Written Consent Statement/Prospectus is furnished in connection with the solicitation of Written Consents for approval of the Merger Agreement providing for the merger of BSM Merger Company (the "Merger Corp.") with and into the Bank, as a result of which the Bank will be the wholly-owned subsidiary of BSM Bancorp. In addition, this Written Consent Statement/Prospectus is also furnished in connection with the solicitation of Written Consents of shareholders of the Bank as prospective shareholders of the Holding Company for approval of the BSM Bancorp 1996 Stock Option Plan (the "1996 Plan").

WRITTEN CONSENT AND REVOCABILITY OF WRITTEN CONSENTS

    A form of Written Consent is enclosed. Written Consents are being solicited from all shareholders of the Bank. Sections 902 and 903 of the California Corporations Code require the approval of the Merger Agreement and the 1993 Plan by a majority of the outstanding shares of Common Stock of the Bank. Section 603 of the Corporations Code and Section 2.8 of Article II of the Bylaws of the Bank authorize the Bank to obtain the necessary shareholder approvals by written consent without a meeting. Pursuant to SEC rules, because certain documents are incorporated by reference, the proposal will be deemed approved after twenty (20) business days have elapsed from the date the Written Consents are sent to shareholders if sufficient Written Consents, and all necessary regulatory approvals, are received.

    Shareholders of the Bank are requested to complete, sign and date the accompanying Written Consent form and return it to the Bank as soon as possible. Any shareholder may revoke his or her Written Consent at any time prior to receipt by the Bank of the number of Written Consents required to authorize the approval of the Merger Agreement. To effect a revocation prior to that time, a shareholder must file a written instrument revoking such shareholder's Written Consent with the Secretary of the Bank. Any shareholder who signs and returns the Written Consent form but does not indicate a choice thereon will be deemed to have consented to the Reorganization and Merger Agreement and the 1996 Plan.

    THE BANK MUST RECEIVE WRITTEN CONSENTS REPRESENTING A MAJORITY OF THE OUTSTANDING SHARES OF THE BANK'S COMMON STOCK FOR APPROVAL OF THE MERGER AGREEMENT AND THE 1996 PLAN.

RECORD DATE AND PERSONS ENTITLED TO GIVE WRITTEN CONSENTS


    There were issued and outstanding 2,973,339 shares of the Bank's Common Stock at the close of business on January 29, 1997, which has been set as the Record Date for the purpose of determining the shareholders entitled to consent to the proposed amendment to the Articles of Incorporation. The Bank has no other class of stock outstanding. Consent to the Merger Agreement and the 1996 Plan may be given by any person in whose name shares of Common Stock stand on the books of the Bank as of the Record Date, or by his or her duly authorized agent.


    Each holder of Bank Common Stock will be entitled to one vote for each share of Bank Common Stock standing in his or her name on the books of the Bank as of the Record Date.

    A majority of the outstanding shares of Bank Common Stock entitled to vote shall constitute a quorum. Under the Bank's Articles of Incorporation, the Reorganization Proposal requires the affirmative vote of a majority of the outstanding shares of Bank Common Stock. In addition, approval of the 1996 Plan requires the affirmative vote of a majority of the outstanding shares of Bank Common Stock as proposed to be exchanged for Holding Company Common Stock. Accordingly, abstentions from voting will have the effect of a vote "AGAINST" the Reorganization Proposal.

    If you hold your Bank Common Stock in "street name" and you fail to instruct your broker or nominee as to how to vote your Bank Common Stock, you broker or nominee MAY NOT, pursuant to applicable stock exchange rules, vote your Bank Common Stock with respect to the Reorganization Proposal.

COST OF SOLICITATIONS OF WRITTEN CONSENTS

    This Written Consent Statement/Prospectus is made on behalf of the Board of Directors of the Bank and the Company, and the Bank will bear the costs of solicitation. The expense of preparing, assembling, printing and mailing this Written Consent Statement/Prospectus and the materials used in this solicitation of Written Consents also will be borne by the Bank. It is contemplated that Written Consents will be solicited principally through the mail, but directors, officers and regular employees of the Bank may solicit Written Consents personally or by telephone. Although there is no formal agreement to do so, the Bank may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. The Bank does not intend to utilize the services of other individuals or entities not employed by or affiliated with the Bank in connection with the solicitation of Written Consents.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    Management of the Bank does not know of any person who owns beneficially or of record more than 5% of the Bank's outstanding common stock. The following table sets forth certain information as of January 18, 1997 concerning the beneficial ownership of the Bank's outstanding common stock by each of the directors of the Bank and by all directors and executive officers of the Bank as a group. Management is not aware of any change in control of the Bank or of any arrangement which may, at a subsequent date, result in a change of control of the Bank.


    As used throughout this Written Consent Statement/Prospectus, the term "executive officer" means the President and Chief Executive Officer of the Bank, the Executive Vice President/Chief Financial Officer of the Bank, the Executive Vice President/Loan Administrator of the Bank, and the Executive Vice President/Branch Manager of the Bank's Santa Maria Way office. Neither the Chairman of the Board nor the Secretary of the Bank are treated as executive officers.


                     NAME AND ADDRESS OF                 AMOUNT OF                  PERCENT OF
TITLE OF CLASS     BENEFICIAL OWNER AND TITLE         BENEFICIAL OWNERSHIP(1)         CLASS(2)
--------------     --------------------------         -----------------------       ----------
Common             Armand R. Acosta, Director               22,220(3)                   .7%

Common             Richard E. Adam, Director                98,734(3)                  3.3%


Common             Fred L. Crandall, Jr., Director          80,176(3)                  2.9%

Common             A.J. Diani, Director and Chairman        84,588(3)                  2.8%

Common             William A. Hares, President/CEO          42,021(4)                  1.4%

Common             Roger A. Ikola, Director                 73,148(3)                  2.5%

Common             Toshiharu Nishino, Director              90,674(3)                  3.0%

Common             Joseph Sesto, Jr., Director              12,000(3)                   .4%

Common             William L. Snelling, Director and
                   Secretary                                79,140(3)                  2.7%

Common             Mitsuo Taniguchi, Director               72,524(3)                  2.4%

Common             Joseph F. Ziemba, Director               44,956(3)                  1.5%

Common             All Directors and Executive
                   Officers (14 in number)                 749,797(5)                 24.8%



----------------------
(1) Beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) voting power, which includes the power to vote, or to direct the voting of such security; and/or (b) investment power which includes the power to dispose, or to direct the disposition of such security. Beneficial owner also includes any person who has the right to acquire beneficial ownership of such security as defined above within 60 days of the filing date.


(2) Shares subject to option held by directors and executive officers that were exercisable within 60 days after January 18, 1997 ("vested"), are treated as issued and outstanding for the purpose of computing the percentage of class owned by such person (or group) but not for the purpose of computing the percentage of class owned by any other individual person.


(3) Includes 2,000 vested shares from the 1988 stock option plan.


(4) Includes 13,500 vested shares from the 1978 stock option plan, 2,000 from the 1988 stock option plan, and 6,448 shares that Mr. Hares has investment powers.



(5) Includes 9,500 vested shares, 16,700 shares owned directly and 29,864 shares whose voting powers can be exercised by the executive officers not listed individually.

                     BANK HOLDING COMPANY REORGANIZATION

GENERAL

    The Board of Directors of the Bank has unanimously approved the formation of a holding company, to be known as BSM Bancorp, for the Bank, by means of the Merger pursuant to the terms and conditions of the Merger Agreement described herein and unanimously recommends that shareholders of the Bank vote to approve the Reorganization Proposal. A copy of the Merger Agreement is attached hereto as Annex I. The following discussion of the Reorganization Proposal is a summary only and does not purport to be a complete description and is qualified in its entirety by reference to the complete Merger Agreement.

    At the Effective Time of the Merger (defined below), the Merger Corp. will be merged with and into the Bank, with the Bank as the Surviving Bank, as a result of which each outstanding share of Bank Common Stock shall be converted into Holding Company Common Stock on a one-for-one basis. As a result of the Merger, the current Bank Shareholders will become the sole shareholders of the Holding Company and the Holding Company will become the sole shareholder of the Surviving Bank. Upon consummation of the Reorganization, the Surviving Bank will continue the Bank's present business and operations under the name "Bank of Santa Maria", as a wholly-owned subsidiary of the Holding Company and under the Articles of Incorporation and Bylaws of the Bank. The consolidated capitalization, assets, liabilities, income and financial statements of the Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to the consummation of the Reorganization. See "BANK HOLDING COMPANY REORGANIZATION - CAPITALIZATION."

REASONS FOR REORGANIZATION

    In the opinion of the Bank's Board of Directors, the bank holding company structure will permit greater flexibility in responding to evolving changes in the banking and financial services industries and meeting the competition of other financial institutions. The Bank's Board of Directors believes that a bank holding company is an entity which can provide greater operating and financial flexibility and will permit expansion into a broader range of financial services and other business activities.

    Management of the Bank believes that a bank holding company will permit Bank shareholders to participate in the ownership of a more flexible entity for financing and growth within the banking and financial services industries. A bank holding company may provide more alternatives in the raising of funds required by the Bank or by the Holding Company under changing conditions in financial and monetary markets. For example, if a subsidiary bank required additional capital, the bank holding company might raise funds by relying on its own borrowing ability without having to go to the equity market. At present the Holding Company has no plans, arrangements or commitments to borrow any funds if the Merger Agreement is approved. Furthermore, upon consummation of the Reorganization and until such time as the Holding Company receives income in the form of dividends from the Surviving Bank, the Holding Company is not expected to be able to rely on its own borrowing ability to raise funds as it will not have any significant assets, other than its investment in the Surviving Bank, to support such borrowing.


    Flexibility in financing also will be provided by the Holding Company's authorized capitalization of 50,000,000 shares of Holding Company Common Stock, no par value, and 25,000,000 shares of Holding Company Preferred Stock, no par value. If the Reorganization Proposal is approved, up to 2,973,339 shares of Holding Company Common Stock will be issued to the shareholders of the

Bank, up to 160,400 shares of Holding Company Common Stock may be issued pursuant to outstanding stock option grants and up to 731,601 shares will be available for future grants issued under the Holding Company's Stock Option Plan, leaving 46,134,660 shares of authorized but unissued Holding Company Common Stock. These shares will be available for issuance from time to time to raise additional capital (such as in connection with a subsequent offering following the Reorganization, as discussed above), for acquisitions or for any other corporate purposes and, to the extent authorized by law, may be issued without further action by the Holding Company's shareholders.


    The Reorganization will also provide certain flexibility for acquiring or establishing other banking operations. For example, in the event an opportunity for the acquisition of another bank were to develop, it might be desirable to maintain the separate existence of the other bank after the acquisition rather than merging it into the Surviving Bank. The existence of a bank holding company would allow such an acquisition. However, except for the acquisition of the Bank described herein, at this time the Holding Company does not have any specific plans, arrangements or commitments to acquire or establish any such banking operations.

    It is also anticipated that the new corporate structure can be used advantageously to engage in other financially oriented activities, either directly, or indirectly through newly formed subsidiaries or by acquiring companies already established in such fields. Such activities currently are limited to activities permissible under the Federal Bank Holding Company Act of 1956, as amended (the "BHC Act"). Neither the Bank nor the Holding Company is currently engaged in any specific discussions relating to acquisitions nor do they anticipate engaging in any such discussions in the immediate future. However, should the Surviving Bank or the Holding Company be presented with an acquisition opportunity within their market areas, either or both the Surviving Bank and the Holding Company expects to make a determination whether or not to and the manner in which it should pursue such opportunity, although this may require the prior approval or consent of the Federal Reserve Board and/or the Superintendent. See "SUPERVISION AND REGULATION OF THE HOLDING COMPANY AND THE BANK - THE HOLDING COMPANY."

    Management of the Bank believes that the Reorganization will enhance the Bank's ability to satisfy ever changing and expanding needs of present customers for banking and banking-related services and to continue to attract new customers for financial services. The recommended corporate form will better suit expansion into new areas of service than would the existing structure.

    The Holding Company anticipates that during the initial months following the consummation of the Reorganization, the principal business and activity of the Holding Company will be to serve as the bank holding company for the Surviving Bank.

ORGANIZATIONAL TRANSACTIONS

    At the direction of the Board of Directors of the Bank, the Holding Company was incorporated under the laws of the State of California on November 12, 1996 for the purpose of becoming a bank holding company by acquiring all of the outstanding Bank Common Stock. Mr. William A. Hares, by purchasing 150 shares of Holding Company Common Stock at $10.00 per share, providing the Holding Company's initial capitalization of $1,500. See "BANK HOLDING COMPANY REORGANIZATION - REGULATORY APPROVALS."

    Upon consummation of the Merger, these 150 shares of Holding Company Common Stock will be repurchased by the Holding Company for the same aggregate sum of $1,500 and cancelled. The obligation of the Holding Company to repurchase said shares and the obligation of Mr. Hares to resell those shares to the Holding Company is set forth in the "BSM Bancorp Stockholder Agreement" attached to this Written Consent Statement/Prospectus as Annex II.

    At the direction of the Board of Directors of the Bank, the Merger Corp. was incorporated under the laws of the State of California on November 12, 1996 for the purpose of merging with the Bank in order to facilitate the Holding Company's acquisition of the Bank. In order to capitalize the Merger Corp., the Merger Corp. will issue 100 shares of common stock of the Merger Corp. (the "Merger Corp. Common Stock") to the Holding Company for $1,000. Prior to the Effective Time of the Merger, the Holding Company will be the sole shareholder of the Merger Corp. Upon consummation of the Merger, these 100 shares of Merger Corp. Common Stock will be converted into Surviving Bank Common Stock.

TERMS OF THE MERGER AGREEMENT

    CONVERSION. At the Effective Time of the Merger (defined below), the shares of common stock of the Bank, Merger Corp. and Holding Company, parties to the Merger Agreement, shall be converted and exchanged as described herein.

    Each share of Bank Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will, at the Effective Time of the Merger, automatically become and be converted into the right to receive, at the election of the shareholder, one share of Holding Company Common Stock.

    Each share of Merger Corp. Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will, on and after the Effective Time of the Merger, be converted into one (1) share of Bank Common Stock and, as a result, at the Effective Time of the Merger, all of the common stock of the Surviving Bank will be owned by the Holding Company.


    Each share of Holding Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will, at the Effective Time of the Merger, be repurchased by the Holding Company.

    At the Effective Time of the Merger, the Bank shareholders will be the shareholders of the Holding Company. As shareholders of the Holding Company, they will have essentially the same rights to govern the Holding Company's activities as they have with respect to the Bank; however, as shareholders of the Holding Company, they will not be entitled to vote on matters requiring the approval of Bank shareholders. Shareholders of the Holding Company will be entitled to vote with respect to matters affecting the Holding Company which will own 100% of the Surviving Bank. A discussion of those rights is contained in the section entitled "COMPARISON OF BANK COMMON STOCK AND HOLDING COMPANY COMMON STOCK."


    EFFECTIVE TIME OF THE MERGER. The Merger will be effective at the time the Merger Agreement is filed in the office of the Secretary of State of California (the "Effective Time of the Merger"). The Effective Time of the Merger will not occur until (i) all requisite board of directors, shareholders and regulatory approvals and consents for the Merger and the Reorganization are obtained; (ii) the expiration of any applicable waiting periods under the BHC Act and the Bank Merger Act; and (iii) the satisfaction of all of the requirements of law and conditions specified in the Merger Agreement. There is no date by which the Effective Time of the Merger must occur.


    INTERESTS OF CERTAIN PERSONS IN THE MERGER. The Merger Agreement provides that the directors of the Bank immediately prior to the Effective Time of the Merger will be directors of the Surviving

Bank. Additionally, the officers and other employees of the Bank immediately prior to the Effective Time of the Merger will all be employed in substantially the same capacities by the Surviving Bank.


    EMPLOYEE BENEFITS. Upon consummation of the Reorganization, the Bank's Stock Option Plan (the "Plan") will be terminated and a new Stock Option Plan of the Holding Company (the "1996 Plan") will be established. Stock options with respect to shares of Bank Common Stock granted under the Plan and outstanding prior to consummation of the Reorganization will automatically become options to purchase the same number of shares of Holding Company Common Stock upon identical terms and conditions, subject to such modifications as contained in the 1996 Plan, and for an identical price. The Holding Company will assume all of the Bank's obligations with respect to such outstanding options.



     The 1996 Plan proposes to reserve 892,001 shares of Common Stock of the Holding Company for issuance pursuant to the exercise of options. The 1996 Plan is designed to replace the Bank's 1988 Stock Option Plan, which will expire in 1998, with certain changes, including (i) an increase in the number of shares subject to the 1996 Plan, (ii) the exercise of options with not only cash but also a promissory note or by applying the appreciated value of the shares being surrendered to payment of the exercise price, (iii) the granting of options to business associates in addition to directors, officers and employees, (iv) a minimum voting of at least 20% per year, and (v) the ability to exercise vested options under certain conditions if employee is terminated for cause as more fully described in this Written Consent Statement/Prospectus. See "APPROVAL OF BSM BANCORP 1996 STOCK OPTION PLAN."


    All other employee benefits and benefit plans of the Bank in effect immediately prior to the Effective Time of the Merger will be unchanged by the Reorganization, except that any plan which refers to Bank Common Stock will, following consummation of the Reorganization, be deemed to refer instead to Holding Company Common Stock and will become the employee benefits and benefit plans solely of the Surviving Bank.

    CONDITIONS TO THE MERGER. The obligations of each of the parties to the Merger Agreement to consummate the Merger are subject to the satisfaction, on or before the Effective Time of the Merger, of the following conditions (i) approval of the terms of the Reorganization Proposal including the Merger Agreement, by the shareholders of the Bank owning at least a majority of the capital stock of the Bank; (ii) approval of the Merger Agreement by a majority of the outstanding shares of the Holding Company and the Merger Corp.; (iii) approval by a majority of the Board of Directors of both the Bank and the Merger Corp. of the Merger Agreement; (iv) approval of the Merger Agreement by the Holding Company; (v) all consents and approvals prescribed by law, including, without limitation, the approval of the Federal Reserve Board, the FDIC and the Superintendent, for the consummation of the Merger and Reorganization; and (vi) all other requirements prescribed by law which are necessary for the consummation of the Merger and Reorganization including, but not limited to, the expiration of any applicable waiting periods under the Bank Merger Act and the BHC Act. The Merger Agreement does not provide for an outside closing date for the transactions contemplated herein.

    The directors of the Bank, the Merger Corp. and the Holding Company have unanimously approved the Reorganization Proposal. The Holding Company has filed an application for prior approval to become a bank holding company pursuant to Section 3(a)(1) of the BHC Act with the Federal Reserve Board and an application to acquire control of the Bank under Section 700 of the California Financial Code with the Superintendent. In addition, the Bank and the Merger Corp. have filed applications for approval of the Merger with the FDIC and the Superintendent. See "BANK HOLDING COMPANY REORGANIZATION - REGULATORY APPROVALS."


    TERMINATION OF MERGER AGREEMENT. The Merger Agreement may be terminated before the Effective Time of the Merger if (i) the number of shares voting against the Reorganization Proposal is such that the Board of Directors of the Bank determines that it is inadvisable to consummate the Merger or Reorganization and the Board of Directors of the Bank determines that it is inadvisable to consummate the Merger or Reorganization; (iii) any action, consent or approval, governmental or otherwise, necessary to permit the Surviving Bank to conduct all or any part of the business activities of the Bank prior to the Effective Time of the Merger, shall not have been obtained; or (iv) for any other reason the consummation of the Merger and Reorganization is inadvisable in the opinion of the Board of Directors of the Bank, the Merger Corp. or the Holding Company. Although not indicated in the Merger Agreement, the Board of Directors believes that it will give strong consideration to terminating the Merger Agreement if more than 25% of the outstanding shares of the Bank vote against the Merger. If the holders of a majority of the outstanding shares of Bank Common Stock fail to approve the Reorganization Proposal, or the transaction is otherwise terminated, as provided above, then the business of the Bank would continue to operate under the ownership of its existing shareholders.

    No assurances can be given as to when or if all conditions will be satisfied.

EXCHANGE OF SHARE CERTIFICATES

    As soon as practicable after consummation of the Reorganization, the Holding Company will mail to each holder of record of Bank Common Stock immediately prior to the Effective Time of the Merger, a letter of transmittal which is to be used by each such Bank Shareholder to return to the Holding Company the stock certificates representing Bank Common Stock owned by him or her, which certificates should be duly endorsed in blank by such Bank Shareholder. As soon as practicable after receiving such certificates from a Bank Shareholder, together with the duly executed letter of transmittal and any other items specified by the letter of transmittal, the Holding Company will deliver to such Bank Shareholder new certificates evidencing the appropriate number of shares of Holding Company Common Stock.

    If the new certificates are to be delivered to a person other than the record holder of the certificates of Bank Common Stock surrendered in exchange therefor (i) the certificate so surrendered must be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer; (ii) the transfer must otherwise be proper; and
(iii) the person requesting the transfer must pay to the Holding Company any transfer or other taxes payable by reason of the transfer or must establish to the satisfaction of the Holding Company that such taxes have been paid or are not required to be paid.

COSTS OF REORGANIZATION


    The costs of the Reorganization are estimated at approximately $100,000.
If the Reorganization is consummated, the costs of the Reorganization will be assumed and paid, to the extent properly allocated, by the Holding Company, the Bank and/or the Surviving Bank. In the event the Reorganization is not consummated, such costs as have been incurred, including the cost of organizing the Holding Company and the Merger Corp., will be assumed and paid by the Bank.


REGULATORY APPROVALS

    Federal and California law and regulations provide that certain acquisition transactions, such as the Reorganization, may not be consummated unless approved in advance by applicable regulatory authorities. The Merger Agreement provides that the Holding Company, the Bank and the Merger Corp. shall proceed expeditiously and cooperate fully in the procurement of any consents and approvals and in the taking of any other action and the satisfaction of all requirements, prescribed by law or otherwise, necessary for consummation of the Merger, including the preparation and submission of applications required to be filed with the FDIC, the Superintendent and the Federal Reserve Board. Receipt of all requisite regulatory approvals and consents is a condition precedent to the consummation of the Merger and the Reorganization. See "BANK HOLDING COMPANY REORGANIZATION - TERMS OF THE MERGER AGREEMENT - CONDITIONS TO THE MERGER."


    An application for prior approval of the Holding Company to acquire the Bank was a filed with the Federal Reserve Board on December 18, 1996. An application for prior approval of the Merger was filed with the FDIC on December 2, 1996. An Application for prior approval of the Merger was filed with the Superintendent on December 2, 1996, and such application was approved by the Superintendent on December 20, 1996. There can be no assurances that the required approvals will be obtained, or as to conditions or timing of such approvals.


    Although neither the Holding Company nor the Bank is aware of any reason why the requisite approvals of and consents to the Merger and Reorganization would not be granted, there can be no assurance such approvals and consents will be obtained or that, if obtained, such approvals and consents will not include conditions which would be of a type that would relieve the Holding Company, the Bank or the Merger Corp. from their obligation to consummate the Merger and Reorganization. See "BANK HOLDING COMPANY REORGANIZATION - TERMS OF THE MERGER AGREEMENT - CONDITIONS TO THE MERGER" AND "- TERMINATION OF MERGER AGREEMENT."

DISSENTING SHAREHOLDERS' RIGHTS

    Pursuant to the provisions of California law, shareholders of the Bank will not have dissenting rights in the Merger.

ACCOUNTING TREATMENT

    Because the Merger is a reorganization with no change in ownership interests, the consolidated financial statements of the Holding Company and the financial statements of the Surviving Bank will retain the former bases of accounting of the Bank and will be presented substantially identical to the Bank's financial statements prior to the Reorganization.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


    The following discussion, which is the opinion of Vavrinek, Trine, Day & Co., is limited to certain federal income tax consequences of the proposed Reorganization and does not discuss state, local or foreign tax consequences or all of the tax consequences that might be relevant to shareholders of the Bank entitled to special tax treatment.


    In the opinion of Vavrinek, Trine, Day & Co., the Bank's certified public accountants, the proposed Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). This opinion is conditioned upon the accuracy of various representations made to counsel and certain assumptions made by counsel. The assumptions include, among others, the assumption that there is no, and through the Effective Time of the Merger there will be no, plan or intention on the part of shareholders of the Bank who own one percent (1%) or more of Bank Common Stock and, to the best knowledge of the management of the Bank, the Merger Corp. and the Holding Company, there is no, and through the Effective Time of the Merger there will be no, plan or intention on the part of the remaining shareholders of the Bank to sell or otherwise dispose of the Holding Company Common Stock to be received in the Merger. The opinion is based on current law and assumes that the Merger is consummated as described herein. Neither this summary nor the opinion of Vavrinek, Trine, Day and Co. is binding on the IRS and no ruling from the IRS has been sought or will be sought with respect to such tax consequences.

    Based upon the qualification of the Merger as a reorganization within the meaning of Section 368 of the Code:

    (a) No gain or loss will be recognized by the Bank, the Merger Corp. or the Holding Company as a result of the Merger;

    (b) No gain or loss will be recognized by the shareholders of the Bank upon receipt of the Holding Company Common Stock in exchange for their shares of Bank Common Stock pursuant to the Merger;

    (c) The basis of the Holding Company Common Stock received by the shareholders of the Bank pursuant to the Merger will be the same as the basis of the shares of Bank Common Stock surrendered in exchange therefor;

    (d) The holding period of the Holding Company Common Stock received by shareholders of the Bank pursuant to the Merger will include the holding period of the Bank Common Stock surrendered in exchange therefor, provided that such Bank Common Stock is held as a capital asset on the date of consummation of the Merger;

    (e) A holder of an outstanding option granted under the Bank's Stock Option Plans will not recognize income, gain or loss solely as a result of the assumption of the Bank's Stock Option Plans by the Holding Company.

    (f) The assumption by the Holding Company of outstanding incentive stock options granted under the Bank's Stock Option Plans will not be deemed a modification of the option under Section 424(h) of the Code.


    THE BANK'S SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS.


RESTRICTIONS ON AFFILIATES

    The obligation of the Bank and the Holding Company to consummate the Reorganization is subject to the condition that each person who is an "affiliate" of the Bank for purposes of Rule 145 promulgated under the Securities Act, execute and deliver a letter to the effect that, among other things; (i) such person will not dispose of any shares of Holding Company Common Stock to be received by him pursuant to the Merger Agreement (a) in violation of the Securities Act or the rules and regulations of the SEC promulgated thereunder (and, accordingly, that any public offering or sale of such shares will require either registration under the Securities Act or compliance with the resale provision of Rule 145 or the availability of another exemption from the registration requirements of the Securities Act), or (b) prior to such time as financial results covering at least 30 days of postmerger combined operations have been published; and (ii) such person consents to the placing of a legend on the certificate evidencing such shares referring to the issuance of such shares in a transaction to which Rule 145 is applicable and to the giving of stop-transfer instructions to the Holding Company's transfer agent with respect to such certificates.

    For purposes of Rule 145, affiliates include the Bank's directors and executive officers. According to Rule 145, the affiliates will be restricted in their ability to resell their stock. These restrictions include the limitation, subject to certain exceptions, that not more than one percent (1%) of the total number of Holding Company shares outstanding be sold for the account of any affiliate in any three month period.

RECOMMENDATIONS

    The Bank's Board of Directors has carefully reviewed the Reorganization Proposal and believes that, for the reasons set forth in this Written Consent Statement/Prospectus, the proposed Reorganization, is fair to and in the best interests of the Bank and the Bank's shareholders. On November 12, 1996, the Bank's Board of Directors unanimously approved the Merger Agreement and the Reorganization and unanimously recommended that the Bank's shareholders consent to the Merger Agreement.

CAPITALIZATION

    If the Reorganization had been consummated and the Holding Company had owned all the common stock of the Surviving Bank prior to September 30, 1996, the financial condition and results of operations of the Holding Company and the Bank would have been the same in all material respects as that shown in the Bank's financial statements included in Bank's 1995 Annual Report to Shareholders.

    The following table sets forth the actual capitalization of the Bank at September 30, 1996, the proposed capitalization of the Merger Corp. and the Holding Company immediately prior to consummation of the Reorganization, and the pro forma capitalization of the Surviving Bank and the Holding Company on a consolidated basis to reflect the consummation of the Reorganization.


                                     BANK OF     BSM MERGER                        BSM BANCORP AND
                                   SANTA MARIA    COMPANY (1)    BSM BANCORP(2)  BANK OF SANTA MARIA
                                   -----------   ------------    --------------  -------------------
Shareholders' Equity
     Common Stock                  $ 8,649,998        $ 1,000           $ 1,500          $ 8,649,998
     Undivided Profits              20,679,614              0                 0           20,679,614
                                   -----------      ---------        ----------          -----------
          Total                    $29,329,612        $ 1,000           $ 1,500          $29,329,612
                                   -----------      ---------        ----------          -----------
                                   -----------      ---------        ----------          -----------
Share Data:
     Common Stock
       Authorized                   25,000,000      1,000,000        50,000,000           50,000,000
       Outstanding                   2,764,261            100               150            2,764,261
       Par Value                        No Par         No Par            No Par               No Par
     Preferred Stock
       Authorized                         None           None              None           25,000,000
       Outstanding                         N\A            N/A              None                 None


-------------------
     (1) Funds to capitalize the Merger Corp. will be obtained by issuing 100 shares of common stock to the Holding Company for $1,000. Upon consummation of the Merger, these 100 shares of Merger Corp. Common Stock will be converted into Surviving Bank Common Stock.

     (2) Funds to capitalize the Holding Company have been obtained by issuing 150 shares of common stock to Mr. William A. Hares for $1,500. Upon consummation of the Reorganization, and pursuant to a written agreement, these will be repurchased for $1,500 and cancelled by the Holding Company.

          COMPARISON OF THE RIGHTS OF HOLDERS OF HOLDING
            COMPANY COMMON STOCK AND BANK COMMON STOCK

     The Bank is a California banking corporation organized under the laws of the State of California, and the rights of Bank Shareholders are governed by the California Financial Code, the California Corporations Code (the "Corporations Code"), the Articles of Incorporation of the Bank (the "Bank Articles"), and the bylaws of the Bank, as amended (the "Bank Bylaws"). Upon consummation of the Reorganization, the Bank Shareholders will become shareholders of the Holding Company ("Holding Company Shareholders"). As shareholders of the Holding Company, the rights of the then former Bank Shareholders will be governed by Division 1, Chapters 1 - 23 of the Corporations Code, other applicable California statutes, the Articles of Incorporation of the Holding Company (the "Holding Company Articles"), and the bylaws of the Holding Company (the "Holding Company Bylaws").

BANK COMMON STOCK

     The Bank is authorized by its Articles of Incorporation, as amended, to issue 25,000,000 shares of Bank Common Stock, without par value. At September 30, 1996, 2,764,261 shares of Bank Common Stock were issued and outstanding. Holders of Bank Common Stock are entitled to one vote, in person or by proxy, for each share of Bank Common Stock held of record in the shareholder's name on the books of the Bank as of the record date on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares may be voted cumulatively. Each share of Bank Common Stock has the same rights, privileges and preferences as every other share and will share equally in the Bank's net assets upon liquidation or dissolution. The Bank Common Stock has no preemptive, conversion or redemption rights or sinking fund provisions and all the shares offered hereby will, when issued, be fully paid. Shares of Bank Common Stock are subject to assessment by the Bank upon order of the Superintendent for the purpose of correcting an impairment of contributed capital in the manner and to the extent provided in Division 1 of the California Financial Code. See "COMPARISON OF THE RIGHTS OF HOLDERS OF HOLDING COMPANY COMMON STOCK AND BANK COMMON STOCK - ASSESSABILITY."

     California law prohibits a California state-chartered bank from lending on the security of its own stock.

     Shareholders are entitled to dividends when, as and if declared by the Bank's Board of Directors out of funds legally available therefor (and after satisfaction of the prior rights of holders of outstanding preferred stock, if any) subject to certain restrictions on payment of dividends imposed by the California Financial Code and other applicable regulatory limitations. See "COMPARISON OF THE RIGHTS OF HOLDERS OF HOLDING COMPANY COMMON STOCK AND BANK COMMON STOCK - DIVIDEND RESTRICTIONS."

     The transfer agent and registrar for the Bank Common Stock is U.S. Stock Transfer Corporation.

HOLDING COMPANY COMMON STOCK


     The Holding Company is authorized by its Articles of Incorporation to issue 50,000,000 shares of Holding Company Common Stock, without par value, and 25,000,000 shares of Holding Company Preferred Stock, without par value. As of the date hereof, 150 shares of Holding Company Common Stock were issued and outstanding. Holders of Holding Company Common Stock will be entitled to one vote, in person or by proxy, for each share of Holding Company Common Stock held of record in the shareholder's name on the books of the Holding Company as of the record date on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, and until the Holding Company is considered to be a "listed corporation" as provided in Corporations Code Section 310.5, the shares may be voted cumulatively. However, the Holding Company's Articles of Incorporation provide there will be no cumulative voting for the election of directors if and when the Holding Company becomes a "listed corporation" (i.e., outstanding shares listed on the New York or American Stock Exchange or outstanding securities designated as qualified for trading as a national market security on the National Association of Securities Dealers Automatic Quotation System and has at least 800 holders of its equity securities; the Bank currently approximately 2,000 holders of its securities). The Holding Company has no plans at this time to become a "listed corporation", and such determination is dependent upon recommendations of the Holding Company's advisors, which are dependent on several factors, including the price of the Holding Company's common stock and its overall level of capitalization.


     The Holding Company's Articles of Incorporation provide that the Board of Directors will be divided into three classes, with any class having a term of three years, if and when the Holding Company becomes a "listed corporation" (as defined in the previous paragraph). Upon the Holding Company becoming a "listed corporation," the Board of Directors of the Holding Company will be divided into three classes, each of which shall contain approximately one-third of the whole number of the members of the Board. The members of each class shall be elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors are elected each year. The Holding Company's Articles of Incorporation also provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors, shall be filled by a vote of two-thirds of the directors then in office and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without consent of the incumbent Board of Directors of the Holding Company.

     The Articles of Incorporation of the Holding Company also require the approval of the holders of at least 66-2/3% of the Holding Company's outstanding shares of voting stock to approve certain "Business Combinations" (as defined therein) involving a "Related Person" (as defined therein) except in cases where the proposed transaction has been approved in advance by a majority of those members of the Holding Company's Board of Directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became a Related Person. The term "Related Person" is defined to include any individual, corporation, partnership or other entity (other than the Bank or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Holding Company or an affiliate of such person or entity.
 This proposed provision of the Articles of Incorporation applies to any "Business Combination," which is defined to include: (i) any merger or consolidation of the Holding Company with or into any Related Person; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of the Holding Company or combined assets of the Holding Company and its subsidiaries to a Related Person; (iii) any merger or consolidation of a Related Person with or into the Holding Company or a subsidiary of the Holding Company; (iv) any sale, lease, exchange, transfer, or other disposition of 25% or more of the assets of a Related Person to the Holding Company or a subsidiary of the Holding Company; (v) the issuance of any securities of the Holding Company or a subsidiary of the Holding Company to a Related Person; (vi) the acquisition by the Holding Company or a subsidiary of the Holding Company of any securities of a Related Person;
(vii) any reclassification of common stock of the Holding Company or any recapitalization involving the common stock of the Holding Company; or (viii) any agreement or other arrangement providing for any of the foregoing.

     Under California law, absent this proposed provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of the Holding Company and any other affected class of stock.
 The increased stockholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of stockholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of stockholders.

     Each share of Holding Company Stock has the same rights, privileges and preferences as every other share and will share equally in the Holding Company's net assets upon liquidation of dissolution. Holding Company Common Stock will have no preemptive, conversion or redemption rights or sinking fund provisions and all of the issued and outstanding shares of Holding Company Common Stock, when issued, will be fully paid and nonassessable. The Holding Company's Articles of Incorporation also provide that amendments to the Holding Company's Articles of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 66-2/3% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Articles of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, the number and classification of directors, director and officer indemnification by the Holding Company and amendment of the Holding Company's Bylaws and Articles of Incorporation. The Holding Company's Bylaws may be amended by its Board of Directors, or by a vote of 66-2/3% of the total votes eligible to be voted at a duly constituted meeting of stockholders. See "COMPARISON OF THE RIGHTS OF HOLDERS OF HOLDING COMPANY COMMON STOCK AND BANK COMMON STOCK - ASSESSABILITY."

     Shareholders are entitled to dividends when, as and if declared by the Holding Company's Board of Directors out of funds legally available therefor (and after satisfaction of the prior rights of holders of outstanding preferred stock, if any (subject to certain restrictions on payment of dividends imposed by the General Corporation Law of California. See "COMPARISON OF THE RIGHTS OF HOLDERS OF HOLDING COMPANY COMMON STOCK AND BANK COMMON STOCK - DIVIDEND RESTRICTIONS."

     Following consummation of the Reorganization, the transfer agent and registrar for the Holding Company Common Stock will be U.S. Stock Transfer Corporation.

COMPARISON OF BANK COMMON STOCK AND HOLDING COMPANY COMMON STOCK


     ASSESSABILITY. As a California state-chartered bank, the Bank's Common Stock is subject to assessment pursuant to the provisions of Division 1 of the California Financial Code. Section 662 of Division 1 of the California Financial Code provides that when a bank's contributed capital is "impaired" (when the retained earnings deficit is in excess of 40% of contributed capital), the Superintendent shall order the bank to restore its capital impairment within 60 days of the issuance of such an order. If the contributed capital is not restored by other means, the bank's board is required to levy and collect an assessment on its outstanding common shares pursuant to Section 423 of the California Corporations Code. The date the bank levies the assessment must be within 60 days after the Superintendent's order and the resolutions levying the assessment of the common stock must fix a date not more than 60 days after the date of the adoption of the assessment resolution on which the assessment is payable (the "Payable Date"); fix a date not less than 30 nor more than 60 days from the Payable Date on which such assessment becomes delinquent if not paid

(the "Delinquency Date"); fix a date not less than 15 nor more than 60 days from the Delinquency Date for the sale of the delinquent shares (the "Sale Date"); and fix the hour and place of sale.

     If an assessment is levied, the shareholders of the bank are required to pay the assessment on a pro rata basis determined by the number of shares held by each shareholder. If a shareholder has not paid the amount of the assessment by the Delinquency Date, the shareholder may, prior to the Sale Date, redeem his shares by paying the amount of the assessment together with a penalty of 5% of the amount of the assessment on such shares. If a particular shareholder fails or refuses to pay such shareholder's pro rata portion of the assessment, the assessed shares may be sold by the bank in satisfaction of the assessment and penalties thereon. The shareholders are not subject to personal liability for payment of such an assessment. The bank's only remedy for the collection of any such assessment is the sale of the shares as described above or, in the event no such sale can be consummated, forfeiture of such shares.

     Holding Company Common Stock is not assessable. Under applicable regulatory policies, however, holding companies of federally insured financial institutions such as the Bank are required to serve as a "source of strength" for their insured subsidiaries. As a practical matter, this may result in the Holding Company being required by regulatory order or directive to contribute additional capital to the Bank, to guarantee certain Bank obligations or to take other actions requiring the investment of Holding Company capital or resources for the Bank's benefit.

CLASSIFICATION OF BOARD OF DIRECTORS

     The Bank's Articles of Incorporation does not permit the Bank Board of Directors to be divided into classes with any class having a term of office of longer than one year. Each director of the Bank must be elected annually. However, the Holding Company's Articles of Incorporation and Bylaws provide for its Board of Directors to be divided into classes with any class having a term of two or three years, if and when the Holding Company becomes a "listed corporation".

VOTING RIGHTS

     In addition to the description of voting rights contained in "COMPARISON OF THE RIGHTS OF HOLDERS OF HOLDING COMPANY COMMON STOCK AND BANK COMMON STOCK - BANK COMMON STOCK" and "- HOLDING COMPANY COMMON STOCK", the Bank may amend its Articles of Incorporation or Bylaws to eliminate cumulative voting if and when the Bank becomes a "listed corporation" (as defined above).

NUMBER OF DIRECTORS

     Although the Corporations Code does not require the Holding Company or the Bank to maintain any specific range of number of directors, the number of directors of the Holding Company and the Bank may not be less than a stated minimum nor more than a stated maximum (which in no case shall be greater than two times the stated minimum minus one) with the exact number of directors to be fixed, within the limits specified. The Bank Bylaws currently provide that the number of directors on the Bank Board of Directors may not be fewer than eight nor more than fourteen, and the current number of members on the Bank's Board of Directors has been fixed at eleven. The Holding Company Bylaws currently provide that the number of directors on the Holding Company Board of Directors may not be fewer than nine nor more than seventeen, and the current number of members on the Holding Company's Board of Directors has been fixed at eleven.

     DIVIDEND RESTRICTIONS. Since the Bank is a state-charted bank, its ability to pay dividends or make distributions to its shareholders is subject to restrictions set forth in the California Financial Code. The California Financial Code provides that neither a bank nor any majority-owned subsidiary of a bank may make a distribution to its shareholders in an amount which exceeds the lesser of (i) the bank's retained earnings; or (ii) the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of a bank may, with the prior approval of the Superintendent, make a distribution to the shareholders of the bank in an amount not exceeding the greatest of (i) its retained earnings; (ii) its net income for its last fiscal year; or (iii) stockholders' equity of a bank is inadequate or that the making of a distribution by a bank would be unsafe our unsound, the Superintendent may order the bank to refrain from making a proposed distribution.

     The ability of the Holding Company to pay cash dividends is limited by the provisions of Section 500 of the California Corporations Code, which prohibits the payment of dividends unless (i) the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution; (ii) the assets of the corporation exceed 11/4 times its liabilities; or (iii) the current assets of the corporation exceed its current liabilities, but if the average pre-tax earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 11/4 times its current liabilities.

     DISSENTERS' RIGHTS. Pursuant to the General Corporation Law of California, holders of Holding Company Common Stock would be entitled, subject to the provisions of Chapter 13, to dissenters' rights in connection with any transaction which constitutes a reorganization (as defined in Section 181 of the California Corporations Code). However, pursuant to the California Financial Code, shareholders of Bank Common Stock are not entitled to dissenters' rights in connection with any transactions between two banking institutions which constitutes a reorganization (as defined in Section 181 of the California Corporations Code) where the Bank is the corporation surviving such transaction, even if dissenters' rights were otherwise available pursuant to Chapter 13. Therefore, no dissenters' rights will apply to the Reorganization.

                  RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY

    The following discussion is a summary of certain provisions of California and Federal law and regulations and California corporate law, as well as the Articles of Incorporation and Bylaws of the Holding Company, relating to stock ownership and transfers, the Board of Directors and business combinations, all of which may be deemed to have "anti-takeover" effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations and to the Articles of Incorporation and Bylaws of the Holding Company. See "ADDITIONAL INFORMATION" as to how to obtain a copy of these documents.

CALIFORNIA AND FEDERAL BANKING LAW

    The Federal Change in Bank Control Act of 1978 prohibits a person or group of persons "acting in concert" from acquiring "control" of a bank holding company unless the Federal Reserve Bank (the "FRB") has been given 60 days' prior written notice of such proposed acquisition and within that time period the FRB has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the FRB issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the FRB, the acquisition of more than 10% of a class of voting stock of a bank with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (such as the Common Stock), would, under the circumstances set forth in the presumption, constitute the acquisition of control.

    Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California licensed bank or a bank holding company unless the Superintendent has approved such acquisition of control. A person would be deemed to have acquired control of the Holding Company under this state law if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of the Holding Company or (ii) to direct or cause the direction of the management and policies of the Holding Company. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of the Common Stock would be presumed to control the Holding Company.

    In addition, any "company" would be required to obtain the approval of the FRB under the Holding Company Holding Company Act of 1956, as amended (the "BHC Act"), before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of the outstanding Common Stock of, or such lesser number of shares as constitute control over, the Holding Company.

ANTI-TAKEOVER PROVISIONS IN HOLDING COMPANY'S ARTICLES OF INCORPORATION

    The Holding Company's Articles of Incorporation contain certain provisions that deal with matters of corporate governance and certain rights of shareholders. The following discussion is a general summary of the Holding Company's Articles of Incorporation and regulatory provisions relating to stock ownership and transfer, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These proposed provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Holding Company stockholders may deem to be in their best interest or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of incumbent Board of Directors or management of the Holding Company more difficult. Any provision requiring more than a majority vote by the Holding Company's stockholders may only be effective for a two year period from its effective date, unless renewed by the Board of Directors and the stockholders. The following description of certain of the amendments to the Articles of Incorporation of the Holding Company is necessarily general, and reference should be made in each case to such Articles of Incorporation, which is contained as an exhibit to the Holding Company's registration statement. See "ADDITIONAL INFORMATION" as to how to obtain a copy of these documents.

    BOARD OF DIRECTORS. When the Holding Company becomes a "listed corporation", as defined in "COMPARISON OF THE RIGHTS OF HOLDERS OF HOLDING COMPANY COMMON STOCK AND BANK COMMON STOCK - HOLDING COMPANY COMMON STOCK," the Board of Directors of the Holding Company will be divided into three classes, each of which shall contain approximately one-third of the whole number of the members of the Board. The members of each class shall be elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors are elected each year. The effect of a vacancy on the Board of Directors is also described in "COMPARISON OF THE RIGHTS OF HOLDERS OF HOLDING COMPANY COMMON STOCK AND BANK COMMON STOCK - HOLDING COMPANY COMMON STOCK." The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without consent of the incumbent Board of Directors of the Holding Company.

    CUMULATIVE VOTING AND SPECIAL MEETINGS. if the Holding Company becomes a "listed corporation,"the Articles of Incorporation do not provide for cumulative voting for any purpose, as described in "COMPARISON OF THE RIGHTS OF HOLDERS OF HOLDING COMPANY COMMON STOCK AND BANK COMMON STOCK - HOLDING COMPANY COMMON STOCK."

    AUTHORIZED SHARES. The Articles of Incorporation authorize the issuance of 50,000,000 shares of Common Stock and 25,000,000 shares of preferred stock. The shares of Common Stock and preferred stock were authorized in an amount greater than that to be issued in the Reorganization to provide the Holding Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Holding Company. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, to the extent consistent with its fiduciary duties to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of the Holding Company, and thereby assist members of management to retain their positions. The Holding Company's Board has no present plans for the issuance of additional shares, other than the issuance of shares of Common Stock upon exercise of stock options.

    STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATION WITH PRINCIPAL STOCKHOLDERS. The Articles of Incorporation require the approval of the holders of at least 66-2/3% of the Holding Company's outstanding shares of voting stock to approve certain "Business Combinations" (as defined in therein) involving a "Related Person" (as defined therein) except in cases where the proposed transaction has been approved in advance by a majority of those members of the Holding Company's Board of Directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became a Related Person, as described more fully in "COMPARISON OF THE RIGHTS OF HOLDERS OF HOLDING COMPANY COMMON STOCK AND BANK COMMON STOCK - HOLDING COMPANY COMMON STOCK."

    Under California law, absent this proposed provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of the Holding Company and any other affected class of stock. The increased stockholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of stockholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of stockholders.

    AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS. The Holding Company's Articles of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 66-2/3% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Articles of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, the number and classification of directors, director and officer indemnification by the Holding Company and amendment of the Holding Company's Bylaws and Articles of Incorporation, as described in "COMPARISON OF THE RIGHTS OF HOLDERS OF HOLDING COMPANY COMMON STOCK AND BANK COMMON

STOCK - HOLDING COMPANY COMMON STOCK." The Holding Company's Bylaws may be amended by its Board of Directors, or by a vote of 66-2/3% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

    STOCKHOLDER NOMINATIONS AND PROPOSALS. The Bylaws of the Holding Company require a stockholder who intends to nominate a candidate for election to the Board of Directors to give not less than 10 days' advance notice to the Secretary of the Holding Company. The Articles of Incorporation provide that a stockholder who desires to raise new business to provide certain information to the Holding Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Holding Company with certain information concerning the nominee and the proposing stockholder.

    PURPOSE AND TAKEOVER DEFENSIVE EFFECTS OF  THE HOLDING COMPANY'S ARTICLES
OF INCORPORATION. The Board of Directors of the Holding Company believes that the provisions described above are prudent and will reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. The Board of Directors believes these provisions are in the best interest of the Holding Company and its stockholders. In the judgment of the Board of Directors, the Holding Company's Board will be in the best position to determine the true value of the Holding Company and to negotiate more effectively for what may be in the best interest of its stockholders. Accordingly, the Board of Directors believes that it is in the best interest of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Holding Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of the Holding Company and which is in the best interest of all stockholders.

    Attempts to acquire control of financial institutions have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risks of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of the Holding Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

    An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to incur great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Holding Company's remaining stockholders of benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners became less than the 300 thereby allowing for Exchange Act deregistration.

    Despite the belief of the Holding Company as to the benefits to stockholders of these provisions of the Holding Company's Articles of Incorporation, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Holding Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Holding Company's Board of Directors and of management more difficult. The Board of Directors of the Holding Company, however, has concluded that the potential benefits outweigh the possible disadvantages.

    Pursuant to applicable law, at any annual or special meeting of its stockholders, the Holding Company may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted for a California business corporation. The Holding Company does not presently intend to propose the adoption of further restrictions on the acquisition of the Holding Company's equity securities.

    The cumulative effect of the restriction on acquisition of the Holding Company contained in the Articles of Incorporation and Bylaws, federal law and California law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of the Holding Company may deem a potential acquisition to be in their best interest, or deem existing management not to be acting in their best interests.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS OF THE BANK

    The following discussion is intended to provide information to facilitate the understanding and assessment of significant changes and trends related to the financial condition of the Bank and the results of its operations. This discussion and analysis should be read in conjunction with the Bank's audited and unaudited financial statements and the notes thereto included elsewhere in this report.

    As reported in Note L to the Financial Statements, Bank of Santa Maria and Templeton Nation Bank were merged on September 8, 1995. All prior years' numbers contained in this section have been restated to give effect for this merger on a pooling of interest basis.

    Reference should also be made to Note I to the Interim Financial Statements, where an evaluation has been made of the financial effects of the merger with Citizens Bank of Paso Robles on May 3, 1996, which was accounted for using the purchase method of accounting.

OVERVIEW

    The Bank reported net earnings of $2,754,000, or $.98 per share for the first nine months of 1996. This represents an increase of 10.5% over a the same period in 1995, where net earnings were $2,492,000, or $.91 per share. The increase in profitability is the net results of several major factors, both positive and negative, which occurred in the nine month period under review here. On a pre-tax basis, the difference between the two periods is approximately $430,000. This recap is presented as a preview to a more detailed discussion to follow. All numbers are pre-tax figures.

    Contribution of former Citizens' branches to
        profitability since merger                                  $144,000
    Reduction in net losses on the sale of fixed
        assets and other real estate                                 183,000
    Reduction in regulatory assessments                              238,000
    Reduction in merger-related expenses                             270,000
    Reduction in provision of loan losses                            315,000
    Increase in promotional and advertising costs                    (80,000)
    Decline in net interest income (excluding the
        effects of Citizen merger)                                  (800,000)
                                                                    --------
        CHANGE IN PRETAX INCOME BETWEEN THE TWO NINE MONTH PERIODS  $430,000
                                                                    --------
                                                                    --------

    Other key financial ratios are listed below to facilitate easy comparison:

TABLE 1 - KEY FINANCIAL RATIOS
                                                         FOR PERIOD ENDED
                                                  SEPT. 30, 1996  SEPT. 30, 1995
--------------------------------------------------------------------------------
Annualized return on average assets                        1.34%           1.35%
Annualized return on average equity                       12.94%          13.12%
Annualized return on beginning equity                     13.38%          13.89%
Dividend payout ratio                                     35.59%          10.53%
Average equity to average assets                          10.36%          10.27%

NET INTEREST INCOME AND NET INTEREST MARGIN

    Table 2 entitled AVERAGE BALANCE AND INTEREST RATES shows the Bank's average assets, liabilities, and stockholders' equity with the related interest income, interest expense and rates for the nine month interim periods ended September 30, 1996, and September 30, 1995; such information for the final year ends December 31, 1995, 1994 and 1993 is contained in the 1995 Annual Report of the Bank that is contained in "ANNUAL REPORT" herein. Rates for tax preferenced investments are shown on a tax equivalent basis using a 34% tax rate. Table 3 entitled RATES AND VOLUME ANALYSIS reports the factors causing the change in net interest income. Reference should be made to both Table 2 and Table 3 to assist in understanding this major component of bank profitability.

    Net interest income is the difference between the interest and fees earned on interest-bearing assets, such as loans and investments, and the interest paid on interest-bearing liabilities, such as deposits. Net interest income is similar to "gross profits on sales" used in financial statements for retail sales organizations. Net interest income for the first nine months of 1996, was $10.6 million compared to $10.8 million for the same period in 1995. Net interest income, when expressed as a percentage of total average interest-earning assets, (defined herein as investments, Fed funds and net loans) is referred to as net interest margin or NIM. The Bank's NIM was 5.91% for the first nine months of 1996, compared with 6.67% for a similar period in 1995.

    NIM is used as a measure of the efficiency of the Bank's asset/liability management. The Bank's NIM declined by approximately 11.4% between the period ended September, 1995 and the same period in 1996, with most of the decline occurring during the last quarter of 1995. There are several reasons for this decline, which are best explained by an analysis of the NIM's major components, interest income and interest expense.

    The first component of NIM is interest income. Loans are the largest interest bearing assets group which contributes to interest income. Loan demand in California has not yet recovered. Although the average earning assets, (AFTER EXCLUDING THE EFFECT OF THE PURCHASE OF CITIZENS' ASSETS) increased by approximately $10 million between September 30, 1995 and September 30, 1996, loans as a percentage of earning assets declined from 67% to 56%. The investment portfolio absorbed these dollars which resulted in the percentage of earning assets in investments moving up by 26.7% to 34% of pre-Citizen's average earning assets. This change in mix of approximately $5 million from the higher yielding loans grouping to the moderate yields available in investments that would have the effect of lowering interest income by approximately $200,000. However, in addition, the bank's average base rate declined from 8.89% for the first nine months of 1995, to 8.28% for the same period in 1996. This 61 basis point move has a significant effect on the bank's loan portfolio, as approximately 38% of all bank loans are tied to base rates which reprice immediately upon movements in prime rates. Close to 60% of all loan dollars are subject to repricing within 90 days, and more than 72% of all loan dollars can be repriced within any 12 month period. The actual decline in effective rates of the loan portfolio was 62 basis points from the third quarter of 1995 to the third quarter of 1996. During the third quarter of 1995, the bank benefited from the payoff of a large loan, which had been on non-accrual since 1991. As reported in the annual report, this resulted in the recapture of over $270,000, of which $210,000 would have been reported over several years prior to 1995. The recapture of this prior period interest resulted in increasing the year-to-date third quarter effective average loan yield by approximately 19 basis points. The restated loan yield as of September 30, 1995, would have been 11.03% and the overall decline between periods would have been reduced to 43 basis points. The effect on interest loan income of this overall decline in interest rates would approximate $475,000, excluding the $270,000 from the large loan payoff.

    Interest income is also generated from the bank's investment portfolio, where overall income between the two periods increased by $900,000. This was largely attributable to the increase in volume by close to $20 million, although the effective yield on the portfolio increased by 19 basis points.

    Total interest income on earning assets for the nine months ended September 30, 1996, was up by $593,000 over the nine months reported in 1995, despite the large decline in interest rate yields. This is primarily the result of the increase in average loans outstanding acquired in the Citizen's purchase.

    The funding of earning assets comes primarily from deposits. Between September of 1996 and September of 1995, the percentage of average interest bearing deposits remained constant at approximately 78% of all deposits. However, the mix among average interest bearing deposits changed with time deposits growing from 32.5% to 45.3% of all average interest bearing funds. This resulted in an increase in the cost of interest-bearing funds by 20 basis points at the same time interest-earning assets were experiencing a decline of 61 basis points. Contributing to the change in deposit mix was the Bank's entrance in the northern San Luis Obispo County market place where meeting competition has required the Bank to be more aggressive than in the past.

    The average interest rate from interest expense used in NIM is based upon average earning assets rather than average interest-bearing deposits. Accordingly, fluctuations in earning assets can affect both the interest yield and the interest cost
percentages.   Earning assets, as a percentage of total assets, were
essentially constant between the two periods, only the mix rather than the volume of earning assets had any effect on the decline in NIM by 76 basis points. Discounting the effect of the large non-accrual loan payoff, the decline in NIM would have been reduced to 63 basis point. A quarter-by quarter review of the decline of the NIM (again after discounting the effect of the large prior period recapture), shows that 64% of the decline occurred in the last quarter of 1995, during the same period when slowness in the economy promoted several declines in market rates within a seven month period.

TABLE 2 - AVERAGE BALANCES AND INTEREST RATES

                             FOR THE NINE MONTHS ENDED 09/30/96         FOR THE NINE MONTHS ENDED 09/30/95
                             ----------------------------------         ----------------------------------
                              AVERAGE     AMOUNT                           AVERAGE      AMOUNT
                              BALANCE       OF        AVERAGE              BALANCE        OF      AVERAGE
                              (000'S)    INTEREST      RATE                (000'S)     INTEREST    RATE
                             ----------------------------------         -----------------------------------
INTEREST EARNING ASSETS:

INVESTMENT SECURITIES
  TAXABLE                    $ 63,731    $ 2,837       5.95%            $ 47,658        $ 2,046     5.74%
  NON-TAXABLE                  14,754        425       5.82%              10,948            309     5.71%
                             --------    -------      ------            --------        -------     -----
TOTAL SECURITIES               78,485      3,262       5.92%              58,606          2,355     5.73%
                             --------    -------      ------            --------        -------     -----

FEDERAL FUNDS SOLD             12,915        510       5.27%              12,986            543     5.59%
NET LOANS                     152,652     12,114      10.60%             147,705         12,395    11.22%
                             --------    -------      ------            --------        -------    ------

*TOTAL EARNING ASSETS*        244,051    $15,885       8.81%             219,297        $15,293     9.42%
                             --------    -------      ------            --------        -------    ------
                                         -------      ------                            -------    ------

 TOTAL NON-EARNING ASSETS      30,497                                     28,065
                             --------                                   --------

**TOTAL ASSETS**             $274,548                                   $247,363
                             --------                                   --------
                             --------                                   --------

LIABILITIES AND CAPITAL:

INT-BEARING DEMAND/SAVINGS    104,422      1,797       2.30%            $108,740          2,130     2.62%
TIME DEPOSITS UNDER $100M      58,163      2,361       5.42%              43,401          1,627     5.01%
TIME DEPOSITS $100M OR +       28,458      1,154       5.42%              19,830            756     5.10%
                             --------    -------      ------            --------        -------    ------

TOTAL INT/BEAR'G DEPOSITS     191,042    $ 5,313       3.71%             171,971        $ 4,513     3.51%
                             --------    -------      ------            --------        -------    ------
                                         -------      ------                            -------    ------

DEMAND DEPOSITS                53,187                                     48,274
OTHER LIABILITIES               1,881                                      1,724
CAPITAL                        28,438                                     25,393
                             --------                                   --------

**TOTAL LIAB & CAPITAL**     $274,548                                   $247,363
                             --------                                   --------
                             --------                                   --------

SPREAD ON AVERAGE
INTEREST-BEARING FUNDS                                 5.10%                                        5.92%

INTEREST INCOME/EARNING ASSETS                         8.81%                                        9.42%
INTEREST EXPENSE/EARNING ASSETS                        2.91%                                        2.75%
                                                      ------                                       ------
NET INTEREST MARGIN                                    5.91%                                        6.67%
                                                      ------                                       ------
                                                      ------                                       ------

(1)  NON-ACCRUAL LOANS HAVE BEEN INCLUDED IN NET LOAN FIGURES
(2)  YIELDS ARE CALCULATED ON A TAX EQUIVALENT BASIS


    The impact of changes in the net interest income spread between the two nine month periods can also be analyzed by reference to Table 3, where increase or decreases in interest income or interest expense are broken down into two components. Such information for the fiscal year ending December 31, 1995, 1994 and 1993 is contained in the 1995 Annual Report of the

Bank that is contained in "Annual Report" herein. Changes due primarily to increases or decreases in the size of each category are called volume variances. Changes due primarily to increases or decreases in rates are called rate variances.

TABLE 3 - RATE AND VOLUME ANALYSIS
                                                Period ended September 30,
                                                      1996 over 1995
                                                    Increase (Decrease)
                                                      due to change in
                                            ----------------------------------
INTEREST EARNING ASSETS:                         Volume       Rate       Total
------------------------------------------------------------------------------
Investment Securities
    Taxable                                      $  715      $  76       $ 791
    Non-Taxable                                     110          6         116
                                                 ------      -----       -----
       TOTAL SECURITIES                             824         82         907
Federal funds sold                                   (3)       (30)        (33)
Net loans                                           585       (867)       (282)
                                                 ------      -----       -----
       TOTAL EARNING ASSETS                      $1,406      $(814)      $ 593
                                                 ------      -----       -----
                                                 ------      -----       -----

INTEREST BEARING LIABILITIES:
Interest-bearing demand/savings                    (226)      (106)       (331)
Time deposits under $100,000                        594        143         737
Time deposits $100,000 or above                     344         50         394
                                                 ------      -----       -----
       TOTAL INTEREST
      BEARING DEPOSITS                           $  713      $  87       $ 800
                                                 ------      -----       -----
                                                 ------      -----       -----
Increase (decrease) in interest differential     $  694      $(901)      $(208)
                                                 ------      -----       -----

    Information is provided in each category with respect to (a) changes attributable to changes in volume (changes in volume multiplied by prior period's rate); (b) changes attributable to changes in rates (changes in rates multiplied by prior volume); and (c) the net change. Changes attributable to the combined impact of volume and rate have been allocated proportionately to the volume and rate changes.

    The method of accounting for the merger of Citizens into Bank of Santa Maria tends to limit the full benefits normally derived from Table # 3. If we attempted to isolate the effects of the purchase of Citizens, and applying the variance to the volume column, certain changes between periods become clearer.

RESTATED RATE AND VOLUME ANALYSIS
                                                           RESTATED  PER TABLE
                                            VOLUME   RATE    TOTAL       3
                                            ----------------------------------
Total Earning Assets                          $477  $(814)    $(337)    $ 593
Total Interest-Bearing Liabilities            $388  $  87     $ 475     $ 800
                                              ----  -----     -----     -----
Increase (decrease) in interest differential  $ 89  $(901)    $(812)    $(208)
                                              ----  ------    ------    ------
                                              ----  ------    ------    ------

    The level of non-performing loans in the Bank's portfolio affects the amount of interest income. As noted in the notes to the financial statements, when serious doubt exists as to the repayment of a loan, that loan is placed on non-accrual status and previously accrued and uncollected interest for the current year is reversed against income. Had non-performing loans as of September 30, 1996 complied with original terms, related interest income would have been approximately $51,000, of which approximately $15,000 was collected. The difference of approximately $36,000 was not taken into income, which resulted in lowering NIM for the first nine months of 1996 by less than 2 basis points.

SUMMARY OF CREDIT LOSS EXPERIENCE
    The Bank maintains an allowance for loan losses, which is reduced by net loan charge-offs and increased by provisions for loan losses charged against operating income. The adequacy of the allowance for loan losses is reviewed on a continual basis. The amount of provisions and the level of the total allowance are based upon the Bank's loan loss experience, the performance of loans in the portfolio, evaluation of loan collateral, the financial abilities and net worth of the borrowers or guarantors and such other factors as, in management's judgment, deserve recognition.

    In addition to internal evaluation, the adequacy of the allowance for loan losses is subject to review by regulators and outside consultants.
While no assurance can be given that economic conditions, which adversely affect the Bank's service areas, or other unforeseen circumstances, will not require increased provisions for loan losses in the future. It is management's opinion that the allowance for loan losses as of September 30, 1996, of $2,580,000 (or 1.57% of total loans) was adequate to absorb losses from any known or inherent risks in the portfolio. Table 4 shows comparative statistics and a more detailed breakdown of activity in the loan loss reserve account. The level of the provision, at $ 0 for 1996, reflects the limited growth of outstanding loan dollars, the favorable ratio of charge-offs and reduction in non-performing loans to outstanding loans during 1996. A provision of $315,000 was made during the nine month period ending September 30, 1995. Such information for the fiscal year ending December 31, 1993, 1992 and 1991 is contained in the 1995 Annual Report of the Bank that is contained in "ANNUAL REPORT" herein.

TABLE 4 - SUMMARY OF LOAN LOSS EXPERIENCE
                                                   FOR PERIOD ENDED
                                       ---------------------------------------
                                       September 30, 1996   September 30, 1995
------------------------------------------------------------------------------
BALANCE OF RESERVE AT
BEGINNING OF YEAR                                  $2,537               $2,228

CHARGE-OFFS
  Consumer                                             92                   92
  Commercial                                           97                  164
  Agricultural                                          0                    0
  Construction and Development                         19                    0
  Other Real Estate Loans                              53                  152
                                                   ------               ------
     TOTAL CHARGE-OFFS                                261                  408
                                                   ------               ------

RECOVERIES
  Consumer                                             15                   15
  Commercial                                           60                   46
  Agricultural                                          0                    0
  Construction and Development                          0                    0
  Other Real Estate Loans                               1                   12
                                                   ------               ------
     TOTAL RECOVERIES                                  76                   73
                                                   ------               ------
     NET CHARGE-OFFS                                  185                  335
Adjustment due to Citizens Merger                     228                    0
Provision charge to operations                          0                  315
                                                   ------               ------
     BALANCE AT YEAR-END                           $2,580               $2,208
                                                   ------               ------
                                                   ------               ------

Ratio of net charge-offs to average
  net loans during the nine month period            0.12%                0.23%
Allowance for loan losses to loans
  at end of period                                  1.76%                1.51%
Net loan charge-offs to beginning
  of period  allowances for loan losses             7.29%               15.04%
Net loan charge-offs to provisions
  charged to operating expense                        N/A              106.35%

    The ratio of net charge-offs to average net loans during the 1994-1996, period remains quite favorable when compared with industry standards. The 1996 net charge-off ratio is extremely encouraging, although the local economy remains weak. The Bank anticipates that net charge-offs will remain stable but has budgeted to provide approximately $50,000 per month to the provision for loan losses account, if conditions warrant a change in the future.

NON INTEREST INCOME
    Non-Interest income increased by $ 254,000 to $2.2 million for the first nine months of 1996 over the similar period in 1995. Service charges related to the Bank's deposit products account for the largest portion of other
operating income.   The increase noted in service charges and fees comes
primarily from increased service charges on many of the bank's deposit products. Merchant discount fees are obtained in conjunction with the processing of credit card drafts and related products. Increases in fees are generally offset by increased costs from the bank's service provider. Other fee income includes servicing fees on loans sold into the secondary market, and other non-deposit related charges including wires, safe deposit, ATM's, etc. The increase noted in this category was primarily from service and loan fees on the loans sold into the secondary market. Other non-interest income includes net gains on sale of fixed assets, and other real estate, plus income generated from the holding of other real estate owned. The increase noted in this category was from the gain on sale of fully depreciated computer products.

NON-INTEREST EXPENSE
    The Bank's total non-interest expense declined by $69,000 to $8.3 million for the first nine months of 1996, when compared with the first nine months of 1995. As noted before, the reduction in the cost of FDIC insurance was a major contributor to this reduction. However, other savings from the merger with Templeton National Bank (included in OTHER EXPENSES), also offset other increases in the other expense categories attributable to the Bank's growth. Non-interest expense, as a percentage of average assets, declined to 4.1% during this nine month period from the historical range of 4.5% to 4.6%

                             BALANCE SHEET ANALYSIS

    Total assets as of September 30, 1996, have increased 11.6% to $294.1 million in comparison to total assets of $263.6 million as of the end of 1995. The growth in assets during the same period in 1995 was only 4.1 percent. However, the majority of the growth in assets and in deposits during 1996, can be attributed to the acquisition of Citizens Bank.

    Net loans have increased 8.9% to $164.5 million during this 1996. Deposits grew throughout the period with a 12.2% increase to $264.8 million. Again, the purchase of Citizens Bank of Paso Robles as of May 3, 1996, was the primary reason for the large increases noted. As of the acquisition date, Citizens' assets totaled approximately $32 million, loans were at $18 million and deposits were at just over $29 million.

INVESTMENT SECURITIES
    The Bank maintains a portfolio of investment securities to provide income and to serve as a secondary source of liquidity for its operations in conjunction with moneys sold overnight in the Federal funds market. The types of investments held in the portfolio include; U.S. Treasury Bills and Notes, Government Agency issues, short-term municipal issues and corporate obligations guaranteed by the U.S. Government. The type of investments held in the Bank's portfolio are influenced by several factors, among which are; rate of return, maturity, and risk. Note B to the financial statements, sets forth additional information regarding our investment portfolio as well as Table 5, INVESTMENT PORTFOLIO which reports maturity distributions by contractual maturity dates and weighted tax-equivalent rates by types of investments. Such information for the fiscal year ending December 31, 1995, 1994 and 1993 is contained in the 1995 Annual Report of the Bank that is contained in "ANNUAL REPORT" herein.

TABLE 5 - INVESTMENT PORTFOLIOS
  (In thousands)

                              AS OF SEPTEMBER 30,  1996

                       TOTAL SECURITIES     WITHIN ONE YEAR      1-5- YEARS        5- 10 YEARS       OVER 10 YEARS
                       ----------------     ---------------      ----------        -----------       -------------
                               Weighted            Weighted           Weighted           Weighted            Weighted
                       Book     average    Book     average   Book     average   Book     average    Book     average
U.S. TREASURY          value   T/E yield   value   T/E yield  value   T/E yield  value   T/E yield   value  T/E yield
---------------------------------------------------------------------------------------------------------------------
Held to Maturity, at
  Amortized Cost:
U.S. Treasury          $ 3,203   6.85%     $ 3,203   6.85%    $     0   0.00%     $  0     0.00%     $  0     0.00%
U.S. Government
  Agencies              46,627   5.92%      13,192   5.78%    $33,435   5.98%        0     0.00%        0     0.00%
Municipal Issues        11,629   6.61%       3,132   6.31%      7,630   6.52%      867     8.45%        0     0.00%
Other Debt Securities    3,031   5.57%       1,200   5.07%      1,832   5.89%        0     0.00%        0     0.00%
                       -------   -----     -------   -----    -------   -----     ----     -----     ----     -----
                        64,490   6.07%      20,726   5.99%     42,897   6.07%      867     8.45%        0     0.00%
Available for Sale, at
  Market:
U.S. Treasury            4,986   6.18%       3,482   5.68%      1,505   7.34%        0     0.00%        0     0.00%
U.S. Government
  Agencies              17,519   5.94%       8,040   5.66%      9,479   6.17%        0     0.00%        0     0.00%
                       -------   -----     -------   -----    -------   -----     ----     -----     ----     -----
                        22,505   5.99%      11,522   5.67%     10,984   6.33%        0     0.00%        0     0.00%

     TOTAL SECURITIES  $86,995   6.05%     $32,248   5.87%    $53,881   6.12%     $867     8.45%     $  0     0.00%
                       -------   -----     -------   -----    -------   -----     ----     -----     ----     -----
                       -------   -----     -------   -----    -------   -----     ----     -----     ----     -----

LOANS
    Table 6, entitled LOAN PORTFOLIO ANALYSIS BY CATEGORY, sets forth the distribution of the Bank's loan portfolio for the periods under review. During 1996, the loan portfolio mix had several notable changes. Consumer loans grew by 13% and now represents 25% of the Bank's portfolio. Agricultural loans grew by 9% and now represent 16% of the portfolio. Construction and land development loans grew by 14% and other types of real estate loans declined to 20% of the portfolio. Commercial loans, at 31% of the portfolio, remains the most constant category for the Bank.

TABLE 6 - LOAN PORTFOLIO ANALYSIS BY CATEGORY
         (In Thousands)
                                        SEPTEMBER 30,   SEPTEMBER 30,
                                        -------------   -------------
                                            1996             1995
                                        -----------------------------
Consumer                                     $ 41,500        $ 37,574
Commercial                                     50,299          46,561
Agricultural                                   25,667          18,818
Construction/Development                       14,396          15,649
Other Real Estate Loans                        32,614          31,817
                                             --------        --------
     TOTAL LOANS                             $164,476        $150,419
                                             --------        --------
                                             --------        --------

    The vast majority of the loans in the portfolio are either amortizing monthly or have relatively short maturities. This helps maintain liquidity in the portfolio. Most of the loans which have floating rates are tied to the Bank's base rate or other market rate indicators. This serves to lessen the risk to the Bank from movement in interest rates, particularly rate increases. See Table 7 in the annual report which shows the maturity of certain loan categories outstanding as of December 31, 1995, net of deferred fees and deferred costs.

NON-PERFORMING ASSETS     At September 30, 1996, non-performing assets
(non-accrual loans, loans 90 days or more past due, restructured loans and other real estate owned) totaled $2.4 million or .82% of total assets, up from $1.4 million or .53% at December 31, 1995. At September 30, 1995, non performing assets totaled $1.5 million, down from the December 31, 1994 balance of $3.1 million. The payoff on the large non-accrual loan mentioned elsewhere in this discussion was the primary reason for this large reduction.
 Management believes that non-performing loans are generally well secured and that potential losses are reflected in the allowance for loan losses. In November of 1996, the FDIC concluded its periodic safety and soundness examination. At that time the internal grading system of the Bank was tested against the findings of the FDIC examiners. Management was directed to downgrade only one extension of credit, which reflects positively on management's efforts to identify and manage credit problems on a timely basis. There are no trends or uncertainties which management expects will impact future operating results, liquidity, or capital resources. Management is also not aware of any information where serious doubts exist regarding any significant borrower's ability to comply with loan repayment terms. Table 7 in this discussion sets forth information on non-performing assets for the periods indicated. The market value of other real estate owned and collateral securing non-performing loans is regularly monitored for changes. Such information for the fiscal year ending December 31, 1993, 1992 and 1991 is contained in the 1995 Annual Report of the Bank that is contained in "ANNUAL REPORT" herein.


TABLE 7 - NON-ACCRUAL AND NON-PERFORMING ASSETS
         (In thousands)

                                                    FOR PERIOD ENDED
                                                    ----------------
                                            SEPT. 30, 1996   SEPT. 30, 1995
---------------------------------------------------------------------------
Non-Accrual                                         $  640           $  239
Loans currently accruing which are
  past due 90 days or more                             310               23
Restructured Loans                                     357              191
Other real estate owned                              1,382            1,268
                                                    ------           ------
TOTAL NON-PERFORMING ASSETS                         $2,689           $1,721
                                                    ------           ------
Percentage of non-performing loans
  to total loans                                     0.79%            0.30%
Percentage of non-performing assets
  to total assets                                    0.91%            0.68%


DEPOSITS
    As was noted, deposits have grown steadily over the reporting periods. The average balances for deposit categories and their associated costs are presented in Table 8, DETAILED DEPOSIT SUMMARY.

TABLE 8 - DETAILED DEPOSIT SUMMARY
          (In thousands)

                                         For the Periods Ending
                                         ----------------------
                                   Sept. 30, 1996        Sept. 30, 1995
------------------------------------------------------------------------------
                                         Average                Average
                                         Balance    Rate        Balance   Rate
------------------------------------------------------------------------------
Interest-bearing demand                   26,709   1.19%         25,103  1.34%
Savings accounts                          31,255   2.42%         31,770  2.69%
Money market savings                      46,458   2.86%         51,867  3.19%
TCD less than $100,000                    58,163   5.42%         43,401  5.01%
TCD $100,000 or more                      28,458   5.42%         19,830  5.10%
                                          ------   -----         ------  -----
    TOTAL INTEREST-
     BEARING DEPOSITS                    191,042   3.71%        171,971  3.51%
                                                   -----                 -----
Demand                                    53,187                 48,274
                                          ------                 ------
    TOTAL DEPOSITS                      $244,228   2.91%       $220,245  2.74%
                                        --------   -----       --------  -----
                                        --------   -----       --------  -----

    The effective cost of all funds increased during 1996, as noted earlier in this discussion. Demand deposits continue to represent 22% of all deposits. However, funds formerly included in money market savings have gravitated towards time deposits with the promise of better returns in exchange for liquidity.

    Table 9 sets forth the remaining maturities of large denomination time deposits, including public funds as of September 30, 1996.

TABLE 9 - MATURITY DISTRIBUTION OF TCD'S OF $100,000 OR MORE
       (In thousands)
                               For period ending Sept. 30, 1996
                               --------------------------------

Three months or less                                    $12,670
After three months to six months                          8,763
After six months to one year                              7,727
Over one year                                             2,761
                                                        -------
     TOTAL                                              $31,921
                                                        -------
                                                        -------

                                   LIQUIDITY

    Liquidity is the Bank's ability to meet fluctuations in deposit levels and to provide for the credit needs of its customers. The objective in liquidity management is to maintain a balance between the sources and uses of funds. Principal sources of liquidity include interest and principal payments on loans and investments, proceeds from the maturity of investments and growth in deposits. The Bank holds overnight Federal funds as a cushion for temporary liquidity needs. During the first nine months of 1996, Federal funds averaged $12.9 million, or 4.7% of total average assets. During the first nine months of 1995, Federal funds averaged $13.0 million or 5.2% of total average assets. In addition, the Bank maintains Federal funds credit lines with major correspondents aggregating $11.1 million, subject to the customary terms for such arrangements.

    There are several accepted methods of measuring liquidity as used by the regulators. One ratio is referred to as the liquidity ratio and measures the percentage of deposits which are used to fund cash, cash equivalents, and marketable securities. The Bank has set a minimum standard percentage of 20%, and as of September 30, 1996, the Bank's liquidity ratio was 41.4%, more than twice that set as a minimum to meet liquidity needs. The same ratio for last year was 43.7%. The Bank appears to be sufficiently liquid to meet all operating concerns.

                               CAPITAL RESOURCES

    The primary source of capital for the Bank is the retention of operating profits. The Bank reviews its capital needs on an ongoing basis to ensure an adequate level of capital to support growth and to ensure depositor protection. The level of capital required to operate safely is measured by the regulators using three primary methodologies. The results of these measurements are reported in Note H of the Interim Financial Statements.
The Bank has recently purchased land adjacent to the Paso Robles branch for the purpose of building a permanent building. The cost of the land was approximately $900,000. The Bank has sufficient liquidity to purchase the land without financing either by debt or equity funding. The Bank of Santa Maria can operate safely at its current level of capital and is positioned to grow within acceptable parameters.

                         INFORMATION CONCERNING THE BUSINESS
                        AND PROPERTIES OF THE HOLDING COMPANY

ORGANIZATION

    The Holding Company was organized under the laws of California on November 12, 1996 at the direction of the Board of Directors of the Bank for the purpose of becoming a bank holding company by acquiring all of the outstanding Bank Common Stock. Mr. William A. Hares has provided the Holding Company's initial capitalization of $1,500 by purchasing 150 shares of Holding Company Common Stock at $10.00 per share. Upon consummation of the Reorganization, these 150 shares will be repurchased, for the same aggregate sum of $1,500, and cancelled by the Holding Company, in accordance with the terms of the "BSM Bancorp Stockholder Agreement" attached hereto as Appendix II.

    Prior to the Effective Time of the Merger, the Holding Company will purchase, for $1,000, and will own 100% of the common stock of the Merger Corp., a California corporation organized for the sole purpose of facilitating the Reorganization. At the Effective Time of the Merger, the outstanding shares of Merger Corp. Common Stock will be cancelled and will cease to be outstanding. See "BANK HOLDING COMPANY REORGANIZATION - ORGANIZATIONAL TRANSACTIONS."

BUSINESS

    The Holding Company has not yet engaged in any substantial business activity. The Holding Company has filed with the Federal Reserve Board its application for prior approval to become a bank holding company through the acquisition of 100% of the voting shares of the Bank pursuant to the BHC Act. Furthermore, the Holding Company and the Merger Corp. have filed an application with the FDIC, providing for the merger of the Merger Corp. with and into the Bank. See "BANK HOLDING COMPANY REORGANIZATION - REGULATORY APPROVALS." Upon consummation of the Reorganization, the Holding Company will own all of the common stock of the Surviving Bank, the Surviving Bank will be the Holding Company's wholly-owned bank subsidiary and the Holding Company will be registered as a bank holding company. There can be no assurances that the required approvals will be obtained, or as to conditions or timing of such approvals.

    Subject to constraints under the BHC Act, the Holding Company may acquire other financial institutions in the future. See "BANK HOLDING COMPANY REORGANIZATION - REASONS FOR THE REORGANIZATION." During the initial months following the consummation of the Reorganization, the principal business activity of the Holding Company will be to serve as the bank holding company for the Surviving Bank. At the present time, the Holding Company has no specific plans to engage in any activities other than acting as a bank holding company for the Surviving Bank. The Holding Company may, however, seek to raise additional equity capital through a sale of Holding Company securities shortly following the Reorganization, although no specific proposals have been made at this time.

MANAGEMENT

    The Board of Directors of the Holding Company consists of Armand R. Acosta, Richard E. Adam, Fred L. Crandall, Jr., D.D.S., A.J. Diani, William A. Hares, Roger A. Ikola, M.D., Toshiharu Nishino, Joseph Sesto, Jr., William L. Snelling, Mitsuo Taniguchi and Joseph F. Ziemba, M.D., all of whom are presently directors of the Bank and who will continue to serve as directors of the Holding Company until the first annual meeting of shareholders of the Holding Company and until their successors are elected and qualified. It is anticipated that, initially, directors of the Holding Company will receive no fees for their attendance at Holding Company Board of Directors meetings. For additional information regarding the directors, see "SOLICITATION OF WRITTEN CONSENTS - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."


    The officers of the Holding Company are, and upon consummation of the Reorganization will continue to be, Mr. Hares, who will serve as President and Chief Executive Officer, Mr. F. Dean Fletcher, who will serve as Executive Vice President and Chief Financial Officer, Ms. Carol Bradfield, who will serve as Executive Vice President, Ms. Susan D. Forgone, who will serve as Executive Vice President, Mr. James D. Glines, who will serve as Executive Vice President, and Mr. Snelling, who will serve as Secretary.

    It is expected that until the officers of the Holding Company begin to devote significant time to the separate management of the Holding Company's business, which is not expected to occur until such time as the Holding Company becomes actively involved in additional businesses, the officers will only receive compensation for services as directors, officers and employees of the Bank, and no separate compensation will be paid for their services to the Holding Company. At the present time, the Holding Company does not intend to employee any persons other than its officers. If the Holding Company establishes or acquires other businesses, it may add additional employees at that time.

EMPLOYEES

    Currently, the Holding Company has no full-time or part-time employees. It is anticipated that the Holding Company will utilize the employees of the Surviving Bank without payment therefor until it becomes actively engaged in business. Thereafter, the Holding Company will pay the Surviving Bank for a fair and reasonable amount for all services furnished to it.

PROPERTIES

    Currently, the Holding Company does not own or lease any property. It is anticipated that the Holding Company will utilize the premises of the Surviving Bank without payment therefor until it becomes actively engaged in business. Thereafter, the Holding Company will pay the Surviving Bank for a fair and reasonable amount for all services furnished to it.

LEGAL PROCEEDINGS

    The Holding Company is not a party to any pending legal proceeding and is unaware of any proceeding being contemplated against it by any governmental entity.

       INFORMATION CONCERNING THE BUSINESS AND PROPERTIES OF THE BANK

GENERAL

    The Bank was incorporated under the laws of California on June 27, 1977, was licensed by the Superintendent and commenced operations as a California state-chartered bank on March 18, 1978. The Bank is a member of the Federal Reserve System, and its deposits are insured by the FDIC to the maximum amount permitted under the Federal Deposit Insurance Act.


    The Bank currently operates 13 retail banking offices along the central coast of California. The main office and two branch offices are located in the City of Santa Maria with additional offices located in the communities of Guadalupe, Oak Knolls, Vandenberg Village, Nipomo, Grover Beach,

Pismo Beach, Paso Robles, Lompoc, and two offices in Templeton. The Bank intends to open a new banking office in Atoscadero in February 1997. The Bank has its headquarters in the City of Santa Maria at 2739 Santa Maria Way, Santa Maria, California 93455. Its telephone number is (805) 937-8551.



     The Bank has expanded from its initial branches in the larger community of Santa Maria both to the North and to the South along a corridor following U.S. highway 101. The economy in this area of California is based upon agricultural, oil, tourism, light industry, the aerospace industries and nuclear energy production. Services to support those employed in this industries, (including medical, financial, and educational services) have expanded the two county area increasing the population of the Bank's service area to approximately 175,000. Certain economic activities are unique to the area such as the lunar orbit space launching facility at Vandenberg Air Force Base (which now is being actively used by large commercial enterprises) and the production of seeds for numerous flowers grown worldwide. While major oil companies have elected to do business elsewhere (due to the very stringent county business regulation), smaller production companies has moved in to continue the oil industry in the area. The moderate climate allows a year round growing seasons for numerous vegetables and fruits. Vineyards and cattle ranches make large contributions to the local economy. Access to numerous recreational activities including both mountains and beaches provide a fairly stable tourist industry from larger metropolitan area to the North, South and East. The commerical space industry will continue to bring "high tech" employment into the area. Due to the diversity of the industries within the Bank's market area, the Central Coast, while not immune to economic fluctuations, trend to enjoy more stability than many areas of both the California marketplace and the country in general.


ACQUISITION OF TEMPLETON NATIONAL BANK

    Following all necessary regulatory approvals, on September 8, 1995, the Bank acquired Templeton National Bank ("Templeton") pursuant to an Agreement and Plan of Reorganization dated March 10, 1995 providing for the merger of Templeton into the Bank. The Agreement provided for Templeton shareholders to receive shares of the Bank Common Stock based upon the comparative book values of the banks at the closing plus a premium of $500,000. The Bank issued 397,561 shares of its Common Stock to the former shareholders of Templeton. As of the merger date, Templeton's deposits were approximately $24 million, and loans were approximately $18 million. Templeton had one office and two ATM locations. Since the acquisition, one of the offsite ATM locations was closed as its location was directly across from the recently acquired Templeton office of Citizens Bank of Paso Robles. This acquisition was treated as a pooling transaction for accounting purposes.

ACQUISITION OF CITIZENS BANK OF PASO ROBLES, N.A.

    Following all necessary regulatory approvals, on May 3, 1996, the Bank acquired Citizens National Bank of Paso Robles, N.A. ("Citizens") pursuant to an Agreement and Plan of Reorganization dated October 30, 1995, providing for the merger of Citizens into the Bank. The Agreement provided for the shareholders of Citizens to receive cash per share at the rate of 1.6 times book value per share of Citizens stock as the end of the month preceding the closing. The exchange value used in the merger was $16.94 of each share of Citizens stock surrendered. The transaction was treated as a purchase for accounting purposes and approximately $1.9 million of goodwill was recorded. Acquired deposits were recorded at approximately $29 million and acquired loans at $18 million. The Bank continues to operate at both former Citizens' locations.

ACQUISITION OF EL CAMINO NATIONAL BANK.


    Following all necessary regulatory approvals, on January 10, 1997, the Bank acquired El Camino National Bank ("El Camino") pursuant to an Agreement and Plan of Reorganization dated July 16, 1996, amended October 10, 1996, providing for the merger of El Camino into the Bank. The Agreement provided for the shareholders of El Camino to receive shares of Bank Common Stock based upon the comparative book values of the banks as of the end of the months preceding the closing. As of the closing date, El Camino's deposits were approximately $16 million, and loans were approximately $12 million.
This acquisition was treated as a pooling transaction for accounting purposes. The exchange value used in the merger was .7332 shares of Bank Common Stock for each share of El Camino Common Stock. The Bank issued
201,678 shares to complete this transaction.   El Camino had only one office
in Lompoc, California, and the Bank continues to operate from this location.


SERVICES

    The Bank offers a full range of commercial banking services including the acceptance of checking and savings deposits, Money Market checking and savings accounts, Time Certificates of Deposit of varying maturities, Individual Retirement Accounts, the making of commercial loans, various types of consumer loans and real estate loans and provides safe deposits, travelers cheques, notary public and other customary non-deposit banking services. The Bank is a merchant depository for Master Charge and Visa drafts enabling merchants to deposit both types of drafts with the Bank.

    Banks in California have been empowered to conduct certain insurance activities and to market that services to the consuming public. The Bank did obtain its Organizational Insurance License in the fall of 1989, but has not elected to offer products which require this license.

    The Bank's organization and operations have been designed to serve the banking needs of individuals and small to medium sized businesses located in the Northern Santa Barbara and San Luis Obispo County areas of California.

EMPLOYEES

    As of September 30, 1996, the Bank had a total of 151 full-time employees and 59 part-time employees. The management of the Bank believes that its employee relations are satisfactory.

PROPERTIES

    The Bank owns the land and buildings at nine of its twelve locations. Those locations include:

         OFFICE NAME                             ADDRESS

         Head Office                        2739 Santa Maria Way
                                       Santa Maria, California

         South Broadway                528 South Broadway
                                       Santa Maria, California

         Oak Knolls                         1070 East Clark Avenue
                                       Santa Maria, California

         Guadalupe                     905 Guadalupe Street
                                       Guadalupe, California

         Vandenberg Village                 2745 Constellation
                                       Vandenberg Village, California

         Grover Beach                  1580 Grand Avenue
                                       Grover Beach, California

         Pismo Beach                        790 Price Street
                                       Pismo Beach, California

         Las Tablas                         1025 Las Tablas Road
                                       Templeton, California

         Main Street                        599 Main Street
                                       Templeton, California


    The Bank has an option to purchase land which it is currently leasing as the parking lot adjacent to the Head Office. The option can be exercised at the earlier of two events: (1) the expiration of the lease in December 1996, or (2) at any time during the lease when requested by the lessor. The price has been set at the higher of $270,000 or the currently fair market value. The Bank and the lessor are in the process of arriving at the fair market value of the land. The Bank has obtained a current appraisal of $285,000, and the lessor is in the process of obtaining a second appriasal. As soon as the fair market value is determined, the Bank intends to purchase the land.


    The Bank also leases the land where the Nipomo branch has been built and a portion of the land upon which the North Broadway branch building now stands. Both leases were long-term (25 years with an option to renew for a like period), and do contain the right of first refusal if the lessor elects to sell.
However, neither lease has an options to purchase and, therefore, no ownership is assumed.

    The Bank also leases the land upon which the modular unit at the Paso
Robles branch now sits. The lease expires in 1997. The Bank intends to complete a new permanent building adjacent to the present location on land which was recently purchase for this purpose.

    The Bank also leases approximately 3,850 square feet of space for the Lompoc branch office. The lease expires in 1999; subject to one option to renew for five (5) years.

LEGAL PROCEEDINGS

    There are no material pending legal proceedings, other than ordinary, routine litigation incidental to the Bank's business, to which the Bank is a party or of which any of its property is subject.

                            SUPERVISION AND REGULATION OF
                           THE HOLDING COMPANY AND THE BANK

THE HOLDING COMPANY

    If the Reorganization is consummated, the Holding Company, as a registered bank holding company, will be subject to regulation under the BHC Act. The Holding Company will be required to file with the Federal Reserve Board quarterly and annual reports and such additional information s the Federal Reserve Board may require pursuant to the BHC Act. The Federal Reserve Board may conduct examinations of the Holding Company and its subsidiaries.

    The Federal Reserve Board may require that the Holding Company terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control or the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, the Holding Company would be required to file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities.

    Under the BHC Act and regulations adopted by the Federal Reserve Board, a bank holding company and its nonbanking subsidiaries are prohibited from requiring certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. Further, the Holding Company is required by the Federal Reserve Board to maintain certain levels of capital. See "SUPERVISION AND REGULATION OF THE HOLDING COMPANY AND THE BANK - EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION - CAPITAL ADEQUACY GUIDELINES."

    The Holding Company will be required to obtain the prior approval of the Federal Reserve Board for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior approval of the Federal Reserve Board will also be required for the merger or consolidation of the Holding Company and another bank holding company.

    The Holding Company will be prohibited by the BHC Act, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, the Holding Company would be able, subject to the prior approval of the Federal Reserve Board, to engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making any such determination, the Federal Reserve Board is required to consider whether the performance of such activities by the Holding Company or an affiliate can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced DE NOVO and activities commenced by acquisition, in whole or in part, of a going concern and is generally prohibited from approving an application by a bank holding company to acquire voting shares of any commercial bank in another state unless such acquisition is specifically authorized by the laws of such other state.

    A bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations or both.

    The Holding Company will also be a bank holding company within the meaning
of Section 3700 of the California Financial Code.   As such, the Holding Company
and its subsidiaries would be subject to examination by, and may be required to file reports with, the Superintendent.

    Finally, the Holding Company will be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, including but not limited to, filing annual, quarterly and other current reports with the Securities and Exchange Commission.

THE BANK

    The Bank, as a California state-chartered bank, is subject to primary supervision, periodic examination and regulation by the Superintendent. As a member of the Federal Reserve System, the Bank also is subject to certain regulations of the Federal Reserve Board should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of the Bank's operations are unsatisfactory or that the Bank or its management is violating or has violated any law or regulation, various remedies are available to the Federal Reserve Board. Such remedies include the power to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the Bank, to assess civil monetary penalties, to remove officers and directors and ultimately to terminate the Bank's deposit insurance, which for a California state-chartered bank, would result in revocation of the Bank's charter. The Superintendent has many of the same remedial powers. As an FDIC-insured institution, the bank is also subject to certain rules and regulations of the FDIC.

    The Bank is insured by the FDIC, which currently insured deposits of each member bank to a maximum of $100,000 per depositor. For this protection, the bank, as is the case with all insured banks, pays a semi-annual statutory assessment and is subject to the rules and regulations of the FDIC. See "SUPERVISION AND REGULATION OF HOLDING COMPANY AND BANK - EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION."

    Various requirements and restrictions under the laws of California and the United States affect the operations of the Bank. State and federal statutes and regulations relate to many aspects of the bank's operations, including reserves against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends and locations of branch offices. Further, the Bank is required to maintain certain levels of capital. See "SUPERVISION AND REGULATION OF THE HOLDING COMPANY AND THE BANK - EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION
- CAPITAL ADEQUACY GUIDELINES."

    There are statutory and regulatory limitations on the amount of dividends by state chartered banks to the lesser of retained earnings or the bank's net income for its las three fiscal years (less any distributions to shareholders made during such period). In the event a bank has not retained earnings or net income for its last three fiscal years, cash dividends may be paid in an amount not exceeding the net income for such bank's last preceding fiscal year only after obtaining the prior approval of the Superintendent.

    Furthermore, the FDIC also has authority to prohibit the Bank from engaging in what, in the FDIC's opinion, constitutes an unsafe or unsound practice in conducting its business. It is possible, depending upon the financial condition of the bank in questions and other factors, that the FDIC could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the FDIC and the Federal Reserve Board have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of the FDIC Improvement Act could limit the amount of dividends which the Bank may pay. See "SUPERVISION AND REGULATION OF THE HOLDING COMPANY AND THE BANK - FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991 - PROMPT CORRECTIVE REGULATORY ACTION" AND "- CAPITAL ADEQUACY GUIDELINES" for a discussion of these additional restrictions on capital distributions.

    The Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of its affiliates, the purchase of or investments in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of its affiliates. Such restrictions prevent its affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the Bank in any other affiliate is limited to 10% of the Bank's capital and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20% of the Bank's capital and surplus (as defined by federal regulations). California law also imposes certain restrictions with respect to transactions involving controlling persons of the Bank. Additional restrictions on transactions with affiliates may be imposed on the Bank under the prompt corrective action provisions of the FDIC Improvement Act. See "SUPERVISION AND REGULATION OF THE HOLDING COMPANY AND THE BANK - EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION - FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991 - PROMPT CORRECTIVE REGULATORY ACTION."

    The Bank is also subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, including, but not limited to, filing annual, quarterly, and other current reports with the Federal Reserve Board.

EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION

    The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial intermediaries subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

    From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial intermediaries. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial intermediaries are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies. The likelihood of any major changes and the impact such changes might have on the Bank are impossible to predict. Certain of the potentially significant changes which have been enacted and proposals which have been made recently are discussed below.

    Federal Deposit Insurance Corporation Improvement Act of 1991. On December 19, 1991, the FDIC Improvement Act was enacted into law. Set forth below is a brief discussion of certain portions of this law and implementing regulations that have been adopted or proposed by the Federal Reserve Board, the Comptroller of the Currency ("Comptroller"), the Office of Thrift Supervision ("OTS") and the FDIC (collectively, the "federal banking agencies").

    STANDARDS FOR SAFETY AND SOUNDNESS. The FDIC Improvement Act requires the federal banking agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating to internal controls, loan documentation, credit underwriting, interest rate exposure and asset growth. Standards must also be prescribed for classified loans, earnings and the ratio of market value to book value for publicly traded shares. The FDIC Improvement Act also requires the federal banking agencies to issue uniform regulations prescribing standards for real estate lending that are to consider such factors as the risk to the deposit insurance fund, the need for safe and sound operation of insured depository institutions and the availability of credit. Further, the FDIC Improvement Act requires the federal banking agencies to establish



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standards prohibiting compensation, fees and benefit arrangements that are excessive or could lead to financial loss.

    In July 1992, the federal banking agencies issued a joint advance notice of proposed rule making requesting public comment on the safety and soundness standards required to be prescribed by the FDIC Improvement Act. The purpose of the notice is to assist the federal banking agencies in the development of proposed regulations. In accordance with the FDIC Improvement Act, final regulations must become effective no later than December 1, 1993.


    In December 1992, the federal banking agencies issued final regulations prescribing uniform guidelines for real estate lending. The regulations, which became effective March 19, 1993, require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan-to-value limits that do not exceed the supervisory limits prescribed by the regulations.

    PROMPT CORRECTIVE REGULATORY ACTION. The FDIC Improvement Act requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions that fall below one or more prescribed minimum capital ratios. The purpose of this law is to resolve the problems of insured depository institutions at the least possible long-term cost to the appropriate deposit insurance fund.

    The law required each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized (significantly exceeding the required minimum capital requirements), adequately capitalized (meeting the required capital requirements), undercapitalized (failing to meet any one of the capital requirements), significantly undercapitalized (significantly below any one capital requirement) and critically undercapitalized (failing to meet all capital requirements).

    In September 1992, the federal banking agencies issued uniform final regulations implementing the prompt corrective action provisions of the FDIC Improvement Act. Under the regulations, an insured depository institution will be deemed to be:

    - "well capitalized" if it (i) has total risk-based capital of 10% or greater, Tier 1 risk-based capital of 6% or greater and a leverage capital ratio of 5% or greater and (ii) is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure;

    - "adequately capitalized" if it has total risk-based capital of 8% or greater, Tier 1 risk-based capital of 4% or greater and a leverage capital ratio of 4% or greater (or a leverage capital ratio of 3% or greater if the institution is rated composite 1 under the applicable regulatory rating system in its most recent report of examination);

    - "undercapitalized" if it has total risk-based capital that is less than 8%, Tier 1 risk-based capital that is less than 4% or a leverage capital ratio that is less than 4% (or a leverage capital ratio that is less than 3% if the institution is rated composite 1 under the applicable regulatory rating system in its most recent report of examination);



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    -    "significantly undercapitalized" if it has total risk-based capital that is less than 6%, Tier 1 risk-based capital that is less than 3% or a leverage capital ratio that is less than 3%; and

    - "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%.

    An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized or undercapitalized may be reclassified to the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, (i) determines that the institution is an unsafe or unsound condition or (ii) deems the institution to be engaging in an unsafe or unsound practice and not to have corrected the deficiency. At each successive lower capital category, an insured depository institution is subject to more restrictions and federal banking agencies are given less flexibility in deciding how to deal with it.

    The law prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. If an insured depository institution is undercapitalized, it will be closely monitored by the appropriate federal banking agency, subject to asset growth restrictions and required to obtain prior regulatory approval for acquisitions, branching and engaging in new lines; of business. Any undercapitalized depository institution must submit an acceptable capital restoration plan to the appropriate federal banking agency 45 days after becoming undercapitalized. The appropriate federal banking agency cannot accept a capital plan unless, among other things, it determines that the plan (i) specifies the steps the institution will take to become adequately capitalized,
(ii) is based on realistic assumptions and (iii) is likely to succeed in restoring the depository institution's capital. In addition, each company controlling an undercapitalized depository institution must guarantee that the institution will comply with the capital plan until the depository institution has been adequately capitalized on an average basis during each of four consecutive calendar quarters and must otherwise provide adequate assurances of performance. The aggregate liability of such guarantee is limited to the lesser of (a) an amount equal to 5% of the depository institution's total assets at the time the institution became undercapitalized or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution as of the time the institution fails to comply with its capital restoration plan. Finally, the appropriate federal banking agency may impose any of the additional restrictions or sanctions that it may impose on significantly undercapitalized institutions if it determines that such action will further the purpose of the prompt correction action provisions.

    An insured depository institution that is significantly undercapitalized, or is undercapitalized and fails to submit, or in a material respect to implement, an acceptable capital restoration plan, is subject to additional restrictions and sanctions. These include, among other things: (i) a forced sale of voting shares to raise capital or, if grounds exist for appointment of a receiver or conservator, a forced merger; (ii) restrictions on transactions with affiliates; (iii) further limitations on interest rates paid on deposits; (iv) further restrictions on growth or required shrinkage; (v) modification or termination of specified activities; (vi) replacement of directors or senior executive officers, subject to certain grandfather provisions for those elected prior to enactment of the FDIC Improvement Act; (vii) prohibitions on the receipt of deposits from correspondent institutions; (viii) restrictions on capital distributions by the holding companies of such institutions; (ix) required divestiture of subsidiaries by the institution; or (x) other restrictions as determined by the appropriate federal banking agency. Although the appropriate federal banking agency has discretion to determine which of the foregoing restrictions or sanctions it will seek to impose, it is required to force a sale of voting shares or merger,



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

impose restrictions on affiliate transactions and impose restrictions on rates paid on deposits unless it determines that such actions would not further the purpose of the prompt corrective action provisions. In addition, without the prior written approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to its senior executive officers or provide compensation to any of them at a rate that exceeds such officer's average rate of base compensation during the 12 calendar months preceding the month in which the institution became undercapitalized.

    Further restrictions and sanctions are required to be imposed on insured depository institutions that are critically undercapitalized. For example, a critically undercapitalized institution generally would be prohibited from engaging in any material transaction other than in the ordinary course of business without prior regulatory approval and could not, with certain exceptions, make any payment of principal or interest on its subordinated debt beginning 60 days after becoming critically undercapitalized. Most importantly, however, except under limited circumstances, the appropriate federal banking agency, not later than 90 days after an insured depository institution becomes critically undercapitalized, is required to appoint a conservator or receiver for the institution. The board of directors of an insured depository institution would not be liable to the institution's shareholders or creditors for consenting in good faith to the appointment of a receiver or conservator or to an acquisition or merger as required by the regulator.

    The FDIC has adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

    In addition to the risk-based guidelines, the FDIC requires banks to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a bank rated in the highest of the five categories used by the FDIC to rate banks, the minimum leverage ratio of Tier 1 capital to total assets is 3%. For all banks not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum, or 4% to 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the FDIC has the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.


    In August 1995, the federal banking agencies adopted final regulations specifying that the agencies will include, in their evaluations of a bank's capital adequacy, an assessment of the exposure to declines in the economic value of the bank's capital due to changes in interest rates. The final regulations, however, do not include a measurement framework for assessing the level of a bank's exposure to interest rate risk, which is the subject of a proposed policy statement issued by the federal banking agencies concurrently with the final regulations. The proposal would measure interest rate risk in relation to the effect of a 200 basis point change in market interest rates on the economic value of a bank. Banks with high levels of measured exposure or weak management systems generally will be required to hold additional capital for interest rate risk. The specific amount of capital that may be needed would be determined on a case-by-case basis by the examiner and the appropriate federal banking agency. Because this proposal has only recently been issued, the Bank




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

currently is unable to predict the impact of the proposal on the Bank if the policy statement is adopted as proposed.

    In January 1995, the federal banking agencies issued a final rule relating to capital standards and the risks arising from the concentration of credit and nontraditional activities. Institutions which have significant amounts of their assets concentrated in high risk loans or nontraditional banking activities and who fail to adequately manage these risks, will be required to set aside capital in excess of the regulatory minimums. The federal banking agencies have not imposed any quantitative assessment for determining when these risks are significant, but have identified these issues as important factors they will review in assessing an individual bank's capital adequacy.

    In December 1993, the federal banking agencies issued an interagency policy statement on the allowance for loan and lease losses which, among other things, establishes certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by such policy statement is the sum of (a) assets classified loss; (b) 50 percent of assets classified doubtful; (c) 15 percent of assets classified substandard; and (d) estimated credit losses on other assets over the upcoming 12 months.


    As of September 30, 1996, the Bank had a total risk-based capital ratio of 15.90%, a Tier 1 risk-based capital ratio of 14.65% and a leverage capital ratio of 9.49%. The Bank is considered to be well capitalized as of September 30, 1996. A subsequent reduction in the Bank's capital could cause it to fall within a lower capital category and subject it to the mandatory and discretionary sanctions applicable to that category. Further, as noted above, an institution that, based upon its capital levels, is well capitalized, adequately capitalized or undercapitalized can, under certain circumstances, be reclassified to the next lower capital category.


    OTHER ITEMS. The FDIC Improvement Act also, among other things, (i) limits the percentage of interest paid on brokered deposits and limits the unrestricted use of such deposits to only those institutions that are well capitalized; (ii) requires the FDIC to charge insurance premiums based on the risk profile of each institution; (iii) eliminates "pass through" deposit insurance for certain employee benefit accounts unless the depository institution is well capitalized or, under certain circumstances, adequately capitalized; (iv) prohibits insured state chartered banks from engaging as principal in any type of activity that is not permissible for a national bank unless the FDIC permits such activity and the bank meets all of its regulatory capital requirements; (v) directs the appropriate federal banking agency to determine the amount of readily marketable purchased mortgage servicing rights that may be included in calculating such institution's tangible, core and risk-based capital; and (vi) provides that, subject to certain limitations, any federal savings association may acquire or be acquired by any insured depository institution.

    In addition, the FDIC has issued final and proposed regulations implementing provisions of the FDIC Improvement Act relating to powers of insured state banks. Final regulations issued in October 1992 prohibit insured state banks from making equity investments of a type, or in an amount, that are not permissible for national banks. In general, equity investments include equity securities, partnership interests and equity interests in real estate. Under the final regulations, non-permissible investments must be divested by no later than December 19, 1996. The Bank has no such non-permissible investments.

    Regulations issued in December 1993 prohibit insured state banks from engaging as principal in any activity not permissible for a national bank, without FDIC approval. The proposal also provides



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


that subsidiaries of insured state banks may not engage as principal in any activity that is not permissible for a subsidiary of a national bank, without FDIC approval.

    The impact of the FDIC Improvement Act on the Bank is uncertain, especially since many of the regulations promulgated thereunder have only been recently adopted and certain of the law's provisions still need to be defined through future regulatory action. Certain provisions, such as the recently adopted real estate lending standards and the limitations on investments and powers of state banks and the rules to be adopted governing compensation, fees and other operating policies, may affect the way in which the Bank conducts its business, and other provisions, such as those relating to the establishment of the risk-based premium system, may adversely affect the Bank's results of operations. Furthermore, the actual and potential restrictions and sanctions that apply to or may be imposed on undercapitalized institutions under the prompt corrective action and other provisions of the FDIC Improvement Act may significantly adversely affect the operations and liquidity of the Bank, the value of its Common Stock and its ability to raise funds in the financial markets.

    CAPITAL ADEQUACY GUIDELINES. The FDIC has issued guidelines to implement the risk-based capital requirements. The guidelines are intended to establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet items into account in assessing capital adequacy and minimizes disincentives to holding liquid, low-risk assets. Under these guidelines, assets and credit equivalent amounts of off-balance sheet items, such as letters of credit and outstanding loan commitments, are assigned to one of several risk categories, which range from 0% for risk-free assets, such as cash and certain U.S. Government securities, to 100% for relatively high-risk assets, such as loans and investments in fixed assets, premises and other real estate owned. The aggregated dollar amount of each category is then multiplied by the risk-weight associated with that category. The resulting weighted values from each of the risk categories are then added together to determine the total risk-weighted assets.

    A banking organization's qualifying total capital consists of two components: Tier 1 capital (core capital) and Tier 2 capital (supplementary capital). Tier 1 capital consists primarily of common stock, related surplus and retained earnings, qualifying noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries. Intangibles, such as goodwill, are generally deducted from Tier 1 capital; however, purchased mortgage servicing rights and purchase credit card relationships may be included, subject to certain limitations. At least 50% of the banking organization's total regulatory capital must consist of Tier 1 capital.

    Tier 2 capital may consist of (i) the allowance for possible loan and lease losses in an amount up to 1.25% of risk- weighted assets; (ii) perpetual preferred stock, cumulative perpetual preferred stock and long-term preferred stock and related surplus; (iii) hybrid capital instruments (instruments with characteristics of both debt and equity), perpetual debt and mandatory convertible debt securities; and (iv) eligible term subordinated debt and intermediate-term preferred stock with an original maturity of five years or more, including related surplus, in an amount up to 50% of Tier 1 capital. The inclusion of the foregoing elements of Tier 2 capital are subject to certain requirements and limitations of the federal banking agencies.

    The FDIC has also adopted a minimum leverage capital ratio of Tier 1 capital to average total assets of 3% for the highest rated banks. This leverage capital ratio is only a minimum. Institutions experiencing or anticipating significant growth or those with other than minimum risk profiles are expected to maintain capital well above the minimum level. Furthermore, higher leverage capital



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ratios are required to be considered well capitalized or adequately capitalized under the prompt corrective action provisions of the FDIC Improvement Act.

    SAFETY AND SOUNDNESS STANDARDS. In February 1995, the federal banking agencies adopted final guidelines establishing standards for safety and soundness, as required by FDICIA. The guidelines set forth operational and managerial standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. Guidelines for asset quality and earnings standards will be adopted in the future. The guidelines establish the safety and soundness standards that the agencies will use to identify and address problems at insured depository institutions before capital becomes impaired. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

    In December 1992, the federal banking agency issued final regulations prescribing uniform guidelines for real estate lending. The regulations require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan to value limits that do not exceed the supervisory limits prescribed by the regulations.

    Appraisals for "real estate related financial transactions" must be conducted by either state-certified or state-licensed appraisers for transactions in excess of certain amounts. State-certified appraisers are required for all transactions with a transaction value of $1,000,000 or more; for all nonresidential transactions valued at $250,000 or more; and for "complex" 1-4 family residential properties of $250,000 or more. A state-licensed appraiser is required for all other appraisals. However, appraisals performed in connection with "federally related transactions" must now comply with the agencies' appraisal standards. Federally related transactions include the sale, lease, purchase, investment in, or exchange of, real property or interests in real property, the financing of real property, and the use of real property or interests in real property as security for a loan or investment, including mortgage backed securities.

    PREMIUMS FOR DEPOSIT INSURANCE. Federal law has established several mechanisms to increase funds to protect deposits insured by the Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC is authorized to borrow up to $30 billion from the United States Treasury; up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver from the Federal Financing Bank; and from depository institutions that are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits. The FDIC also has authority to impose special assessments against insured deposits.

    The FDIC implemented a final risk-based assessment system, as required by FDICIA, effective January 1, 1994, under which an institution's premium assessment is based on the probability that the deposit insurance fund will incur a loss with respect to the institution, the likely amount of any such loss, and the revenue needs of the deposit insurance fund. As long as BIF's reserve ratio is less than a specified "designated reserve ratio," 1.25%, the total amount raised from BIF members by the risk-based assessment system may not be less than the amount that would be raised if the assessment rate for all BIF members were .023% of deposits. The FDIC, effective September 15, 1995, lowered assessments from their rates of $.23 to $.31 per $100 of insured deposits to rates of $.04 to $.31, depending on the condition of the bank, as a result of the recapitalization of the BIF.



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On November 15, 1995, the FDIC voted to drop its premiums for well capitalized banks to zero effective January 1, 1996. Other banks will be charged risk-based premiums up to $.27 per $100 of deposits.

    Governor Pete Wilson recently signed Assembly Bill 3351 (the "Banking Consolidation Bill"), authored by Assemblyman Ted Weggeland and sponsored by the California State Banking Department (the"Department"), effective July 1, 1997, which creates the California Department of Financial Institutions ("DFI") to be headed by a Commissioner of Financial Institutions out of the existing Department which regulates state chartered commercial banks and trust companies in California.

    The Banking Consolidation Bill, among other provisions, also (i) transfers regulatory jurisdiction over state chartered savings and loan associations from the Department of Savings and Loans ("DSL") to the newly created DFI and abolishes the DSL; (ii) transfers regulatory jurisdiction over state chartered industrial loan companies and credit unions from the Department of Corporations to the newly-created DFI; and (iii) establishes within the DFI separate divisions for credit unions, commercial banks, industrial loan companies and savings and loans. As the Banking Consolidation Bill has only recently been enacted, it is impossible to predict with any degree of certainty what impact it will have on the banking industry in general and the Bank in particular.

    Congress has recently passed, and the President has signed into law provisions to strengthen the Savings Association Insurance Fund (the "SAIF") and to repay outstanding bonds that were issued to recapitalize the SAIF's successor as result of payments made due to insolvency of savings and loan associations and other federally insured savings institutions in the late 1980's and early 1990's. The new law will require savings and loan associations to bear the cost of recapitalizing the SAIF and, after January 1, 1997, banks will contribute towards paying off the financing bonds, including interest. In 2000, the banking industry will assume the bulk of the payments. The new law also aims to merge the Bank Insurance Fund and SAIF by 1999 but not until the bank and savings and loan charters are combined. The Treasury Department has until March 31, 1997 to deliver to Congress on combining the charters. Additionally, the new provides "regulatory relief" for the banking industry by effecting approximately 30 laws and regulations. The costs and benefits of the new law to the Bank can not currently be accurately predicted.

    INTERSTATE BANKING AND BRANCHING. On September 29, 1994, the President signed in law the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"). Under the Interstate Act, beginning one year after the date of enactment, a bank holding company that is adequately capitalized and managed may obtain regulatory approval to acquire an existing bank located in another state without regard to state law. A bank holding company would not be permitted to make such an acquisition if, upon consummation, it would control (a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which the bank is located. A state may limit the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such limitation does not discriminate against out-of-state banks. An out-of-state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law except that a state may not impose more than a five year existence requirement.

    The Interstate Act also permits, beginning June 1, 1997, mergers of insured banks located in different states and conversion of the branches of the acquired bank into branches of the resulting bank. Each state may permit such combinations earlier than June 1, 1997, and may adopt legislation to prohibit interstate mergers after that date in that state or in other states by that state's banks. The



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same concentration limits discussed in the preceding paragraph apply.  The
Interstate Act also permits a national or state bank to establish branches in a state other than its home state if permitted by the laws of that state, subject to the same requirement and conditions as for a merger transaction. Effective October 2, 1995, California adopted legislation which "opts California into" the Interstate Act. However, the California Legislation restricts out of state banks from purchasing branches or starting a de novo branch to enter the California banking market. Such banks may proceed only by way of purchases of whole banks.

    The Interstate Act is likely to increase competition in the Bank's market areas especially from larger financial institutions and their holding companies. It is difficult to asses the impact such likely increased competition will have on the Bank' operations.

    In 1986, California adopted an interstate banking law. The law allows California banks and bank holding companies to be acquired by banking organizations in other states on a "reciprocal" basis (i.e., provided the other state's law permit California banking organizations to acquire banking organizations in that state on substantially the same terms and conditions applicable to banking organizations solely within that state). The law took effect in two states. The first state allowed acquisitions on a "reciprocal" basis within a region consisting of 11 western states. The second stage, which became effective January 1, 1991, allows interstate acquisitions on a national "reciprocal" basis. California has also adopted similar legislation applicable to savings associations and their holding companies.

    On September 28, 1995, Governor Wilson signed Assembly Bill No. 1482, the Caldera, Weggeland, and Killea California Interstate Banking and Branching Act of 1995 (the "1995 Act"). The 1995 Act, which was filed with the Secretary of State as Chapter 480 of the Statutes of 1995, became operative on October 2, 1995.

    The 1995 Acts opts in early for interstate branching, allowing out-of-state banks to enter California by merging or purchasing a California bank or industrial loan company which is at least five years old. Also, the 1995 Act repeals the California Interstate (National) Banking Act of 1986, which regulated the acquisition of California banks by out-of-state bank holding companies. In addition, the 1995 Act permits California state banks, with the approval of the Superintendent of Banks, to establish agency relationships with FDIC-insured banks and savings associations. Finally, the 1995 Act provides for regulatory relief, including (i) authorization for the Superintendent to exempt banks from the requirement of obtaining approval before establishing or relocating a branch office or place of business, (ii) repeal of the requirement of directors' oaths (Financial Code Section 682), and (iii) repeal of the aggregate limit on real estate loans (Financial Code
Section 1230).

    COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS. The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of financial institutions in meeting the credit needs of their local community, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

    In May 1995, the federal banking agencies issued final regulations which change the manner in which they measure a bank's compliance with its CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institutions' actual lending



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service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. In March 1994, the Federal Interagency Tax Force on Fair lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment and evidence of disparate impact.

    In February 1995, the federal banking agencies adopted final safety and soundness standards for all insured depository institutions. The standards, which were issued in the form of guidelines rather than regulations, relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan may result in enforcement proceedings. Additional standards on earnings and classified assets are expected to be issued in the near future.

    CHANGES IN ACCOUNTING PRINCIPLES. In February 1992, the Financial Accounting Standards Board ("FASB") issued SFAS No. 109 ACCOUNTING FOR INCOME TAXES, which supersedes SFAS No. 96 of the same title. SFAS No. 109 is effective for fiscal years beginning after December 31, 1992, or earlier at the Bank's option. SFAS No. 109 employs an asset and liability approach in accounting for income taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the financial statements and as measured by the provisions of enacted tax laws. SFAS No. 109 was adopted by the Bank in 1993 and there is no material impact on the Bank's financial statements.

    In addition, in December 1991, the FASB issued SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, which is effective for fiscal years ending after December 15, 1992 (December 15, 1995 in the case of entities with less than $150 million in total assets such as the Bank). SFAS No. 107 requires financial intermediaries to disclose, either in the body of their financial statements or in the accompanying notes, the "fair value" of financial instruments for which it is "practicable to estimate that value." SFAS No. 107 defines "fair value" as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are deemed the best evidence of the fair value of such instruments. Most deposit and loan instruments issued by financial intermediaries are subject to SFAS No. 107 and its effect will be to require financial statement disclosure of the fair value of most of the assets and liabilities of financial intermediaries such as the Bank. Management is unable to predict what effect, if any, such disclosure requirements could have on the market price of the common stock of the Bank or its ability to raise funds in the financial markets.


    In May 1993, the FASB issued Statement of Financial Standards No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN ("SFAS No. 114"). SFAS No. 114 was amended by SFAS No. 118 in October 1994 by providing guidance on income measurement and the disclosure thereof. Under the provisions of SFAS No. 114, as amended, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114, as amended, requires creditors to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate. If the measure of the impaired loan is less than the recorded investment in the loan, a creditor shall recognize an impairment by creating a valuation allowance with a corresponding charge to bad debt expense. This statement also applies to restructured loans and changes the definition of in-substance foreclosures to apply only to loans where the creditor has taken physical possession of the borrower's assets. SFAS No. 114, as amended, applies to financial statements for fiscal years beginning after December 15, 1994. Earlier implementation is permitted. The adoption of this statement as of the first quarter of 1995 did not have a material effect on the Bank's financial condition or results of operations at December 31, 1995.


    In June, 1993, the FASB issued Financial Accounting Series Statement No.
115 addressing the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments would be classified in three categories and accounted for as follows: (i) debt securities that the entity has the positive intent and ability to hold to maturity would be classified as "held to maturity" and reported at amortized cost; (ii) debt and equity securities that are held for current resale would be classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and (iii) debt and equity securities not classified as either securities held to maturity or trading securities would be classified as securities available for sale, and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. The rule is effective for financial statements for calendar year 1994, but may be applied to an earlier fiscal year for which annual financial statements have not been issued.

    Effective for 1994, the Bank has implemented SFAS No. 115 regarding its investment securities. Accordingly, all of the securities have been classified as "hold to maturity". The Bank has established this classification due to its intent and ability to hold such securities throughout their respective investment terms. As a result, any subsequent increases or decreases in the fair market values of the securities are not reflected on either the income statement or changes in stockholders equity.

    In December 1994, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 94-6, DISCLOSURE OF CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES. This SOP applies to financial statements prepared in conformity with GAAP by all nongovernmental entities. The disclosure requirements in SOP 94-6 focus primarily on risks and uncertainties that could significantly affect the amounts reported in the financial statements in the near-term functioning of the reporting entity. The risks and uncertainties discussed in SOP 94-6 stem from the nature of the entity's operations, from the necessary use of estimates in the preparation of the entity's financial statements and from significant concentrations in certain aspects of the entity's operations. SOP 94-6 is effective for financial statements issued for fiscal years ending after December 15, 1995 and did not have any impact in the financial position or results of operations of the Bank.

    In March of 1995, the FASB issued SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The statement does not apply to financial instruments long-term customer relationships of a financial institution (core deposits), mortgage and other servicing rights, and tax deferred assets. SFAS 121 requires the review of long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances include, for example, a significant decrease in market value of an assets, a significant change in use of an asset, or an adverse change in a legal factor that could affect the value of an asset. If such an event occurs and it is determined that the carrying value of the asset may not be recoverable, an impairment loss should be recognized a measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value can be determined by a current transaction, quoted market prices, or present value of estimated expected future cash flows discounted at the appropriate rate. The statement is effective for fiscal years beginning after December 15, 1995. The Bank does not anticipate that implementation of SFAS No. 121 will have a material impact on its results of operations or financial position.

    In May of 1995, the FASB issued SFAS 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. SFAS No. 122 eliminates distinctions between servicing rights that were purchased and those that were retained upon the sale of loans. The statement requires mortgage servicers to recognize as separate assets rights to service loans, no matter how the rights were acquired. Institutions who sell loans and retain the servicing rights will be required to allocate the total cost of the loans to servicing rights and loans based on their relative fair values if the value can be estimated. SFAS No. 122 is effective for fiscal years beginning after December 15, 1995. Further, SFAS No. 122 requires that all capitalized mortgage servicing rights be periodically evaluated for impairment based upon the current fair value of these rights. Management believes the implementation of this statement will not have a material effect on the Bank's financial condition and results of operations since it does not retain servicing on its sold mortgage loans.

    In October of 1995, the FASB issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, establishing financial accounting and reporting standards for stock-based employee compensation plans. This statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation pans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net income and, if presented, earnings per share, as if this statement had been adopted. The accounting requirements of this statement are effective for transactions entered into in fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994.
Management of the Bank has not completed an analysis of the potential effects of this statement on its financial condition or results of operations.

    In June of 1996, the FASB issued SFAS No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, establishing accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of the financial-components approach. This approach requires the recognition of financial assets and servicing assets that are controlled by the reporting entity, the derecognition of financial assets when control is surrendered, and the derecognition of liabilities when they are extinguished. Specific criteria are established for determining when control has been surrendered in the transfer of financial assets. Liabilities and derivatives incurred or obtained by transferors in conjunction with the transfer of financial assets are required to be measured at fair value, if practicable. Servicing assets and other retained interests in transferred assets are required to be measured by allocating the previous carrying amount between the assets sold, if any, and the interest that is retained, if any, based on the relative fair values of the assets on the date of the transfer. Servicing assets retained are subsequently subject to amortization and assessment for impairment. Management believes the implementation of this statement will not have a material effect on the Bank's financial condition or results of operations.

    OTHER REGULATIONS AND POLICIES. The federal regulatory agencies have adopted regulations that implement Section 304 of FDICIA which requires federal banking agencies to adopt uniform regulations prescribing standards for real estate lending. Each insured depository institution must adopt and maintain a comprehensive written real estate lending policy, developed in conformance with prescribed guidelines, and each agency has specified loan-to-value limits in guidelines concerning various categories of real estate loans.

    Various requirements and restrictions under the laws of the United States and the State of California affect the operations of the Bank. Federal regulations include requirements to maintain non-interest bearing reserves against deposits, limitations on the nature and amount of loans which may be made, and restrictions on payment of dividends. The California Superintendent of Banks approves the number and locations of the branch offices of a bank. California law exempts banks from the usury laws.

                        RESTRICTIONS ON TRANSFERS OF FUNDS TO
                           THE HOLDING COMPANY BY THE BANK

    The Holding Company is a legal entity separate and distinct from the Bank.

    There are statutory and regulatory limitations on the amount of dividends which may be paid to the Holding Company by the Bank. Under California law, no distribution of dividends is permitted unless: (i) such distribution would not exceed a bank's retained earnings; or (ii) in the alternative, after giving effect to the distribution, (y) the sum of a bank's assets (net of goodwill, capitalized research and development expenses and deferred charges) would be not less than 125% of its liabilities (net of deferred taxes, income and other credits), or (z) current assets would not be less than current liabilities (except that if a bank's average earnings before taxes for the last two years had been less than average interest expenses, current assets must not be less than 125% of current liabilities).

    The FDIC also has authority to prohibit the Bank from engaging in what, in the FDIC's opinion, constitutes an unsafe or unsound practice in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the FDIC could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the FDIC has established guidelines with respect to the maintenance of appropriate levels of capital by bank under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of the FDIC Improvement Act could limit the amount of dividends which the Bank may pay to the Holding Company. See "SUPERVISION AND REGULATION OF THE HOLDING COMPANY AND THE BANK - FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991 - PROMPT CORRECTIVE REGULATORY ACTION" AND "- CAPITAL ADEQUACY GUIDELINES" for a discussion of these additional restrictions on capital distributions.

    Following the Reorganization, the Bank would be subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, the Holding Company or other affiliates, the purchase of or investments in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of the Holding Company or other affiliates. Such Restrictions would prevent the Holding Company and such other affiliates from borrowing from the bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the Bank to or in the Holding Company or to in any other affiliate would be limited to 10% of the Bank's capital and surplus (as defined by federal regulations) and such secured loans and investments would be limited, in the aggregate, to 20% of the Bank's capital and surplus (as defined by federal regulations). In addition, following the Reorganization any transaction with an affiliate of the Bank must be on terms and under circumstances that are substantially the same as a comparable transaction with a non-affiliate. Additional restrictions on transactions with affiliates may be imposed on the Bank under the prompt corrective action provisions of the FDIC Improvement Act. See "SUPERVISION AND REGULATION OF THE HOLDING COMPANY AND THE BANK - EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION - FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991 - PROMPT CORRECTIVE REGULATORY ACTION."

                   MARKET PRICE OF AND DIVIDENDS ON HOLDING COMPANY
                          COMMON STOCK AND BANK COMMON STOCK

MARKET INFORMATION

    Trading in the Bank Common Stock has been limited, and such trading cannot be characterized as amounting to an established public trading market. The Bank Common Stock is traded in the over-the-counter market. It is not listed on any exchange or on NASDAQ. Furthermore, the Bank Common Stock is not listed in the "pink sheets" published by National Quotation Bureau, Inc. or in any other published quotation service and, therefore, information about the high and low bid price is not readily obtainable.

    There is no trading in the Holding Company Common Stock. After consummation of the Holding Company Reorganization, it is anticipated that the Holding Company Common Stock will be traded in the over-the-counter market and most probably will not be, in the near term, listed on any exchange or on NASDAQ.

    Management of the Bank is aware of three securities dealers who maintain an inventory and make a market in Bank Common Stock. The market makers are Maquire Investments of Santa Maria, Hoefer & Arnett of San Francisco, and Sutro & Company, with a local office in Santa Maria.

    The information set forth in the table below summarizes, for the periods indicated, the bid and ask prices of Bank Common Stock based upon information provided by Maquire Investments, Inc. and by the OTC Bulletin Board. These quotes do not necessarily include retail markups, markdowns, or commissions and may not necessarily represent actual transactions. Additionally, there may have been transactions at prices other than those shown below.

               1995                    BID       ASK

              First Quarter         $13.25    $13.75
              Second Quarter         13.25     13.75
              Third Quarter          13.75     14.25
              Fourth Quarter         13.75     14.25

               1996


              First Quarter          14.00     14.50
              Second Quarter         13.75     14.25
              Third Quarter          15.00     15.75
              Fourth Quarter         15.00     16.00



              As of the Record Date, the Bank has reserved 160,400 shares of Bank Common Stock for issuance upon the exercise of outstanding stock options granted pursuant to the Bank's Stock Option Plan and 85,520 shares that may be issued pursuant to stock options that may be granted in the future. Upon consummation of the Reorganization, the Holding Company will assume the Bank's rights and obligations under the Plan and under each of the outstanding options previously granted under the Plan by which assumption the optionee shall have the right to purchase one share of Holding Company Common Stock for each share of Bank Common Stock the optionee was entitled to purchase prior the Holding Company Reorganization.


    Upon consummation of the Reorganization, up to 1% of the outstanding shares of Holding Company Common Stock could be sold pursuant to Rule 144 under the Securities Act for the account of an affiliate of the Holding Company during a three month period. For purposes of Rule 144, affiliates including the Holding Company's directors and executive officers and the Bank's directors and executive officers.

    The Holding Company has never paid a dividend. Since 1984, the Bank has consistently declared and paid a cash dividend, with the equivalent of $.06 per share being paid since February 1988. In 1994, the Board of Directors of the Bank increased the per share cash dividend to $.10. In 1995, the Board of Directors of the Bank again increased the per share cash dividend to $.11. In January 1996, the Board of Directors of the Bank declared a $.20 per share cash dividend. At the 1996 Annual Shareholders Meeting, the Bank announced that it would begin to pay dividends on a semi-annual basis. In July 1996, a $.15 dividend was declared to be paid in August. However, no assurance can be given that the pattern of dividends described herein will continue at the Bank, or if the Reorganization is consummated, at the Holding Company, or if any cash dividends will be paid in the future either by the Bank, or if the Reorganization Proposal is approved, by the Holding Company.

SHAREHOLDERS


    As of the Record Date, there were approximately 2,000 holders of record of Bank Common Stock. As of the Record Date, there was 1 shareholder of Holding Company Common Stock.


DIVIDENDS

    Upon consummation of the Reorganization, as a bank holding company without significant assets other than its equity interest in the Surviving Bank, the Holding Company's ability to pay cash dividends will depend upon the dividends it receives from the Surviving Bank which, in turn, are subject to certain limitations. In addition, the Holding Company's and the Bank's ability to pay dividends are, and the Surviving Bank's ability to pay cash dividends will be, limited by California law. The Bank's Board of Directors intends to retain earnings, if any, in order to increase capital, and to pay cash dividends only when it is prudent to do so and the Bank's performance justifies such action. See "SUPERVISION AND REGULATION OF THE HOLDING COMPANY AND THE BANK - THE BANK - POTENTIAL AND EXISTING ENFORCEMENT ACTIONS."

    Since the Bank is a state-chartered bank, its ability to pay dividends or make distributions to its shareholders is subject to restrictions set forth in the California Financial Code. The California Financial Code provides that a bank may not make a distribution to its shareholders in an amount which exceeds the less of (i) the bank's retained earnings; or (ii) the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank to the shareholders of the bank during such period. However, a bank may, with the prior approval of the Superintendent make a distribution to the shareholders of the bank in an amount not exceeding the greatest of (i) its retained earnings; (ii) its net income for its last fiscal year; or (iii) its net income for its current fiscal year. In the event that the Superintendent determines that the stockholders' equity of a bank is inadequate or that the making of a distribution by a bank would be unsafe or unsound, the Superintendent may order the bank to refrain from making a proposed distribution. Under the FDIC Improvement Act, additional limitations can be imposed on the Bank with regard to making capital distributions if after such transaction the Bank would be undercapitalized. See "SUPERVISION AND REGULATION OF THE HOLDING COMPANY AND THE BANK - EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION - FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991."

                         DIRECTORS AND EXECUTIVE OFFICERS OF
                           THE HOLDING COMPANY AND THE BANK

    Each of the current directors of the Bank are directors of the Holding Company. The following tables set forth certain information as of December 31, 1996, with respect to the directors and executive offices of the Bank of Santa
Maria:

                                                                      YEAR FIRST
                                                                      APPOINTED
                                           BUSINESS EXPERIENCE        OR ELECTED
DIRECTORS                        AGE      DURING PAST FIVE YEARS       DIRECTOR

Armand R. Acosta                 71         Retailer, Retired            1977

Richard E. Adam                  66              Farmer                  1977

Fred L. Crandall, Jr., D.D.S.    68              Dentist                 1978

A. J. Diani                      74           Construction               1977

William A. Hares                 62        President and Chief           1981
                                            Executive Officer

Roger A. Ikola, M.D.             65          Pediatrician                1977

Toshiharu Nishino                70        Wholesale Produce             1977

Joseph Sesto, Jr.                84       Investments, Retired           1977

William L. Snelling              65      Real Estate Development         1977

Mitsuo Taniguchi                 70     Wholesale Produce, Retired       1977

Joseph F. Ziemba, M.D.           79         Physician, Retired           1978

                                                                     YEAR FIRST
                                                                      APPOINTED
                                            BUSINESS EXPERIENCE       EXECUTIVE
EXECUTIVE OFFICERS                AGE      DURING PAST FIVE YEARS      OFFICER

William A. Hares                 62       President and Chief            1978
                                           Executive Officer

Carol Bradfield(1)               42     Executive Vice President         1996
                                              Administration

F. Dean Fletcher                 48     Executive Vice President         1991
                                       and Chief Financial Officer

Susan Forgnone (2)               35    Executive Vice President          1994
                                         and Loan Administrator

James D. Glines                  54     Executive Vice President and     1992
                                      Manager - Santa Maria Way Branch

(1) Ms. Bradfield joined the Bank in April, 1988. She was formerly Senior Vice President - Human Resources prior to her appointment as an executive officer.

(2) Ms. Forgnone joined the Bank in October, 1988. She has worked in various aspects of lending with the Bank prior to her appointment as an executive officer.

    All directors of the Bank of Santa Maria serve for a term of one year and hold office until the 1997 Annual Meeting of Shareholders or until their successors are duly elected and qualified. The executive officers are elected annually by the Board of Directors following the Annual Meeting of the Shareholders and serve at the pleasure of the Board.

    The following provides information on the principal occupation or employment during the past five years of each of the Bank's directors and executive officers.

    CAROL BRADFIELD is presently the Executive Vice President responsible for the administrative departments within the Bank. She assumed this position in June of 1996. She previously held the position of Senior Vice President/Human Resources Officer. Her primary responsibility is to ensure efficient operations and effective communication between the administrative departments and the branch system. Her duties include supervision of the Human Resources Department, Credit Services Department, Loan Review and Compliance, the Marketing Department, Informational Services Department and the Operational Review Department.

    Ms. Bradfield graduated from Cal Poly with a Bachelor of Science in Agricultural Business Management. She has also graduated from a two year post graduate course with the California Banking School, and a two year course with the American Bankers Association in Human Resource Management.

    Ms. Bradfield has been in banking since 1978. She has worked for Wells Fargo Bank and Security Pacific Bank in a variety of positions, including branch manager, commercial and agricultural loan officer and in the commercial loan review function. She joined Bank of Santa Maria in 1988 as a commercial loan officer. In January 1989, she became the Bank's first full time manager of the Human Resources Department supervising the training division and administering the Bank's benefit programs.

    F. DEAN FLETCHER is currently employed as the Executive Vice President, Chief Financial Officer of Bank of Santa Maria, a position he has held five years. Mr. Fletcher has been in banking since 1976, where he started as the Assistant Controller of the billion dollar Zion First National Bank. Mr. Fletcher entered his banking career after leaving the CPA firm of what is now known as Deloitte & Touche. During his auditing career, he was actively involved in auditing financial institutions. Mr. Fletcher holds a degree in accounting from the University of Utah which he graduated cum laude. He has also completed a three year post graduate course at the Pacific Coast Banking School at the University of Washington.

    During his bank career, in addition to the accounting function, he has organized and opened a new bank, installed one of the first ATM systems in California, converted a bank to in-house processing, assisted in numerous conversions, facilitated several mergers and acquisitions, built or remodeled several bank facilities and has managed most bank operations and personnel functions where he has been employed.

    SUSAN D. FORGNONE is presently the Executive Vice President/Loan Administrator, having assumed the position in December, 1994. She previously held the position of Senior Vice President/Chief Lending Officer since June, 1994. She is also the Bank's CRA Officer and was appointed to this position in August, 1994. Duties include monitoring loan quality and the Allowance for Loan Loss Reserves, establishing policy specifically for the lending function and the Community Reinvestment Act. Ms. Forgnone graduated from Arkansas Tech University in 1983, with a degree in Business Administration. She has also graduated from a two year post graduate course with the California Banking School.

    Ms. Forgnone began her banking career in 1983, with Security Pacific National Bank. She entered SPNB's Commercial Loan Officer Training Program and later served as a Commercial Loan Associate with SPNB's Salinas Business Banking Center. In 1986, she transferred to SPNB's Credit Review Department in Los Angeles where she participated in a two year rotation program, reviewing the credit quality and documentation of various lending relationships throughout the bank's commercial loan centers, private banking centers and corporate departments. Upon completing the Credit Review rotational program in mid-1988, she was assigned as a Commercial Loan Officer with SPNB's Long Beach Commercial Loan Center. Ms. Forgnone joined Bank of Santa Maria as a Commercial Loan Officer in October, 1988. In December of 1992, she assumed the responsibility of managing the Credit Services Department and assisting the Loan Administrator in monitoring, structuring and the approval of credit.

    JAMES D. GLINES is the Executive Vice President/Manager of the Santa Maria Office. He attended school in Santa Maria and graduated from Cal Poly with a Bachelor of Science in Farm Management (Agricultural Economics). Mr. Glines joined Bank of Santa Maria in 1983, as a Commercial Loan Officer. He was appointed Vice President and Branch Manager in August, 1983, appointed Senior Vice President in December, 1987, and appointed to Executive Vice President as of December, 1992. Previous to working for BSM, he was employed by Wells Fargo Bank for thirteen years. He is active in various community activities such as the Elks Lodge #1538, the YMCA, Jr. Livestock Sales Committee for the Santa Barbara County Fair, Area Chairman for Duck's Unlimited and others.

    ARMAND ACOSTA a fifty-one year resident of Santa Maria, is a retired retailer of menswear, owner of Armand's from 1963 until 1987. He is the past president of 20/30 International Service Club, charter member of Lions Noontimers Service Club, member of Santa Maria Country Club and has served on the Santa Barbara County Grand Jury.

    RICHARD E. ADAM is a lifetime vegetable grower in the Santa Maria area who owns and operates a substantial farm. Mr. Adam, a fourth generation resident of the Santa Maria area, is also involved in sales and cooling activities in connection with vegetable growing activities. He is currently an active member of the Santa Maria Valley Water Conservation District and was formerly a member and president of the Santa Maria Elementary School Board. He earned a B.S. Ag Econ Degree from the University of California at Berkeley and served in the U.S. Air Force from 1952 through 1957.

    FRED L. CRANDALL, JR. has been a practicing dentist in the Santa Maria area since 1961. Prior to this, he was in the U.S. Army Dental Corp based in Germany and Oklahoma. He is a member of the Central Coast Dental Society, Delta Sigma Delta, American Dental Association and involved in the Mental Health Association, serving ten years as President. He has a BA in Zoology from B.Y.U., attended Washington University, St. Louis, MO for dentistry and continued education programs in the Combined Therapy Study Group in Santa Barbara.

    A. J. DIANI is the founder of A.J. Diani Construction Company, Inc. a general engineering and building construction firm operating throughout California since 1949. Mr. Diani has extensive business experience having served on many boards, including several financial institutions and being a general partner in many real estate development ventures and construction related activities. Mr. Diani has also served the Santa Maria community through his affiliation with many civic organizations, including the Santa Maria Arts Council, the YMCA, Santa Maria Valley Developers, the Chamber of Commerce and others.

    WILLIAM A. HARES has been the President/CEO of Bank of Santa Maria since January 1982 and has been with the Bank since September 1978 and is on the Board of Directors. Prior to this date, he worked for several different banks dating back to 1951, in many capacities including marketing, operations, lending, credit administration, and personnel. He graduated from New Castle High School in Pennsylvania, completed several AIB courses and attended Riverside College. He has been a member of the Rotary Club, the Chamber of Commerce and many other organizations.

    ROGER A. IKOLA, M. D. has been a practicing pediatrician for thirty years. He is a founding Director and Chief Financial Officer of Marian Independent Physicians Association contracting with various HMO's to provide managed medical care. Dr. Ikola was the developer and has been the managing partner of the Marion Medical-Dental Center. Other non-medical business experience includes eighteen years owning and directing a Holiday Inn, ten years owner of a restaurant, three years strawberry growing, seven years Christmas tree farming and sixteen years as a Santa Maria High School District board member.

    TOSHIHARU NISHINO, owner of the wholesale produce business of Nishino and Taniguchi since 1957, is a leader of the Japanese-American community in Santa Maria and a resident of the Santa Maria area for forty years and is active in various Santa Maria civic and charitable activities. The bank believes that Mr. Nishino's experience as one of the area's leading wholesale produce merchants is useful in the development of loan programs suitable to Santa Maria's agricultural community.

    JOSEPH SESTO, JR., a forty year resident of Santa Maria, is a community leader in Santa Maria. As a retired independent insurance agent since 1949, Mr. Sesto has considerable experience in designing insurance funded programs for independent business enterprises. Mr. Sesto's numerous civic involvements include the Santa Maria Chamber of Commerce (of which he is a past President), and the Board of Directors of the Marian Hospital (of which he was Chairman of the Board from 1965 to 1976); Chairman of the Military Affairs Committee of the Chamber of Commerce and various other charitable and civic activities.

    WILLIAM L. SNELLING is currently active in commercial real estate development in Santa Maria area and has been a consultant to Southwest Leasing Corporation of Beverly Hills, California, to which Mr. Snelling was an officer and full time employee from 1968 to 1974. Mr. Snelling came to Santa Maria in October of 1974, as an officer and director of SAMHI Corporation, owner and operator of the Santa Maria Holiday Inn. His numerous civic activities include President of the Board of Directors of the YMCA of Santa Maria, a director of the Boys' Club, Visiting Nurses of Northern Santa Barbara County, Co-Chairman and Vice President of the United Way and many others. Mr. Snelling attended Oregon State University and UCLA and holds a Juris Doctorate Degree, Cum Laude, from the California College of Law.

    MITSUO TANIGUCHI, retired from wholesale produce business, Nishino & Taniguchi, in 1992, of which he had been a partner since 1957 in Santa Maria. Mr. Taniguchi is a leader of the Japanese-American community in the Santa Maria area and has numerous civic and community involvements. His experience in the agricultural community is a great asset to the bank.

    JOSEPH F. ZIEMBA, M. D., an anesthesiologist, practiced in Santa Maria since 1958 until his retirement in 1992 at both Valley Community Hospital and Marian Hospitals. During this period, he participated, at various times, in many charitable and civic organizations such as the Chamber of Commerce, the YMCA, Visiting Nurse Service, Santa Barbara County Medical Society, American Lung Association, Tri County Blood Bank and others.

DIRECTOR COMPENSATION

    During 1995, each non-officer director received $650 for each Board of Directors meeting attended. The Chairman of the Board and the Secretary received an additional $650 and $225 respectively each month. Members of all other committees received $225 for each committee meeting attended.

EXECUTIVE COMPENSATION SUMMARY
    It is expected that until the officers of the Holding Company begin to devote significant time to the separate management of the Holding Company's business, which is not expected to occur until such time as the Holding Company becomes actively involved in additional businesses, the officers will only receive compensation for services as directors, officers and employees of the Bank, and no separate compensation will be paid for their services to the Holding Company. At the present time, the Holding Company does not intend to employ any persons other than its officers. If the Holding Company establishes or acquires other businesses, it may add additional employees at that time.

    The following Summary Compensation Table shows compensation earned from the Bank for services rendered during fiscal years 1995, 1994, and 1993, to each of the Bank's executive officers whose salaries and bonuses exceeded $100,000 in 1995.

SUMMARY COMPENSATION TABLE

                                                                          Long-term
                                                          Annual         Compensation
                                                       Compensation(1)      Awards
                                                 ---------------------------------------------------
                                                                          Securities    All Other
                                                     Salary       Bonus    Underlying  Compensation
Name and Principal Position                Year      ($)(2)      ($)(4)   Options(#)(5)  ($)(3)
----------------------------------------------------------------------------------------------------
William A. Hares                          1995  $  160,000  $  150,000      10,000     $16,843
        President and Chief               1994     147,818     115,000       5,000      16,796
        Executive Officer                 1993     140,550      90,000                  21,006

F. Dean Fletcher                          1995      93,000      45,000                  15,223
        Executive Vice President          1994      90,300      30,000                  11,666
        and Chief Financial Officer       1993      87,600      25,000                   8,703

Susan Forgnone                            1995      80,000      45,000                   9,241
        Executive Vice President          1994      54,063      15,000                   5,976
        and Loan Administrator            1993         N/A         N/A         N/A         N/A

James D. Glines                           1995      85,000      45,000                  12,025
        Executive Vice President          1994      80,000      30,000                  10,624
        and Manager-Santa Maria           1993      73,925      25,000                   7,146
        Way Office


(1) The column for other annual compensation has been omitted since the only items reportable thereunder for the named persons are perquisites, which did not exceed the lessor of $50,000 or 10% of salary and bonus for any of the named persons.

(2) Includes all contributions to the Bank's 401(k) Plan, and the Bank's Flexible Spending Account for medical and child care expenditures made through salary reductions and deferrals.

(3) All employees of the Bank who have at least one year of service having worked at least 1,000 hours during that year and are at least 18 years of age are eligible to participate in the Bank's Profit Sharing and the 401(k) Salary Deferral Plan.

    The Salary Deferral Plan is a self funded voluntary plan that offers certain tax savings with tax deferred investment earnings. The amount contributed by the participants is fully vested from the date of deposit. The directors of the Bank, at their discretion, may elect to match an amount equal to $.50 for every $1.00 the 401(k) participant invests, not to exceed 2% of their gross compensation. This contribution is made as of June 30th and December 31st of each year. All matching contributions follows a seven year vesting schedule.

    Contributions to the Bank's Profit Sharing Plan are also at the discretion of the Bank's directors. Any amount that is contributed is allocated to accounts established for each participating employee and is based on a percentage of their gross income. These are subject to a seven year vesting
schedule with 100% vesting occurring after seven years of service.   Funding for
the plan always occurs in January of each year.

    Participants contributions toward the 401(k) are included in amounts shown as "Salary," above. The Bank's matching contributions are, as well as the Profit Sharing contribution, are aggregated and included under "All Other Compensation," above.

(4) Cash bonuses are reported in the year earned and may be paid in that year or in January of the following year at the discretion of the officer. Bonuses are recommended by the Compensation Committee of the Board and are approved by the full board at the December meeting. Bonuses are discretionary, but are generally based upon the operating results of the Bank.

(5) Options shown were issued under the Bank's Incentive Stock Option Plans. These plans are administered by the Compensation Committee. Options granted have an exercise price equal to the fair market value on the date of grant, vested over a term of 5 years and expired 5 years from the date of grant unless otherwise noted.

(6) Ms. Bradfield was not included in the compensation tables as she was not named as an executive officer until June 11, 1996.

STOCK OPTION GRANTS IN FISCAL 1995

    The following table shows the number of shares with respect to which options were granted during 1995 to each of the named persons, together with the percentage of all grants to employees which the grant to the named person represents, the exercise price of such option and the expiration date of the option.

                                      Individual Grants
                 --------------------------------------------------------------
                                  % of Total
                                   Options
                    Options       Granted to      Exercise
                    Granted        Employees       Price       Expiration
       Name           (1)        in Fiscal Year    ($/Sh)          Date
--------------------------------------------------------------------------------

William A. Hares    10,000           42.55%      $  13.50         8/8/00
F. Dean Fletcher      0               0              0              0
Susan Forgnone        0               0              0              0
James D. Glines       0               0              0              0


AGGREGATED OPTIONS EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

The following table sets forth the number of shares acquired by any of the named persons upon exercise of stock options in 1995, the value realized through the exercise of such options and the number of unexercised options held by such person, including both those which are presently exercisable and those which are not presently exercisable.

                           Shares                                    Number of
                          Acquired                               Shares Underlying                  Value of Unexercised
                            Upon                                     Unexercised                           In-the
                           Option              Value                    Options                         Money Options
Name                      Exercise (#)       Realized($)              at 12-31-95 (#)                at 12-31-95 ($)(1)
----                     ----------------------------------------------------------------------------------------------------
                                                                                   Not                               Not
                                                             Exercisable       Exercisable      Exercisable      Exercisable
                                                             -----------       -----------      -----------      -----------
William A. Hares                                               11,500            18,500         $  88,063        $  52,563
F. Dean Fletcher                                               12,000             3,000            54,000           13,500
Susan Forgnone              3,000         $  13,500             2,000             5,500             5,000           13,125
James D. Glines                                                 3,000             2,000            11,250            7,500


(1) Potential unrealized value is determined by multiplying the number of shares by the net of the fair market value at fiscal year end ($14.00) less the option exercise price.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS REGARDING
                                 BANK OF SANTA MARIA

There are no existing or proposed material transactions between the Bank's executive officers or directors or the immediate family or associates of any of the foregoing persons. None of the directors or executive officers of the Bank were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Bank, acting with their capacities as such. There are no family relationships between the directors and executive officers of the Bank, except between Director Nishino and Director Taniguchi who are brothers-in-law. None of the directors or executive officers of the Bank serve as directors of any company which has a class of securities registered under or which is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, or any investment company registered under the Investment Company Act of 1940, as amended.

Some of the Bank's directors, nominees for director, and executive officers and their immediate families, as well as the companies with which such directors and executive officers are associated, are customers of, and have had banking transactions with the Bank in the ordinary course of the Bank's business and the Bank expects to have such ordinary banking transactions with such persons in the future. In the opinion of Management of the Bank, all loans and commitments to lend included in such transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and did not involve more than a normal risk of collectibility or present other unfavorable features.

                    APPROVAL OF BSM BANCORP 1996 STOCK OPTION PLAN

INTRODUCTION

    Shareholders of the Bank, as prospective shareholders of the Holding Company, are being asked to approve the proposed BSM Bancorp 1996 Stock Option Plan (the "1996 Plan"), which was adopted by the Board of Directors of Holding Company on November 12, 1996, subject to the approval of the California Commissioner of Corporations and the holders of a majority of the issued and outstanding shares of the Bank as prospective shareholders of the Holding Company. The purpose of the 1996 Plan is to strengthen the Holding Company and its prospective wholly-owned subsidiary bank, Bank of Santa Maria (the "Bank"), by providing an additional means of attracting and retaining competent managerial personnel and by providing to participating officers, key employees and directors, as well as consultants, advisors and others having a business relationship with the Holding Company and the Bank, added incentive for high levels of performance and for unusual efforts to increase the earnings of the Holding Company and the Bank. The 1996 Plan seeks to accomplish these purposes and achieve these results by providing a means whereby such officers, key employees and directors, as well as consultants, advisors and others having a business relationship with the Holding Company and the Bank, purchase shares of the Holding Company's Common Stock pursuant to options granted in accordance with the 1996 Plan.

    The Board of Directors believes the 1996 Plan is beneficial to the Holding Company, the Bank and the Holding Company's shareholder and prospective shareholders. The 1996 Plan is subject to approval of the California Commissioner of Corporations and the holders of a majority of the issued and outstanding shares of the Bank as prospective shareholders of the Holding Company, subject to any required changes of any regulatory agency.

SUMMARY OF PLAN


    The purpose of the 1996 Plan is to strengthen the Holding Company and the Bank by providing an additional means of attracting and retaining competent managerial personnel. The 1996 Plan provides to participants added incentive for high levels of performance and for unusual efforts to increase the earnings of the Holding Company and the Bank. It is intended that the 1996 Plan will assist in accomplishing these objectives and facilitate in achieving these results by providing a means whereby directors, officers and key employees, as well as consultants, advisors and others having a business relationship with the Holding Company and the Bank, may purchase shares of the Common Stock of the Holding Company pursuant to options granted in accordance with the 1996 Plan. 892,001 unissued shares of the Holding Company, or approximately 30% of the issued and outstanding shares of the Holding Company, will be reserved for issuance to directors, officers and employees, as well as consultants, advisors and others having a business relationship with the Holding Company and the Bank ("Eligible Participants"). Options granted pursuant to the 1996 Plan may be non-qualified options or incentive stock options within the meaning of Section 422A of the Internal Revenue Code.


    The 1996 Plan will be administered by the Board of Directors of the Holding Company or by a committee appointed from time to time by the Board. The Board of Directors or the committee will determine with respect to the Eligible Participants in the 1996 Plan and the extent of their participation.

    The purchase price of stock subject to each option shall be not less than one hundred (100%) of the fair market value of such stock at the time such option is granted. An Eligible Participant owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Holding Company may only be granted an option with an exercise price at least 110% of the fair value of Holding Company stock at the date of grant. The purchase price of any shares exercised shall be paid in full in cash or, with the prior written approval of the committee, in shares of the Holding Company or on a deferred basis evidenced by a promissory note. In addition, the optionee shall have the right upon exercise of an option to surrender for cancellation a portion of the option for the number os shares exercised. Options may be granted pursuant to the 1996 Plan for a term of up to ten (10) years. Each option shall be exercisable according to the determination of the Board or committee, except that options shall be exercisable at a minimum of 20% per year over a five year period.

    Options granted under the 1996 Plan shall not be transferable by the optionee during the optionee's lifetime. In the event of termination of employment as a result of the optionee's disability or in the event of an employee's death during the exercise period, to the extent the option is exercisable on the date employment terminates or the date the employee dies, the option shall remain exercisable for up to one (1) year (but not beyond the end of the original option term) by the disabled optionee or, in the event of death of the optionee, a non-qualified option shall be exercisable by the person or persons to whom rights under the option shall have passed by will or the laws of descent and distribution.

    If an optionee's employment is terminated, unless termination was by reason of disability or death, the optionee shall have the right, for a 3-month period after termination, to exercise that portion of the option which was exercisable immediately prior to such termination. If an optionee's employment is terminated for cause, except for options granted to consultants and business advisors, the optionee shall have the right for a 30 day period after termination, to exercise that portion of the option which was exercisable immediately prior to such termination. In no event may the option be exercised after the end of the original option term. However, such termination provisions shall not apply for options granted to consultants, business associates or other persons or entities with important business relationships with the Holding Company.

    In the event of certain changes in the outstanding Common Stock of the Holding Company without receipt of consideration by the Holding Company, such as stock dividends, stock splits, recapitalization, reclassification, reorganization, merger, stock consolidation, or otherwise, appropriate and proportionate adjustments shall be made in the number, kind and exercise price of shares covered by any unexercised or partially unexercised options which were already granted. Optionees will receive prior notice of any pending dissolution or liquidation of the Holding Company, or reorganization, merger or dissolution or liquidations of the Holding Company, or reorganization, merger or consolidation where the Holding Company is not the surviving corporation or sale of substantially all the assets of the Holding Company or other form of corporate reorganization in which the Holding Company is not a surviving entity, or the acquisition of stock representing more than 50% of the voting power of the stock of the Holding Company then outstanding ("Terminating Event"). Optionees have thirty (30) days from the date of mailing of such notices to exercise any option in full. After such thirty (30) days, any option not exercised shall terminate and upon the occurrence of the Terminating Event, the 1996 Plan shall terminate, unless some other provision is made in connection with the Terminating Event.



    The Board reserves the right to suspend, amend, or terminate the 1996 Plan, and, with the consent of the optionee, make such modifications, of the terms and conditions of his or her option as it deems advisable, such as changing the number of shares or the period such shares are vested, except that the Board may not, without further approval of a majority of the shares, increase the maximum number of shares covered by the 1996 Plan, change the minimum option price, increase the maximum term of options under the 1996 Plan or permit options to be granted to any one other than an officer, employee or director, or consultant, advisor or other person having a business relationship with the Holding Company or the Bank.


    Unless previously terminated by the Board of Directors, the 1996 Plan shall terminate ten years from the date the 1996 Plan was adopted by the Board of Directors of the Holding Company, or November 12, 2006.

    Shares of the Holding Company's Common Stock to be issued upon exercise of stock options need not be registered with the SEC. However, the Holding Company has applied for a permit from the California Commissioner of Corporations and the Holding Company intends to register the Common Stock reserved for issuance under the 1988 Plan with the SEC prior to issuing any of its Common Stock upon exercise thereof.


COMPARISON TO THE BANK OF SANTA MARIA 1988 STOCK OPTION PLAN


    The Holding Company's 1996 Plan differs from the Bank's 1988 Stock Option Plan (the "1988 Plan"), which will terminate in December 1998, and will be terminated by the Bank upon the assumption of the Bank's Stock Options by the Holding Company under the 1996 Plan, in several important respects. The 1996 Plan reserves up to 892,001 shares or approximately 30% of the currently issued and outstanding shares of the Holding Company. By comparison, the 1988 Plan reserves 245,920 shares of the Bank's Common Stock. The 1988 Plan will expire on December 13, 1998, and the establishment of the 1996 Plan is designed to replace the 1988 Plan. Currently, 160,400 shares are outstanding under the 1988 Plan. The total number of shares under the 1996 Plan will be equal to 30% of the issued and outstanding shares of the Holding Company, which is within the administrative standards of the California Commissioner of Corporations.


    The 1996 Plan allows for options to be exercised with cash, a promissory note, or the surrender of a portion of the option being exercised by applying the appreciated value of the shares being surrendered to payment of the exercise price. The 1988 Plan only allows options to be exercised with cash.

    The 1996 Plan also allows for the granting of options to business associates and others having a business relationship with the Holding Company and the Bank. In addition, options granted to such business associates may not be terminated before the expiration of such option. The 1988 Plan allows options to be granted to directors, officers and key employees only.

    The 1996 Plan requires a minimum exercise period of a stock option of at least 20% per year over five years from the date the option is granted. In comparison, the 1988 Plan allows the Bank and the optionee complete discretion in the vesting of such options.

    The 1996 Plan also allows that an optionee has the right to exercise vested options in the event of termination for cause for a period of at least 30 days following such termination. By comparison, the 1988 Plan provides that such options will terminate subject to possible reinstatement by the Stock Option Committee.

FEDERAL INCOME TAX CONSEQUENCES

    To the extent that options granted under the 1996 Plan qualify as incentive stock options and (i) the optionee does not sell the stock acquired upon exercise of the options within two (2) years of the date of grant and one (1) year from the date of exercise and (ii) the optionee was employed by the Holding Company or a subsidiary for the entire period beginning on the date of grant of option and ending three (3) months prior to the exercise of the option, then the optionee will not recognize compensation income to the extent of any "bargain element" determined as of the time of grant or exercise, and the Holding Company will not be entitled to a corresponding tax deduction. However, the bargain element is a time of tax preference for the purpose of determining the employee's alternative minimum tax.

    If the optionee disposes of the stock acquired through the exercise of the incentive stock option prior to satisfaction of the holding period or fails to satisfy the employment requirement, the optionee will recognize compensation income and the Holding Company will be entitled to a corresponding tax deduction to the extent of the lesser of (i) the excess of the fair market value of the stock at the date of exercise over the exercise price or (ii) the amount realized in excess of the tax basis of the stock if disposed in a taxable transaction.

    If the options granted under the 1996 Plan are nonqualified, the optionee will not recognize taxable income, and the Holding Company will not be entitled to a corresponding tax deduction, at the time of grant or exchange. Upon the exercise of a non-qualified stock option, however, the optionee will recognize taxable income equal to the "bargain element" or the "spread", the difference between the fair market value determined as of the time of exercise of the Holding Company's Common Stock acquired by the optionee and the option price paid for the stock. The Holding Company will be entitled to a corresponding tax deduction equal to the income recognized by the optionee provided that the income tax withholding attributable to the optionee's recognized income is collected from the optionee.

    Shares of the Holding Company's Common Stock to be issued upon exercise of stock options need not be registered with the Securities and Exchange Commission. However, the Holding Company has applied for a permit from the California Commissioner of Corporations and the Holding Company intends to register the Common Stock reserved for issuance under the 1996 Plan with the SEC prior to issuing any of its Common Stock upon exercise thereof.

    Approval of the 1996 Plan requires the affirmative vote of a majority of the issued and outstanding shares of the Bank as prospective shareholders of the Holding Company, and the 1996 Plan is subject to the approval of the California Commissioner of Corporations.

    The description herein is intended to highlight and summarize the principle terms of the 1996 Plan. For further information, shareholders are referred to a copy of the 1996 Plan which is available for inspection at the Holding Company.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE HOLDING COMPANY'S 1996 STOCK OPTION PLAN

       COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Holding Company, the Holding Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                       EXPERTS

    The financial statements as of the Bank as of December 31, 1995, 1994 and 1993 and for the years then ended included in this Written Consent Statement/Prospectus have been so included in reliance on the report of Dayton & Associates, independent certified public accountants, given on the authority of said firm as experts in accounting. Dayton & Associates was merged into Vavrinek, Trine, Day and Co. in 1996.

                                    LEGAL MATTERS

    The validity of the Holding Company Common Stock being registered with the Commission will be passed upon for the Holding Company and the Bank by Knecht & Hansen, Newport Beach, California. The opinion given under "Certain Federal Income Tax Consequences" has been rendered by Vavrinek, Trine, Day & Co.

                                    ANNUAL REPORT

    UPON WRITTEN REQUEST OF ANY PERSON ENTITLED TO VOTE AT THE MEETING, ADDRESSED TO BANK OF SANTA MARIA, 2739 SANTA MARIA WAY, SANTA MARIA, CALIFORNIA 93455-6090, ATTENTION: MR. F. DEAN FLETCHER, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, THE BANK WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS 1995 ANNUAL REPORT TO SHAREHOLDERS.

                                       ANNEX I

    A copy of the Plan of Reorganization and Merger Agreement entered into as of November 20, 1996 by the Bank, Holding Company and the Merger Company is attached hereto.

                     PLAN OF REORGANIZATION AND MERGER AGREEMENT


    This Plan of Reorganization and Merger Agreement is entered into as of November 20, 1996, by and between Bank of Santa Maria ("Bank"), BSM Merger Company ("Subsidiary"), and BSM Bancorp ("Holding Company").

                              RECITALS AND UNDERTAKINGS

    A. Bank is a California banking corporation with its principal office in the City of Santa Maria, County of Santa Barbara, California. Subsidiary and Holding Company are each corporations duly organized and existing under the laws of the State of California with their principal offices in the City of Santa Maria, County of Santa Barbara, California.

    B. As of September 30, 1996, Bank had 25,000,000 shares of no par value Common Stock authorized and 2,764,261 shares outstanding.

    C. As of the date hereof, Subsidiary has an authorized maximum number of shares of capital stock of 1,000,000 shares of no par value Common Stock, and at the time of the merger referred to herein 100 of such shares of Common Stock will be outstanding, all of which outstanding shares will be owned by Holding Company.

    D. As of the date hereof, Holding Company has an authorized maximum number of shares of capital consisting of 50,000,000 shares of no par value Common Stock, and 25,000,000 shares of no par value Preferred Stock, of which 150 shares of Common Stock will be outstanding and no shares of Preferred Stock will be outstanding at the time of the merger referred to herein.

    E. The Boards of Directors of Bank and Subsidiary have, respectively, approved this Agreement and authorized its execution; and the Board of Directors of Holding Company has approved this Agreement and has authorized the Holding Company to join in and be bound by this Agreement, and authorized the undertakings and representations made herein by Holding Company.

    NOW, THEREFORE, in consideration of the promises and the mutual covenants, agreements and undertakings of the parties herein set forth and for the purpose of prescribing the terms and conditions of the merger, the parties hereto agree as follows:

SECTION 1.  GENERAL

    1.1 THE MERGER. On the Effective Date, Subsidiary shall be merged into Bank, which shall be the Surviving Corporation (the "Surviving Corporation") and a subsidiary of Holding Company, and its name shall continue to be "Bank of Santa Maria."

    1.2 EFFECTIVE DATE. The merger described herein shall become effective, and actions to consummate such merger shall commence, at the close of business on the date (the "Effective Date") upon which an executed counterpart of this Agreement (as amended, if necessary, to conform to any requirements of law or governmental authority or agency, which requirements are not materially in contravention of any of the substantive terms hereof) shall have been filed with the Office of the Secretary of State of the State of California, in accordance with Section 1103 of the California Corporations Code.

    1.3 ARTICLES OF INCORPORATION, BYLAWS AND CERTIFICATE OF AUTHORITY. At the close of business on the Effective Date, the Articles of Incorporation of Bank, as in effect immediately prior to such time on the Effective Date, shall be and remain the Articles of Incorporation of the Surviving Corporation, the Bylaws of Bank shall be and remain the Bylaws of the Surviving Corporation until altered, amended or repealed; the Certificate of Authority of Bank issued by the Superintendent of Banks of the State of California shall be and remain the Certificate of Authority of the Surviving Corporation; and Bank insurance of deposits coverage by the Federal Deposit Insurance Corporation shall be and remain the deposit insurance of the Surviving Corporation.

    1.4 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the close of business on the Effective Date, the directors and officers of Bank immediately prior to such time on the Effective Date shall be and remain the directors and officers of the Surviving Corporation. Directors of the Surviving Corporation shall serve until the next Annual Meeting of Shareholders of the Surviving Corporation or until such time as their successors are elected and have qualified.

    1.5 EFFECT OF THE MERGER.

         (a) ASSETS AND RIGHTS. At the close of business on the Effective Date and thereafter, all rights, privileges, franchises and property of Subsidiary, and all debts and liabilities due or to become due to Subsidiary, including things in action and every interest or asset of conceivable value or benefit, shall be deemed fully and finally and without any right of reversion transferred to and vested in the Surviving Corporation without further act or deed, and the Surviving Corporation shall have and hold the same in its own right as fully as the same was possessed and held by Subsidiary.

         (b) LIABILITIES. At the close of business on the Effective Date and thereafter, all debts, liabilities, and obligations due or to become due of, and all claims and demands for any cause existing against, Subsidiary shall be and become the debts, liabilities or obligations of, or the claims and demands against, the Surviving Corporation in the same manner as if the Surviving Corporation had itself incurred or become liable for them.

         (c) CREDITORS' RIGHTS AND LIENS. At the close of business on the Effective Date and thereafter, all rights of creditors of Subsidiary, and all liens upon the property of Subsidiary, shall be preserved unimpaired, and shall be limited to the property affected by such liens immediately prior to the Effective Date.

         (d) PENDING ACTIONS. At the close of business on the Effective Date and thereafter, any action or proceeding pending by or against Subsidiary shall not be deemed to have abated or been discontinued, but may be pursued to judgment with the full right to appeal or review. Any such action or proceeding may be pursued as if the merger described herein had not occurred, or with the Surviving Corporation substituted in place of Subsidiary, as the case may be.

    1.6 FURTHER ASSURANCES. Bank and Subsidiary each agree that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered, in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property rights, privileges, powers, immunities, franchises and interests referred to in this Section 1, or otherwise to carry out the intent and purposes of this Agreement.

SECTION 2.  CAPITAL STOCK OF THE SURVIVING CORPORATION

    2.1 STOCK OF SUBSIDIARY. At the close of business on the Effective Date, each share of Common Stock of Subsidiary issued and outstanding immediately prior thereto shall, by virtue of the merger described herein, be deemed to be exchanged for and converted into one fully paid share, assessable in accordance with Section 662 of the California Financial Code, of Common Stock of Bank as the Surviving Corporation.

    2.2 STOCK OF BANK. At the close of business on the Effective Date, each share of Common Stock of Bank issued and outstanding immediately prior thereto shall, by virtue of the merger described herein, and without any action on the part of the holder thereof, be exchanged for and converted into one share of fully paid nonassessable Common Stock of Holding Company, in accordance with the provisions of Paragraph 2.3.

    2.3 EXCHANGE OF STOCK BY BANK SHAREHOLDERS. The conversion of the shares of Bank provided in Paragraph 2.2 above shall occur automatically at the close of business on the Effective Date without action by the holders thereof. Each share certificate evidencing ownership of shares of Bank Common Stock thereupon shall be deemed to evidence one share of Common Stock of the Holding Company. Each holder of shares of Bank Common Stock may but is not required to surrender his share certificate or certificates to the Holding Company, or an Exchange Agent appointed by the Holding Company, and shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares into which his shares theretofore represented by a certificate or certificates so surrendered shall have been converted.

    2.4 EMPLOYEE STOCK OPTIONS.  At the close of business on the Effective
Date, the Holding Company will assume Bank's rights and obligations under Bank's Stock Option Plan (the "Plan") and under each of the outstanding options previously granted under the Plan (each such option existing immediately prior to the Effective Date being an "existing option" and each such option so assumed by the Holding Company being called an "assumed option"), by which assumption the optionee shall have the right to purchase one share of Holding Company Common Stock for each share of Common Stock of Bank he was entitled to purchase under such existing option, except that no option shall survive to purchase fractional shares. Each assumed option, subject to such modification as may be required, shall constitute a continuation of the existing option substituting the Holding Company for Bank and employment by the Holding Company or any of its subsidiaries for employment by the Bank. The price per share of Holding Company Common Stock at which the assumed option (or any installment) may be exercised shall be the price as was applicable to the purchase of the Bank Common Stock pursuant to the existing option, and all other terms and conditions applicable to the assumed options shall, except as herein provided, be unchanged. Each option granted under the Plan after the close of business on the Effective Date shall evidence the right to purchase shares of Common Stock of the Holding Company rather than shares of Common Stock of the Bank and the Plan shall be modified to so provide.

    2.5 OTHER RIGHTS TO STOCK. From time to time, as and when required by the provisions of any agreement to which Bank or Holding Company shall become a party after the date hereof providing for the issuance of shares of Common Stock or other equity securities of Bank or Holding Company in connection with a merger into Bank of any other banking institution or other corporation, or the acquisition by the Bank of the assets or stock of any other banking institution or corporation, Holding Company shall issue in accordance with the terms of any such agreement, its Common Stock or other equity securities as required by such agreement, or in substitution of the shares of Common Stock or other equity securities of Bank required to be issued by such agreement, as the case may be, which the shareholders of any other such banking institution or other corporation shall be entitled to receive by virtue of any such agreement.

SECTION 3.  OBLIGATIONS OF THE PARTIES PENDING THE EFFECTIVE DATE OF MERGER

    3.1 STOCKHOLDER APPROVALS. As soon as practicable, this Agreement shall be duly submitted to stockholders of Bank, Subsidiary and the Holding Company for the purpose of considering and acting upon this Agreement in the manner required by law. Each of the parties shall use its best efforts to obtain the requisite approval of its stockholders to this Agreement and the transactions contemplated herein.

    3.2 REGULATORY APPROVALS. Each of the parties hereto shall execute and file with the appropriate regulatory authorities all necessary documents and instruments and shall take every reasonable and necessary step and action to comply with and to secure such regulatory approval of this Agreement and the transactions contemplated herein as may be required by all applicable statutes, rules and regulations, including without limitation the consents and approvals referred to in Paragraphs 4.1(b), 4.1(c) and 4.1(d).

SECTION 4.  CONDITIONS PRECEDENT, TERMINATION AND PAYMENT OF EXPENSES

    4.1 CONDITIONS PRECEDENT TO THE MERGER. Consummation of the merger described herein is subject to satisfaction of the following conditions:

         (a) Ratification and confirmation of this Agreement by the respective stockholders of Bank, the Subsidiary and the Holding Company, in accordance with the applicable provisions of law;

         (b) Obtaining all other consents and approvals, on terms and conditions satisfactory to each of the parties hereto, and satisfying all other requirements, prescribed by law or otherwise, which are necessary for the merger described herein to be consummated, including without limitation: approvals from the Federal Deposit Insurance Corporation, the Superintendent of Banks of the State of California, and the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, approval from the California Commissioner of Corporations under the California Corporate Securities Law of 1968 and authorizations, to the extent necessary under applicable blue sky laws with respect to the securities of the Holding Company issued upon consummation of the merger, and the declaration as effective by the Securities and Exchange Commission of a registration statement under the Securities Act of 1933 with respect to the securities of the Holding Company issuable upon consummation of the merger,

         (c) Issuance (unless waived by each of the parties hereto) of a favorable ruling by the Internal Revenue Service of the United States Department of the Treasury, in form and substance satisfactory to each of the parties hereto and their counsel, with respect to the tax consequences to the parties and their stockholders of the merger described herein;

         (d) Procuring all other consents or approvals, governmental or otherwise, which in the opinion of counsel for Bank are or may be necessary to permit or to enable the Surviving Corporation to conduct, upon and after the merger described herein, all or any part of the business and other activities in which Bank will be engaged up to the time of such merger, in the same manner and to the same extent Bank engages in such businesses and other activities immediately prior to such merger; and

         (e) Performance by each of the parties hereto of all obligations under this Agreement which are to be performed prior to the consummation of the merger described herein.

    4.2 TERMINATION OF THE MERGER. If any condition specified in Paragraph 4.1 has not been fulfilled, or prior to the Effective Date a majority of the members of the Board of Directors of any of the parties hereto has determined that:

         (a) The number of shares of Common Stock of Bank voting against the merger makes consummation of the merger inadvisable; or

         (b) Any action, suit, proceeding or claim relating to the merger described herein has been instituted, made or threatened which makes consummation of the merger inadvisable; or

         (c) For any other reason consummation of the merger is inadvisable; then this Agreement may be terminated at any time before the merger becomes
effective.   Upon termination, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the parties or their respective directors, officers, employees, agents or shareholders.

    4.3 EXPENSES OF THE MERGER. All expenses of the merger, described herein, including, without limitation, filing fees, printing costs, mailing costs, accountant's fees and legal fees, shall be borne jointly by the Surviving Corporation and the Holding Company; provided, however, that if the merger is abandoned for any reason, then all of such expenses, including but not limited to, the Holding Company's obligation to repurchase the shares issued to its initial shareholders, shall be paid by Bank.

SECTION 5.  MISCELLANEOUS

    5.1 ENTIRE AGREEMENT. This Agreement embodies the entire agreement among the parties and there have been and are no agreements, representations or warranties among the parties with respect to the subject matter of this Agreement other than those set forth herein or those provided for herein.

    5.2 GOVERNING LAW. This Agreement has been executed in the State of California and the laws of such State shall govern the validity and the interpretation hereof and the performance by the parties hereto.

    5.3 COUNTERPARTS. To facilitate the filing of this Agreement, any number of counterparts hereof maybe executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Plan of Reorganization and Merger Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                  BANK OF SANTA MARIA


                                  By: /s/ William A. Hares
                                      ---------------------------------------
                                        William A. Hares,
                                        President and Chief Executive Officer


                                  By: /s/ William Snelling
                                      ---------------------------------------
                                        William Snelling, Secretary



                                  BSM MERGER COMPANY


                                  By: /S/ William A. Hares
                                      ---------------------------------------
                                        William A. Hares,
                                        President and  Chief Executive Officer


                                  By: /s/ F. Dean Fletcher
                                      ---------------------------------------
                                        F. Dean Fletcher, Secretary



                                  BSM BANCORP


                                  By: /s/ William A. Hares
                                      ---------------------------------------
                                        William A. Hares,
                                        President and Chief Executive Officer


                                  By: /s/ William Snelling
                                      ---------------------------------------
                                        William Snelling, Secretary

                                       ANNEX II

    A copy of the BSM Bancorp Stockholder Agreement entered into as of November 12, 1996 by the Holding Company and Mr. William A. Hares is attached hereto.

                                STOCKHOLDER AGREEMENT


    THIS AGREEMENT is entered into this 12th day of November, 1996 by and between William A. Hares ("Shareholder") and BSM Bancorp ("Corporation"), a California corporation with its principal executive office in Santa Maria, California 93455.

    A. WHEREAS, the Articles of Incorporation of BSM Bancorp currently authorize the issuance of up to 50,000,000 of its no par value Common Stock ("Common Stock") and 25,000,000 of its no par value Preferred Stock.

    B. WHEREAS, the Board of Directors of the Corporation have authorized the sale and issuance of 150 shares of the Corporation's Common Stock at the purchase price of $10.00 per share to Shareholder pursuant to the terms of Corporation Code Section 25102(f);

    C. WHEREAS, Shareholder desires to purchase 150 shares of the Corporation's Common Stock for the purchase price of $10.00 per share pursuant to the terms and conditions herein set forth;

    IT IS MUTUALLY AGREED by and between the parties hereto as follows:

    1. PURCHASE. The Corporation agrees to sell and Shareholder agrees to for each purchase 150 shares of the Corporation's Common Stock at the price of $10.00 per share for an aggregate purchase price of $1500.00

    2. TRANSFER OF SHARES. The Shareholder agrees not to sell, assign, transfer, encumber, hypothecate, or make any other disposition of any of the shares of the Common Stock to be purchased except with the prior written consent of the Corporation and except in accordance with the terms of this Stockholder Agreement. This Stockholder Agreement shall be binding upon and shall operate for the benefit of the Corporation and the Shareholder and the respective executors or administrators and any transferees or assignees of the Shareholder, whether such transfers or assignments are in accordance with or in violation of the provisions of this Stockholder Agreement.

    3. THE PURCHASE BY THE CORPORATION. Upon consummation of the merger between the Corporation's wholly-owned subsidiary, BSM Merger Company, and pursuant to which this Corporation will issue shares of its Common Stock to the shareholders of Bank of Santa Maria ("the Merger"), the Corporation shall be obligated to repurchase for cash and the Shareholder shall be obligated to resell to the Corporation the above-mentioned shares at the repurchase price of $10.00 per share, for a total repurchase price of $1,500. The repurchase and repayment therefor shall


                                        1 of 3
occur simultaneously with the consummation of the Merger, at which time Shareholder's share certificates shall be returned and cancelled.

    4. TERMINATION. This Stockholder Agreement shall terminate upon the occurrence of any of the following events:

         (a)  The bankruptcy, receivership, or dissolution of the Corporation;

         (b)  Mutual agreement of the Corporation and Shareholder; or

         (c) The failure of the consummation of the Merger for any reason whatsoever.

    5. LEGEND. Upon execution of this Stockholder Agreement, the certificate representing the number of shares of Stock to be issued shall be endorsed as follows:

         "It is unlawful to consummate a sale or transfer of this security, or any interest therein, or to receive any consideration therefor, without the prior written consent of the Commissioner of Corporations of the State of California, except as permitted by the Commissioner's rules. Additionally, this certificate is transferable only upon compliance with provisions of a Stockholder Agreement dated November 12, 1996."

    6. GOVERNING LAW. This Stockholder Agreement shall be construed and governed by the laws of the State of California. The offer and sale of this stock will not be accompanied by the publication of any advertisement, that no selling expenses will be given, paid or incurred in connection therewith, that no promotional considerations will be given, paid or incurred in connection therewith, that a notice in the form prescribed by the rules of Commissioner of Corporations ("Commissioner") shall be filed with the Commissioner, and that a copy of Section 260.141.11 of the Corporate Securities Rules is attached hereto and is hereby acknowledged as received by shareholder.

    7. ENTIRE AGREEMENT. This Stockholder Agreement constitutes the sole and only agreement of the parties hereto respecting the sale and purchase of the shares of the Corporation and the resale and repurchase of the shares of the Corporation's Common Stock and correctly sets forth the rights, duties, and obligations of each party to the other in relation thereto as of this date. Any prior agreements, promises, negotiations or representations concerning the subject matter of this Stockholder Agreement not expressly set forth in this Stockholder Agreement are of no force or effect.


                                        2 of 3

    IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Agreement in Santa Maria, California on the date first above written.

                                  BSM BANCORP




                                  By /s/ A. J. Diani
                                      ---------------------------------------
                                       A. J. Diani
                                       Chairman of the Board



                                  By /s/ F. Dean Fletcher
                                      ---------------------------------------
                                       F. Dean Fletcher
                                       Chief Financial Officer


                                  By /s/ William A. Hares
                                      ---------------------------------------
                                       William A. Hares
                                       "Shareholder"



                                        3 of 3

                            INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report

Financial Statements of Bank of Santa Maria

    Balance sheets as of December 31, 1995 and 1994

    Statements of Operations for the Years Ended
    December 31, 1995, 1994 and 1993

    Statements of Shareholders' Equity for the Years
    Ended December 31, 1995, 1994 and 1993

    Statements of Cash Flows for the Years Ended
    December 31, 1995, 1994 and 1993

    Notes to Financial Statements

Unaudited Financial Statements

    Balance Sheet as of September 30, 1996

    Statements of Operations for the Nine Months
    Ended September 30, 1996 and 1995

    Statements of Shareholders' Equity for the Nine
    Months Ended September 30, 1996

    Statements of Cash Flows for the Nine Months
    Ended September 30, 1996 and 1995

    Notes to Financial Statements


         Financial Statements of the Holding Company are not presented herein because BSM Bancorp has not yet
                   issued any stock, has no assets and liabilities
                       and has not conducted any business other
                          than of an organizational nature.


              All schedules are omitted because the required information is not applicable or is included in the
                     Financial Statements of Bank of Santa Maria
                               and the related notes.

                            Notes to Financial Statements

R E P O R T   O F   C E R T I F I E D   P U B L I C   A C C O U N T A N T S


BOARD OF DIRECTORS
BANK OF  SANTA MARIA
SANTA MARIA, CALIFORNIA

        I N D E P E N D E N T     A U D I T O R ' S     R   E   P   O   R   T

We have audited the accompanying statements of condition of Bank of Santa Maria as of December 31, 1995 and December 31, 1994, and the related statements of income, changes in capital, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank of Santa Maria as of December 31, 1995 and December 31, 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.




Dayton and Associates
Laguna Hills, California
January 3, 1996

                    S T A T E M E N T S   O F   C O N D I T I O N

                                                         DECEMBER 31,
                                               ------------------------------
ASSETS                                              1995              1994
------------------------------------------------------------------------------
Cash and Due from Banks                         $ 15,772,603      $ 14,899,27
Investment Securities - Note B:
    Securities available for sale                  4,046,341        3,060,598
    Securities held to maturity                   66,490,797       54,309,136
                                              --------------     ------------
    TOTAL INVESTMENT SECURITIES                   70,537,138       57,369,734
Federal Funds Sold                                13,429,000       10,130,000
Loans - Note C:
    Commercial                                    46,357,520       42,629,045
    Agricultural                                  23,633,081       22,806,450
    Real Estate                                   44,443,104       44,292,650
    Consumer                                      36,793,706       39,033,118
                                              --------------     ------------
                           TOTAL LOANS           151,227,411      148,761,263
    Allowance for possible credit losses          (2,536,894)      (2,227,725)
                                              --------------     ------------
                             NET LOANS           148,690,517      146,533,538
Premises and equipment - Note D                   10,212,568       10,586,604
Accrued interest and other assets                  3,677,219        3,066,534
Other Real Estate Owned                            1,258,261        1,549,808
                                              --------------     ------------
                          TOTAL ASSETS          $263,577,306     $244,135,488
                                              --------------     ------------
                                              --------------     ------------

LIABILITIES AND CAPITAL
------------------------------------------------------------------------------
Deposits
    Noninterest-bearing demand                  $ 57,666,556     $ 50,148,005
    Interest-bearing demand and savings          103,180,201      108,714,246
    Time deposits under $100,000                  49,465,869       40,408,723
    Time deposits of $100,000 or more             23,741,749       19,323,869
                                              --------------     ------------
                        TOTAL DEPOSITS           234,054,375      218,594,843
Accrued interest and other liabilities             2,019,334        1,566,842
                                              --------------     ------------
                     TOTAL LIABILITIES           236,073,709      220,161,685
                                              --------------     ------------
Commitments - Note H
Capital - Note E:
    Common shares - authorized 25,000,000
        shares; issued and outstanding
        2,748,261 as of December 31, 1995;
        2,676,919 as of December 31, 1994          8,512,498        7,934,404
    Undivided profits                             18,946,368       16,053,808
    Net unrealized depreciation on available
        for sale securities, net of taxes of
        $(29,820), in 1995 and $9,406 in 1994         44,731          (14,409)
                                              --------------     ------------
                         TOTAL CAPITAL            27,503,597       23,973,803
                                              --------------     ------------
         TOTAL LIABILITIES AND CAPITAL          $263,577,306     $244,135,488
                                              --------------     ------------
                                              --------------     ------------
The accompanying notes are an integral part of these financial statements

                       S T A T E M E N T S   O F   I N C O M E


                                                                    DECEMBER 31,
                                                 -----------------------------------------
INTEREST INCOME                                     1995           1994           1993
------------------------------------------------------------------------------------------
Interest and fees on loans                      $16,396,749    $14,869,663    $14,181,594
Interest on investment securities-taxable         2,857,080      1,991,678      1,958,588
Interest on investment securities-non
    taxable                                         463,366        324,462        233,429
Other interest income                               711,811        420,009        316,534
                                                 -----------    -----------    -----------
                       TOTAL INTEREST INCOME     20,429,006     17,605,812     16,690,145
                                                 -----------    -----------    -----------

INTEREST EXPENSE
------------------------------------------------------------------------------------------

Interest on demand and savings deposits           2,773,221      2,505,233      2,464,491
Interest on time CD's over $100,000r              1,102,190        776,500        698,958
Interest on time CD's less than $100,000          2,305,628      1,534,069      1,711,778
                                                 -----------    -----------    -----------
                      TOTAL INTEREST EXPENSE      6,181,039      4,815,802      4,875,226
                                                 -----------    -----------    -----------
                         NET INTEREST INCOME     14,247,967     12,790,010     11,814,919
Provision for credit losses                         700,000        250,000        601,801
                                                 -----------    -----------    -----------
                   NET INTEREST INCOME AFTER
                 PROVISION FOR CREDIT LOSSES     13,547,967     12,540,010     11,213,118
                                                 -----------    -----------    -----------
NON-INTEREST INCOME
------------------------------------------------------------------------------------------
Service charges on deposits                       1,607,800      1,395,769      1,425,967
Merchant discount fees                              405,924        384,311        331,872
Other fee income                                    462,380        433,249        543,054
Other non-interest income                           116,209        144,620        114,810
                                                 -----------    -----------    -----------
                                       TOTAL      2,592,313      2,357,948      2,415,703
                                                 -----------    -----------    -----------
NON-INTEREST EXPENSE
------------------------------------------------------------------------------------------
Salaries and employee benefits                    5,897,042      5,582,417      5,417,613
Occupancy expenses                                  786,278        781,363        749,613
Furniture and equipment                           1,243,660      1,201,658      1,233,051
Advertising and promotion                           397,649        362,583        340,886
Professional                                        454,320        346,347        371,682
Office expenses                                     720,131        642,139        564,145
Regulatory assessments                              288,751        511,653        703,471
Merchant processing costs                           338,431        320,282        301,265
Other OREO expense                                   39,658        306,090         62,525
Other expenses                                      946,068        753,666        518,800
                                                 -----------    -----------    -----------
                                       TOTAL     11,111,988     10,808,198     10,263,052
                                                 -----------    -----------    -----------
INCOME BEFORE TAXES                               5,028,292      4,089,760      3,365,768
Income taxes - Note H                             1,878,900      1,529,000      1,245,650
                                                 -----------    -----------    -----------
     NET INCOME                                  $3,149,392     $2,560,760     $2,120,118
                                                 -----------    -----------    -----------
                                                 -----------    -----------    -----------
Per share data:
    Net income                                        $1.15          $0.96          $0.81
                                                 -----------    -----------    -----------
                                                 -----------    -----------    -----------
    Number of shares used in computation          2,748,000      2,667,000      2,603,000
                                                 -----------    -----------    -----------
                                                 -----------    -----------    -----------


The accompanying notes are an integral part of these financial statements

                   S T A T E M E N T S   O F   C A S H   F L O W S


                                                               YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------
OPERATING ACTIVITIES                                      1995          1994           1993
-----------------------------------------------------------------------------------------------
Net income                                            $3,149,392     $2,560,759     $2,120,118
Adjustments to reconcile net income to net cash
    provided by operating activities:
       Depreciation                                    1,076,818      1,038,970      1,032,877
       Provision for credit losses                       700,000        250,000        601,801
       Amortization of premium/discounts
          on investment securities                        96,824        299,986        475,156
       Loans originated for sale                      (4,316,600)    (5,086,100)   (10,377,300)
       Proceeds from loan sales                        3,969,394      7,767,819     12,069,173
       Net loss (gain) from sale of fixed assets         (30,450)       (16,540)       (34,971)
       Net loss (gain) on sale of other real
           estate loans                                  149,571         61,613        (33,836)
       Net change in accrued interest, other assets
           and other liabilities                        (197,420)       185,533        (12,467)
                                                      -----------    -----------    -----------
                        NET CASH PROVIDED BY
                        OPERATING ACTIVITIES           4,597,529      7,062,040      5,840,501
INVESTING ACTIVITIES
-----------------------------------------------------------------------------------------------
Proceeds from maturities of securities held
    to maturity                                       30,085,000     23,453,600     20,235,000
Proceeds from maturities of securities held
    for sale                                           5,582,750              0              0
Purchases of held to maturity securities             (45,918,382)   (32,853,512)   (30,305,388)
Purchases of available for sale securities            (2,915,230)    (2,776,076)             0
Net (increase) decrease in loans                      (2,961,634)    (3,906,188)     1,877,260
Purchases of premises and equipment                     (713,281)    (3,097,065)    (1,186,883)
Proceeds from sales of other real estate owned           593,838        978,092      1,339,170
Proceeds from sales of fixed assets                       40,949         44,524         40,581
                                                      -----------    -----------    -----------
                            NET CASH USED BY
                        INVESTING ACTIVITIES         (16,205,990)   (18,156,625)    (8,000,260)
FINANCING ACTIVITIES
-----------------------------------------------------------------------------------------------
Net increase (decrease) in demand deposits and
    savings accounts                                   1,984,507     10,418,720     12,334,976
Net increase (decrease) in time deposits              13,475,025     (1,101,739)    (7,865,190)
Payments for dividends/distributions                    (258,396)      (219,103)      (130,506)
Proceeds from exercise of stock options                  579,658      1,209,382         76,037
                                                      -----------    -----------    -----------
                        NET CASH PROVIDED BY
                        FINANCING ACTIVITIES          15,780,794     10,307,260      4,415,317
                 INCREASE (DECREASE) IN CASH
                        AND CASH EQUIVALENTS           4,172,333       (787,325)     2,255,558
Cash and cash equivalents at beginning of year        25,029,270     25,816,595     23,561,037
                   CASH AND CASH EQUIVALENTS
                              AT END OF YEAR         $29,201,603    $25,029,270    $25,816,595
                                                      -----------    -----------    -----------
                                                      -----------    -----------    -----------
Supplemental disclosures of cash flow
    information:
    Loans transferred to other real estate owned        $451,861       $209,000     $2,977,971
    Cash paid during the year for interest            $5,703,359     $4,791,321     $5,070,481
    Cash paid during the year for income taxes        $2,194,780     $1,195,625     $1,246,871



The accompanying notes are an integral part of these financial statements

           S T A T E M E N T S   O F   C H A N G E S   I N   C A P I T A L


                                                                                                Net
                                                                                          Unrealized
                                                   Common Shares                       Adjustment in
                                             -------------------------                 Available for
                                               Number of                    Undivided           Sale
                                                  Shares        Amount        Profits      Securities         Total
-------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1993                   2,503,415     $6,537,252    $11,834,273             $0    $18,371,525
Proceeds from exercise of stock                 11,500         76,037                                       76,037
    options
Dividends paid                                                              (130,506)                     (130,506)
Net income for the year                                                    2,120,118                     2,120,118
                                             ----------    -----------    -----------    -----------    -----------
Balance at January 1, 1994                   2,514,915      6,613,289     13,823,885              0     20,437,174
                                             ----------    -----------    -----------    -----------    -----------

Proceeds from exercise of stock
    options, including the realization of
    tax benefits of $197,000                   145,650      1,209,382                                    1,209,382
5% stock dividend (Templeton only)              16,354        111,733       (112,175)                         (442)
Dividends paid                                                              (218,661)                     (218,661)
Net income for the period                                                  2,560,759                     2,560,759
Adjustment in Available for Sale
    Securities, Net of Taxes of $9,406                                                      (14,409)       (14,409)
                                             ----------    -----------    -----------    -----------    -----------
Balance at December 31, 1994                 2,676,919      7,934,404     16,053,808        (14,409)    23,973,803
                                             ----------    -----------    -----------    -----------    -----------

Proceeds from exercise of stock
    options                                     71,469        579,658                                      579,658
Partial Distribution-Templeton
    Merger                                        (127)        (1,564)                                      (1,564)
Dividends paid                                                              (256,832)                     (256,832)
Net income for the period                                                  3,149,392                     3,149,392
Adjustment in Available for Sale
    Securities, Net of Taxes of
    $(39,227)                                                                                59,140         59,140
                                             ----------    -----------    -----------    -----------    -----------
Balance at December 31, 1995                 2,748,261     $8,512,498    $18,946,368        $44,731    $27,503,597
                                             ----------    -----------    -----------    -----------    -----------
                                             ----------    -----------    -----------    -----------    -----------


              N O T E S   T O   F I N A N C I A L   S T A T E M E N T S

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

INVESTMENT SECURITIES
Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts over the period to maturity, or to an earlier call, if appropriate, on a straight-line basis. Such securities include those that management intends and has the ability to hold into the foreseeable future.

Securities would be considered available for sale if they would be sold under certain conditions, among these being changes in interest rates, fluctuations in deposit levels or loan demand, or need to restructure the portfolio to better match the maturity or interest rate characteristics of liabilities with assets. Securities classified as available for sale are accounted for at their current fair value rather than amortized historical cost. Unrealized gains or losses are not recognized as current income, but rather as an increase or decrease of capital through a separate reserve.

The accompanying notes are an integral part of these financial statements

LOANS, FEES, AND ALLOWANCE FOR POSSIBLE LOAN LOSSES
Loans are carried at amounts advanced less payments collected. Interest on loans is accrued on a simple interest basis, except where management believes that serious doubt exists as to the repayment of the loan. When a loan is placed on non-accrual status, previously accrued and uncollected interest for the current year is reversed from income.


Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Servicing income is generally recognized as received over the life of the loan. If the normal servicing fees are expected to be less than the estimated servicing costs, a loss would be recognized when the loan was sold.


The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to make all payments due according to the contractual terms of the loan agreement. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.


In May 1993 and October 1994, respectively, the Financial Accounting Standards Board (FASB) issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 114 and 118 address the accounting and disclosure by creditors for Impairment of certain loans, and is not applicable to certain homogeneous loans that collectively evaluated for impairment, and may impact how a bank reports loans and loan loss reserves. These statements are effective for financial statements issued for fiscal years beginning after December 15, 1994. Management adopted SFAS No. 114 and 118 in the first quarter of 1995.


Loan origination fees offset by certain direct origination costs are deferred and recognized over the contractual life of the loan as an adjustment to the yield. The unrecognized fees and costs are reported either as a reduction of the loan principal outstanding, or, if deferred costs are greater than deferred fees, as additions to the applicable loan grouping. Commitment fees are deferred and recognized over the term of the commitment. Most deferred fees and costs are recognized using the interest method.

The determination of the balance in the allowance for possible loan losses is based on an analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for potential loan losses after giving consideration to the character of the loan portfolio, current economic conditions, past loan loss experience and such other factors as warrant recognition in estimating loan losses. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs.

OTHER REAL ESTATE OWNED
Other real estate owned, which represents real estate acquired through foreclosure, or deed in lieu of foreclosure, is reported at the fair value of the property at the time of transfer to other real estate owned, reduced by estimated selling expenses. Any subsequent operating expenses, or income, reductions in estimated values, and gains or losses on disposition of such properties are charged to current operations.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost, less accumulated depreciation, which is computed principally on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their economic lives or the term of the lease.

INCOME TAXES
Income taxes are accounted for by the asset and liability method as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Deferred tax liabilities or assets are established for temporary differences between financial and tax reporting basis and are subsequently adjusted to reflect changes in tax rates expected to be in effect when the temporary differences reverse. A valuation allowance is established for any deferred tax asset for which realization is not likely.

STATEMENT OF CASH FLOWS
For purposes of reporting cash flows, cash and cash equivalents include; cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds are purchased and sold for one-day periods.

EARNINGS PER SHARE
Earnings per common share are based on the weighted average number of shares outstanding during the year plus shares issuable upon the assumed exercise of outstanding common stock options.

RECLASSIFICATION
Certain reclassifications were made to prior years' presentations to conform to the current year. These reclassifications are of a normal recurring nature.
All prior years' numbers have been reinstated to give affect for the acquisition of Templeton National Bank on a pooling of interest basis.

NOTE B - INVESTMENT SECURITIES

Securities have been classified in the Statements of Condition according to management's intent. The carrying amount of securities and their approximate fair values at December 31, were as follow:

                                                           Gross          Gross      Estimated
                                        Amortized     Unrealized     Unrealized         Market
                                             Cost          Gains         Losses          Value
1995:
Available for Sale Securities:
U.S. Treasury securities               $3,971,790        $74,631            $80     $4,046,341
                                       -----------   ------------   ------------   ------------
                                       $3,971,790        $74,631            $80     $4,046,341
                                       -----------   ------------   ------------   ------------
                                       -----------   ------------   ------------   ------------
1995:
Held to Maturity Securities:
U.S. Treasury securities               $6,672,923        $50,332           $260     $6,722,995
U. S. Government and agency
    securities                         41,332,055        157,919         50,307     41,439,667
Obligations of states and
    political subdivisions             16,419,726         95,150          5,067     16,509,808
Other debt securities                   2,066,093          1,775         13,282      2,054,586
                                       -----------   ------------   ------------   ------------
                                      $66,490,797       $305,175        $68,916    $66,727,056
                                       -----------   ------------   ------------   ------------
                                       -----------   ------------   ------------   ------------
1994:
Available for Sale Securities:
U.S. Treasury securities               $1,078,861             $0         $1,341     $1,077,519
U.S. Government and agency
    securities                          2,005,553              0         22,474      1,983,079
                                       -----------   ------------   ------------   ------------
                                       $3,084,414             $0        $23,815     $3,060,598
                                       -----------   ------------   ------------   ------------
                                       -----------   ------------   ------------   ------------
1994:
Held to Maturity Securities:
U.S. Treasury securities              $17,443,000         $1,361       $200,871    $17,243,490
U.S. Government and agency
    securities                         27,665,418          1,229        841,226     26,825,421
Obligations of states and
    political subdivisions              7,946,948          4,112         87,539      7,863,521
Other debt securities                   1,253,770              0         64,594      1,189,176
                                       -----------   ------------   ------------   ------------
                                      $54,309,136         $6,702     $1,194,230    $53,121,608
                                       -----------   ------------   ------------   ------------
                                       -----------   ------------   ------------   ------------


There were no gross realized gains or gross realized losses on sales of available for sale securities. The Bank does not expect to realize either gains or losses shown in the above schedule. The Bank fully expects to hold these securities to maturity/call date at which time the amortized cost and market value will be the same as the par value of the bond.

At December 31, 1995 and 1994, investment securities having an amortized cost of approximately $4,994,000 and $6,006,000 respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

The amortized cost and estimated market value of all debt securities as of December 31, 1995 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                        Held to Maturity             Available for Sale
                                    Amortized      Estimated      Amortized      Estimated
                                         Cost     Fair Value           Cost     Fair Value
                                         ----     ----------           ----     ----------
Due in one year or less           $26,671,648    $26,705,804     $2,503,065     $2,520,571
Due after one year to five
   years                           39,111,554     39,310,825      1,468,726      1,525,770
Due after five years to ten
   years                              108,420        108,916
Due after ten years                   599,175        601,511
                                      -------        -------     ----------     ----------
TOTAL                             $66,490,797    $66,727,056     $3,971,790     $4,046,341
                                  -----------    -----------     ----------     ----------
                                  -----------    -----------     ----------     ----------

NOTE C - LOANS

The Bank's loan portfolio consists primarily of loans to borrowers within Santa Barbara and San Luis Obispo counties. Although the Bank seeks to avoid concentrations of loans to a single industry, loans to the agricultural community are listed separately as in total they exceed 10% of all loans outstanding as of December 31, 1995, and December 31, 1994. Concentrations also can occur based upon a single class of collateral. Real estate and real estate associated businesses are among the principal industries in the Bank's market area and, as a result, the Bank's loan and collateral portfolios are to some degree concentrated in those industries. Real estate related loans, net of deferred fees and costs, at December 31, 1995, and December 31, 1994 were as follows.

                                                        1995                1994
          Construction and land development      $12,619,000         $13,141,000
          Home equity credit lines                18,002,000          19,556,000
          Residential properties                  14,878,000          13,705,000
          Commercial properties                   40,861,000          43,588,000
          Farmland                                 5,537,000           4,259,000
                                                 -----------         -----------
                                                 $91,897,000         $94,249,000
                                                 -----------         -----------
                                                 -----------         -----------


The Bank also originates real estate related loans for sale to governmental agencies and institutional investors. At December 31, 1995, and at December 31, 1994, the Bank had outstanding approximately $1,300,000 and $958,000 in loans held for sale respectively, and was servicing approximately $40,700,000 and $40,007,000, respectively, in loans previously sold.

Impairment of loans having recorded investments of $336,388 as of December 31, 1995 has been recognized in conformity with SFAS No. 114 as amended by SFAS No. 118. The average recorded investment in such impaired loans during 1995 was $1,064,026. The total allowance for loan losses related to these loans was $61,008 at December 31, 1995. Interest income on impaired loans of $364,130 was recognized for cash payments received in 1995. This amount was received on a single loan which had a protracted repayment period resulting from a bankruptcy. The loan paid in full in 1995 including all interest in arrears for approximately 43 months.


A summary of the changes in the allowance for possible credit losses follows:


                                              1995           1994           1993
                                              ----           ----           ----
Balance at beginning of year            $2,228,000     $2,254,000     $2,415,000
Additions to the allowance charged
  to expense                               700,000        250,000        602,000
Recoveries on loans charged off             99,000        120,000        152,000
                                            ------        -------        -------
  Subtotal                               3,027,000      2,624,000      3,169,000
                                         ---------      ---------      ---------
Less loans charged off                     490,000        396,000        915,000
                                           -------        -------        -------
  TOTAL                                 $2,537,000     $2,228,000     $2,254,000
                                        ----------     ----------     ----------
                                        ----------     ----------     ----------


NOTE D - PREMISES AND EQUIPMENT

A summary of premises and equipment follows:

                                                             1995           1994
                                                             ----           ----
Land                                                   $1,623,724     $1,623,724
Buildings and improvements                              7,398,803      7,465,309
Leasehold improvements                                     15,424         18,793
Furniture, fixtures, and equipment                      6,701,407      6,179,900
                                                        ---------      ---------
  Subtotal                                             15,739,358     15,287,726
Less accumulated depreciation/amortization              5,526,791      4,701,122
                                                        ---------      ---------
  TOTAL                                               $10,586,604    $10,586,604
                                                      -----------    -----------
                                                      -----------    -----------

NOTE E - STOCK OPTION PLAN

In 1978, the Bank adopted a stock option plan under which the Bank's Common shares may be issued to officers and key employees at not less than 100% of fair market value at the date the options were granted. This plan expired in 1988. There are, however, 22,000 options outstanding, but not yet exercised (from this plan), which do not expire until 1998.

In 1989, the Bank adopted a stock option plan under which up to 209,360 shares of the Bank's Common shares may be issued to directors, officers, and key employees at not less than 100% of the fair market value at the date the options are granted. The two for one stock split increased the shares in the plan available and granted, but not exercised by 208,960.

Changes in the number of shares subject to option during the years ended December 31, 1995. December 31, 1994, and December 31, 1993, have been restated for the stock split and are summarized as follows:

                                                 1995         1994         1993
                                                 ----         ----         ----
Outstanding at beginning of year              153,300      238,300      238,300
Options granted ($10.50 - $14.00
  per share)                                   23,500       65,500       11,500
Options forfeited                              (4,450)      (4,850)           0
Options exercised                             (18,450)    (145,650)     (11,500)
                                              -------     --------      -------
Outstanding at end of year                    153,900      153,300      238,300
                                              -------      -------      -------
                                              -------      -------      -------
Total option price                         $1,627,550   $1,515,800   $1,832,538
                                           ----------   ----------   ----------
                                           ----------   ----------   ----------
Options exercisable                            53,400       45,140      146,480
                                               ------       ------      -------
                                               ------       ------      -------
Available for future grant                    118,420      137,470      198,120
                                              -------      -------      -------
                                              -------      -------      -------

NOTE F - RETIREMENT PLAN

The Bank has a noncontributory retirement plan covering substantially all of its employees. The plan is a defined contribution plan with annual contributions established at the discretion of the Board of Directors. The retirement plan expense was $336,000 for 1995, $317,000 for 1994, and $303,000 for 1993.

In 1988, the Bank established a Profit Sharing and Salary Deferral 401(K) Plan to allow employees to defer a portion of their current compensation until retirement. Since 1991, the Board of Directors, at their discretion, have elected to make a matching contribution at a predetermined percentage of deferred dollars up to 2% of the participant's gross salary. The expense of the matching contribution was $74,000 for 1995, $73,000 for 1994, and $63,000 for 1993.

NOTE G - INCOME TAXES

The provisions for income taxes included in the Statements of Income consist of the following:

                                              1995           1994           1993
                                              ----           ----           ----
Current:
  Federal                               $1,480,900     $1,168,000       $841,000
  State                                    618,000        483,000        364,000
                                           -------        -------        -------
                                         2,098,900      1,651,000      1,205,000
Deferred                                  (220,000)      (122,000)        40,650
                                          --------       --------         ------
                                        $1,878,900     $1,529,000     $1,245,650
                                        ----------     ----------     ----------
                                        ----------     ----------     ----------

A comparison of the federal statutory income tax rates to the Bank's effective income tax rates follows:

                                         1995                  1994                  1993
                                         ----                  ----                  ----
                                 Amount      Rate      Amount      Rate      Amount       Rate
                                 ------      ----      ------      ----      ------       ----
Federal tax rate               $1,710,000    34.0%   $1,390,000    34.0%   $1,144,000     34.0%
California franchise taxes,
  net of federal tax benefit      375,000     7.5%      308,000     7.5%      254,000      7.5%
Tax savings from exempt
  loan and investment
  income                         (166,000)   (3.3%)    (121,000)   (3.0%)     (87,000)    (2.6%)
Other items - net                 (40,100)    (.8%)     (48,000)   (1.1%)     (65,350)    (1.9%)
                                  -------     ----      -------    -----      -------     -----
                               $1,878,900    37.4%   $1,529,000    37.4%   $1,245,650     37.0%
                               ----------    -----   ----------    -----   ----------     -----
                               ----------    -----   ----------    -----   ----------     -----

The following is a summary of the components of the net deferred tax asset and liability accounts recognized in the accompanying statements of Condition:

                                                             1995          1994
                                                             ----          ----
Deferred Tax Assets:
  Allowance for Credit Losses Due to Tax Limitations     $980,000      $761,000
  Other Assets/Liabilities                                217,000        98,000
                                                          -------        ------
                                                        1,197,000       859,000
Deferred Tax Liability:
  Premises and Equipment Due to Depreciation
  Difference                                             (611,000)     (454,000)
                                                         --------      --------
Net Deferred Tax                                         $586,000      $405,000
                                                         --------      --------
                                                         --------      --------


NOTE H - FINANCIAL COMMITMENTS

In the normal course of business, the Bank enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve to varying degrees elements of credit and interest rate risk not recognized in the Bank's financial statements.

The Bank's exposure to credit loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

As of December 31, 1995, the Bank had the following outstanding financial commitments whose contractual amount represents credit risk:
     Commitments to extend credit                     $34,248,129
     Standby letters of credit                            779,747
                                                      -----------
                                                      $35,027,876

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments to guarantee the performance of a Bank customer to a third party. Since many of the commitments and standby letters of credit are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, is based on management's credit evaluation of the customer. The majority of the Bank's commitments to extend credit and standby letters of credit are secured by real estate.

NOTE I - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to certain officers, directors, and the companies with which they are associated. In the Bank's opinion, all loans and loan commitments to such parties are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The balance of these loans outstanding at December 31, 1995 was $5,677,777.

NOTE J - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table on the next page) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1995, that the Bank meets all capital adequacy requirements to which it is subject.

The Bank's actual capital amounts and ratios are presented in the following table:

          IN THOUSANDS
                                                                                       To be Well
                                                                  For Capital      Capitalized Under
                                                                    Adequacy       Prompt Corrective
                                                 Actual             Purposes           Provisions
                                                 ------             --------           ----------
                                           Amount     Ratio    Amount      Ratio   Amount     Ratio
                                           ----------------    -----------------   ----------------
As of December 31, 1995:
Total Capital to Risk-Weighted Assets      $29,995    14.89%   $16,098     8.00%   $20,123    10.00%
Tier 1 Capital to Risk-Weighted Assets     $27,458    13.66%    $8,049     4.00%   $12,074     6.00%
Tier 1 Capital to Average Assets           $27,458    10.72%   $10,245     4.00%    $6,403     5.00%

As of December 31, 1994:
Total Capital to Risk-Weighted Assets      $26,202    14.76%   $14,201     8.00%   $17,752    10.00%
Tier 1 Capital to Risk-Weighted Assets     $23,974    13.51%    $7,101     4.00%   $10,651     6.00%
Tier 1 Capital to Average Assets           $23,974     9.83%    $9,753     4.00%   $12,191     5.00%

The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lessor of (1) the bank's undivided profits or (2) the bank's net income for its last three fiscal years less the amount of any distribution made by the bank to shareholders during the same period. Under these restrictions, approximately $7,112,000 was available for payment of dividends at December 31, 1995.

Banking regulations require that all banks maintain a percentage of their deposits as reserves at the Federal Reserve Bank. During the year ended December 31, 1995, required reserves averaged approximately $2,281,000.

NOTE K - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. For financial instruments, whether or not recognized in the Statements of Condition, the Bank is required to disclose the fair value of those instruments for which it is practicable to estimate that value. In addition, the Bank is required to disclose the methods and significant assumptions used to estimate those fair values.

Considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. This disclosure of the fair value of financial instruments should not be viewed as equivalent to the valuation of the Bank as a whole.

Fair value estimates, methods, and assumptions are set forth below:

CASH, DUE FROM BANKS, AND FED FUND SOLD
For these short-term instruments, the carrying amount approximates fair value.

INVESTMENT SECURITIES
For investment securities, fair value equals quoted market prices where available, or, if unavailable, the fair value is based upon similar securities.

LOANS
For those loans with floating interest rates, it is presumed that estimated fair value generally approximates the carrying value. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

The fair value of non-accrual loans with a recorded book value of $147,000 was not estimated because it was not practicable to reasonably estimate the amount or timing of future cash flows for such loans.

DEPOSITS
The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

COMMITMENTS TO EXTEND CREDIT AND LETTERS OF CREDIT
Commitments to extend credit and letters of credit are written at current market rates. The Bank does not anticipate any interest rate or credit factors that would materially affect the fair value of these commitments or letters of credit outstanding at December 31, 1995.

The estimated fair values of the Bank's financial instruments at December 31, 1995 are as follows:
                                                         Carrying
                                                           Amount     Fair Value
                                                           ------     ----------
Financial Assets:
  Cash and Due from banks                             $15,773,000    $15,773,000
  Fed funds sold                                       13,429,000     13,429,000
  Investment securities                                70,537,000     73,773,000

  Loans                                               151,227,000    150,727,000
  Less:  Non-Accruals                                     147,000        147,000
         Allowance for losses                           2,537,000              0
                                                        ---------    -----------
  Net Loans                                           148,543,000    150,580,000

Financial Liabilities:
  Deposits                                           $234,054,000   $233,824,000
  Unrecognized commitments to extend credit and
    standby letters of credit                          35,038,000     35,038,000


NOTE L - MERGER WITH TEMPLETON NATIONAL BANK

At the close of business on September 8, 1995, Bank of Santa Maria consummated a merger with Templeton National Bank. This merger was accounted for by the pooling of interest method, whereby the Statements of Condition and the Statements of Income are combined and restated as if the two banks were historically one unit. A total of 397,561 common shares were issued to the shareholders of Templeton National Bank in connection with this merger.

The following summarizes the separate revenue and net income of Bank of Santa Maria and Templeton National Bank that have been reported in the restated financial statements included herein:
                             Eight month      Twelve month       Twelve month
                            period ended      period ended       period ended
                           August 31, 1995  December 31, 1994  December 31, 1993
                           ---------------  -----------------  -----------------
Interest and non-interest
  income
Bank of Santa Maria            $13,608,014        $17,696,229        $17,162,381
Templeton National Bank          1,754,146          2,267,531          1,987,919
                                 ---------          ---------          ---------
                               $15,362,160        $19,963,760        $19,150,300
                               -----------        -----------        -----------
                               -----------        -----------        -----------
Net Income
Bank of Santa Maria             $2,061,359         $2,264,500         $1,978,733
Templeton National Bank            199,598            296,259            141,385
                                   -------            -------            -------
                                $2,260,957         $2,560,759         $2,120,118
                                ----------         ----------         ----------
                                ----------         ----------         ----------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion presents information about the results of operations and the financial condition of Bank of Santa Maria which expands upon the information contained in the financial statements and the notes thereto. Bank of Santa Maria was incorporated under the laws of the State of California on June 27, 1977 and was licensed by the California State Banking Department. The Bank commenced operations on March 18, 1978 and has grown to ten retail locations along the central coast of California. The Bank offers a full range of commercial banking services designed to serve the banking needs of individuals and small to medium sized businesses located within its primary market area.

As reported in Note L to the Financial Statements, the Bank of Santa Maria and Templeton National Bank merged during 1995. All prior years' numbers contained in this section have been restated to give effect for this merger using the pooling of interest method.

R E S U L T S   O F   O P E R A T I O N S

The Bank reported net earnings of $3,149,392, or $1.15 per share, in 1995. This represents an increase of 23.0% over 1994 where net earnings were $2,560,759, or $.96 per share. Net earnings in 1993 were $2,120,118 or $.81 per share.

Other key financial ratios are listed below:

TABLE 1 - KEY FINANCIAL RATIOS
                                               Year ended December 31,
                                   ---------------------------------------------
                                     1995      1994     1993      1992      1991
                                     ----      ----     ----      ----      ----
Return on average assets            1.26%     1.08%    0.94%     0.92%     0.91%
Return on average equity           12.16%    11.38%   10.91%    11.47%    12.00%
Return on beginning equity         13.14%    12.53%   11.54%    12.24%    12.72%
Dividend payout ratio               8.33%     9.00%    6.44%     6.68%     7.13%
Average equity to average assets   10.38%     9.50%    8.65%     8.05%     7.60%


NET INTEREST INCOME AND NET INTEREST MARGIN
Table 2 entitled Average Balances and Interest Rates, shows the Bank's average assets, liabilities, and stockholders' equity with the related interest income, interest expense and rates for the years 1995, 1994 and 1993. Rates for tax preferenced investments are shown on a tax equivalent basis using a 34% tax rate. Table 3 analyzes the reasons for change in net interest income resulting from movement in rates and changes in average outstanding balances. Reference should be made to both Table 2 and Table 3 in the discussion of net interest income and net interest margin.

The primary component of the Bank's operating income is net interest income. This is the difference between the interest and fees earned on interest-bearing assets such as loans and investments and the interest paid on interest-bearing liabilities such as deposits. Net interest income is similar to "gross profits on sales" used in financial statements for retail sales organizations. Net interest income in 1995 was $14.2 million as compared to $12.8 million in 1994 and $11.8 million in 1993. Net interest income, when expressed as a percentage of total average interest-earning assets, is referred to as net interest margin or NIM. The Bank's NIM was 6.53% in 1995, compared to 6.14% in 1994, and 5.97% in 1993.

NIM is used as a measure of the efficiency of the Bank's asset/liability management. The Bank's NIM in 1995 increased by 6.4% compared to the increase of 2.3% in 1994. There are several reasons for the improved NIM in 1995.

The two components of NIM are interest income and interest expense. Loans are the largest interest earning assets group which contribute to interest income. During 1995, interest earned from loans increased by $1.5 million dollars, despite a decline in average loans outstanding by $1.8 million dollars. The loss in interest income from the decline in loans was more than offset by the increase in the effective yield on loans. The improvement in the loan earnings rate was effected by two factors.

The primary factor was upward movement in the Bank's base lending rate which began increasing in the second quarter of 1994. The rates continued to increase through the second quarter of 1995, when interest rates declined in response to the decline in concern regarding inflation. The Bank's base lending rate at the end of 1995 was 8.5%. A significant portion (over 70%) of the Bank's loans are sensitive to changes in the Bank's base lending rate. The average base lending rate for 1993 was 6.50%, for 1994 - 7.41%, and for 1995 - 8.83%.


In addition, a large loan, which was placed on non-accrual status in late 1991, paid off in full during 1995. This resulted in a recapture of approximately $210,000 in interest income previously excluded in previous periods. Of the 116 basis point increase in the average effective interest rates on loans between 1994 and 1995, 14 basis points resulted from the payment of this single credit.

During 1994, while the average loans outstanding remained essentially level, the effective yield on those loans rose by 33 basis points to 9.97%. The additional interest income from loans, coupled with the interest income generated from Federal funds sales, offset the overall decline in average yield in the investment portfolio. Both new and reinvested dollars were invested according to Bank policy in short term instruments. The return available during 1992 through 1993 fell short of the returns available in the preceding three years. This resulted in an average yield on earning assets of 8.43%, which was essentially the same as in 1993.

The cost of deposits also responded to market conditions. Interest expense on interest-bearing deposits increased $1.4 million in 1995 over 1994, after showing virtually no increase in 1994 over 1993. Average interest-bearing deposits grew $5.5 million in 1995, which was a modest 3.3% increase. Accordingly, most of the increase in interest expense ($1.2 million), resulted from the increase in average effective rates on interest-bearing liabilities which grew from 2.88% in 1994 to 3.58% in 1995, a 24.0% increase. In 1994, the effect of the overall decline in effect interest rates on interest-bearing deposits fully offset any additional interest expense for growth in deposits.

The average interest rate from interest expense used in NIM is based upon average earning assets rather than average interest-bearing deposits. Accordingly, fluctuations in earning assets effect the results of the percentages used in arriving at NIM. In 1994, interest expense, as expressed as a percentage of earning assets, declined by 6.6% to 2.28%, but increased dramatically in 1995 to 2.78%, a 21.9% increase.

NIM increased to 6.53% as of 1995, up 38 basis points from 1994, as a result of the greater movement upwards in interest-earning assets over the interest-bearing liabilities. NIM also benefited from the infusion of new capital from the exercise of stock options, which represents a non-interest bearing liability, which funded the increase in earning assets, primarily investments.

TABLE 2 - AVERAGE BALANCES AND INTEREST RATES



                                  Year ended December 31,
                                  -----------------------



                                    1995                             1994                          1993
                       ----------------------------------------------------------------------------------------
                        Average   Amount              Average   Amount              Average   Amount
INTEREST                Balance   of        Average   Balance   of        Average   Balance   of        Average
EARNING ASSETS:         (000'S)   Interest  Rate(2)   (000'S)   Interest  Rate(2)   (000'S)   Interest  Rate(2)
----------------------------------------------------------------------------------------------------------------

Investment Securities
   Taxable              $49,572   $2,857    5.76%     $41,935   $1,985    4.73%     $35,455   $1,959    5.53%
   Non-Taxable           12,324      463    5.70%       9,019      334    5.61%       5,799      233    6.10%
                         ------      ---    -----       -----      ---    -----       -----      ---    -----
     TOTAL SECURITIES    61,896    3,320    5.75%      50,954    2,319    4.89%      41,254    2,192    5.61%
                         ------    -----    -----      ------    -----    -----      ------    -----    -----
Federal Funds Sold       12,809      712    5.56%      10,858      417    3.84%      11,606      317    2.73%
Net Loans (1)           147,342   16,397   11.13%     149,156   14,870    9.97%     147,075   14,181    9.64%
                        -------   ------   ------     -------   ------    -----     -------   ------    -----
      TOTAL EARNING
             ASSETS     222,047   20,429    9.31%     210,968   17,606    8.43%     199,935   16,690    8.41%
                                  ------    -----               ------    -----               ------    -----
                                  ------    -----               ------    -----               ------    -----
              TOTAL
        NON-EARNING
             ASSETS      27,525                        25,810                        24,492
                         ------                        ------                        ------
       TOTAL ASSETS    $249,572                      $236,777                      $224,427
                       --------                      --------                      --------
                       --------                      --------                      --------



LIABILITIES
AND CAPITAL:
--------------------------------------------------------------------------------------------------------------
Interest-bearing
   demand/savings      $107,464   $2,772    2.58%    $105,823   $2,505    2.37%     $98,718   $2,464    2.50%
Time deposits
   under $100,000        44,519    2,302    5.17%      40,495    1,534    3.79%      43,040    1,712    3.98%
Time deposits $100,000
   or more               20,985    1,102    5.25%      21,170      777    3.67%      19,522      699    3.58%
                         ------    -----    -----      ------      ---    -----      ------      ---    -----
TOTAL INTEREST
BEARING DEPOSITS        172,968   $6,176    3.57%     167,488   $4,816    2.88%     161,280   $4,875    3.02%
                        -------   ------    -----     -------   ------    -----     -------   ------    -----
                                  ------    -----               ------    -----               ------    -----
Demand deposits          48,897                        45,489                        42,220
Other liabilities         1,806                         1,294                         1,503
Capital                  25,901                        22,506                        19,424
TOTAL LIABILITIES
AND CAPITAL            $249,572                      $236,777                      $224,427
                       --------                      --------                      --------
                       --------                      --------                      --------

Spread on average
   interest-bearing
    funds                                   5.74%                         5.55%                         5.38%
                                            -----                         -----                         -----
                                            -----                         -----                         -----
Interest
 income/earning assets                      9.31%                         8.43%                         8.41%
Interest
 expense/earning assets                     2.78%                         2.28%                         2.44%
                                            -----                         -----                         -----
Net interest margin                         6.53%                         6.15%                         5.97%
                                            -----                         -----                         -----
                                            -----                         -----                         -----



(1)  Non-accrual loans have been included in net loan figures
(2)  Yields are calculated on a tax equivalent basis

The impact of changes in the net interest income spread during 1995 and 1994 can also be analyzed by reference to Table 3, where increases or decreases in interest income is broken down into two components. Changes due primarily to increases or decreases in the size of the category are called volume variances. Changes due primarily to increases or decreases in the rates associated with each category are called rate variances. During 1995, interest income increased by $2,832,000. Limited loan demand shifted the assets into the investment portfolio, where the largest volume variance is reflected. Most of the increase in interest income is attributable to upward rate movements in loans, Federal funds and investments. During 1994, interest income increased by $916,000. Again, limited loan demand shifted the increase in assets primarily into investments, with most of the interest income increase attributable to increases in overall asset growth.

The shift in the deposit mix towards shorter-term interest bearing and non-interest bearing accounts was noted in 1994. During 1995, with an improvement in interest rates, there was some movement of funds into time deposits. However, the primary reason for the $1.4 million increase in interest expense was attributed to increasing rates.


TABLE 3 - RATE AND VOLUME ANALYSIS
          (In thousands)



                                                 Year ended December 31,
                                  1995 over 1994                      1994 over 1993
                                Increase (Decrease)                 Increase (Decrease)
                                 due to change in                    due to change in
                               --------------------                ---------------------
INTEREST EARNING ASSETS:          Volume    Rate        Total     Volume       Rate      Total
------------------------          ------    ----        -----     ------       ----      -----
Investment securities
     Taxable                       $397       $475       $872       $331      ($305)       $26
     Non-taxable                    124          5        129        138        (37)       101
                                    ---          -        ---        ---        ---        ---
                 TOTAL SECURITIES   521        480      1,001        469       (342)       127
Federal funds sold                   84        211        295        (22)       122        100
Net loans                          (183)     1,710      1,527        202        487        689
                                   ----     ------     ------        ---        ---        ---
             TOTAL EARNING ASSETS  $422     $2,401     $2,823       $649       $267       $916
                                   ----     ------     ------       ----       ----       ----
                                   ----     ------     ------       ----       ----       ----

INTEREST BEARING LIABILITIES:
-----------------------------

Interest-bearing demand/savings      $0       $267       $267       $173      ($132)       $41
Time deposits under $100,000        165        603        768        (99)       (79)      (178)
Time deposits $100,000 or above      (7)       332        325         60         18         78
                                     --        ---        ---         --         --         --
                  TOTAL INTEREST
                BEARING DEPOSITS   $158     $1,202     $1,360       $135      ($193)      ($59)
                                   ----     ------     ------       ----      -----       ----
                                   ----     ------     ------       ----      -----       ----
Increase (decrease) in
     interest differential         $264     $1,199     $1,463       $515       $460       $975



Information is provided in each category with respect to (a) changes attributable to changes in volume (changes in volume multiplied by prior rate);
(b) changes attributable to changes in rates (changes in rates multiplied by prior volume); and (c) the net change. The change attributable to the combined impact of volume and rate has been allotted proportionately to the change due to volume and the change due to rate.

The level of non-performing loans in the Bank's portfolio affects the amount of interest income. As noted in the notes to the financial statement, when the serious doubt exists as to the repayment of a loan, that loan is placed on non-accrual status and previously accrued and uncollected interest for the current year is reversed against income. Had non-performing loans as of December 31, 1995 complied with original terms, related interest income would have been approximately $11,000, of which approximately $0 was collected. The difference of approximately $11,000 was not taken into income, which was so immaterial it would have had no effect on NIM.

SUMMARY OF CREDIT LOSS EXPERIENCE
The Bank maintains an allowance for loan losses, which is reduced by net loan charge-offs and increased by provisions for loan losses charged against operating income. The adequacy of the allowance for loan losses is reviewed on a continual basis. The amount of provisions and the level of the total allowance are based upon the Bank's loan loss experience, the performance of loans in the portfolio, evaluation of loan collateral, the financial abilities and net worth of the borrowers or guarantors and such of the factors as, in management's judgment, deserve recognition.

In addition to internal evaluation, the adequacy of the allowance for loan losses is subject to review by regulators and outside consultants. While no assurance can be given that economic conditions which adversely affect the Bank's service areas or other unforeseen circumstance will not require increased provisions for loan losses in the future, it is management's opinion that the allowance for loan losses as of December 31, 1995, of $2,537,000, or 1.70% of total loans, was adequate to absorb losses from any known or inherent risks in the portfolio. Table 4 shows comparative statistics and a more detailed breakdown of activity in the loan loss reserve account. The level of the provision at $700,000 for 1995 is up by 180% from 1994, reflecting management's conservative approach when establishing the allowance for potential loan losses.

TABLE 4 - SUMMARY OF LOAN LOSS EXPERIENCE
         (In thousands)



                                                    Year ended December 31,
                                         --------------------------------------------
                                       1995       1994       1993       1992       1991
-----------------------------------------------------------------------------------------
BALANCE OF RESERVE AT
   BEGINNING OF YEAR                  $2,228     $2,254     $2,415     $2,043     $1,632

CHARGE OFFS
   Consumer                              194        206        475        271        152
   Commercial                            242        138        144        470         70
   Agricultural                            0          0         64          0          0
   Construction and development            0          0        151          0          0
   Other real estate                      54         52         82         37          0
                                          --         --         --         --          -
                  TOTAL CHARGE OFFS      490        396        916        778        222

RECOVERIES
   Consumer                               40         28         63         21         20
   Commercial                             59         55         89         40         55
   Agricultural                            0         36          0          0          0
   Construction and development            0          1          0          0          0
   Other real estate                       0          0          0          0          0
                   TOTAL RECOVERIES       99        120        152         61         75
                                          --        ---        ---         --         --
                    NET CHARGE OFFS      391        276        764        717        147
                                         ---        ---        ---        ---        ---
Provision charged to operations          700        250        603      1,089        558
                                         ---        ---        ---      -----        ---
                BALANCE AT YEAR END   $2,537     $2,228     $2,254     $2,415     $2,043
                                      ------     ------     ------     ------     ------
                                      ------     ------     ------     ------     ------
Ratio of net charge-offs to average
   net loans during the period         0.27%      0.19%      0.52%      0.48%      0.11%


The ratio of net charge-offs to average net loans during the 1992-1993 period increased with the recessionary economy. It remained however, quite favorable when compared with industry standards. The 1994-1995 net charge-off ratio reflects an improvement in the local economy, although loan demand remains weak. The Bank does not anticipate higher levels of charge-offs in the future, but has elected to set aside $50,000 per month to the provision for loan losses account.

NON-INTEREST INCOME
Non-interest income increased by $234,000 to $2.6 million in 1995 from $2.4 million in 1994 and $2.5 million in 1993. Service charges related to the Bank's deposit products account for the largest portion of non-interest income. Other fee income includes servicing fees on loans sold in the secondary markets, and other non-deposit related charges, including wires, safe deposit, ATM's, merchant draft processing, etc. Other non-interest income includes net gains of sale of fixed assets and other real estate owned, income generated from the holding of other real estate owned, and other non-fee related income.

NON-INTEREST EXPENSE
The Bank's total non-interest expense amounted to $11.1 million in 1995, $10.8 million in 1994, and $10.3 million in 1993. The increase in 1995 of $303,000, or 2.8%, can be primarily attributed to the expansion of the Bank into San Luis Obispo County. The increase in 1994 of $501,000, or 4.9%, was due primarily to costs associated with maintenance and disposal of other real estate owned, plus costs associated with expansion of the Bank into San Luis Obispo County.

Non-interest expense as a percentage of average assets has continued to decline from 1993 at 4.59%, to 1994 at 4.56%, to 1995 at 4.45%.

                    B A L A N C E   S H E E T   A N A L Y S I S

Total assets as of year end have increased by 8.0% in 1995 to $264 million, and by 5.6% in 1994 to $244 million. Net loans showed no growth in 1995, increasing by 1.5% to $149 million. Net loans in 1994 increased by only .5% due to the depressed economy. Deposits grew throughout the period with a 4.5% increase in 1994, followed by a 7.1% increase in 1995, to a year end total of $236 million. Certain components of the Bank's balance sheet are discussed below.

INVESTMENT SECURITIES
The Bank maintains a portfolio of investment securities to provide income and to serve as a secondary source of liquidity for its operations in conjunction with moneys sold overnight in the Federal funds market. The types of investments held in the portfolio include U.S. Treasury Bills and Notes, Government Agency issues, short-term municipal issues, and corporate obligations guaranteed by the U.S. Government. The type of investments held in the Bank's portfolio are influenced by several factors among which are; rate of return, maturity, and risk. Note B to the financial statement sets forth additional information regarding our investment portfolio as well as Table 5 which reports maturity distributions and weighted tax-equivalent rates by types of investments.

TABLE 5 - INVESTMENT PORTFOLIO
           (In thousands)



                                                     Year ended December 31, 1995
         -------------------------------------------------------------------------------------------------------------------------
                                                                    After 1 But               After 5 But
                 Total Securities      Within One Year             Within 5 Years         Within 10 Years           After 10 Years
                 ----------------      ---------------             --------------         ---------------           --------------
                                 Weighted             Weighted              Weighted              Weighted               Weighted
                        Book     average    Book       average     Book      average     Book      average      Book      average
U.S. TREASURY:          value   T/E yield   value     T/E yield    value    T/E yield    value    T/E yield     value    T/E yield
Held to Maturity, at
Amortized Cost:
U.S. Treasury          $6,673      6.07%     $5,465      6.06%     $1,208      6.11%         $0      0.00%         $0      0.00%
U.S. Government
    Agencies           41,332      5.60%     14,700      5.10%     26,632      5.87%          0      0.00%          0      0.00%
Municipal Issues       16,420      6.28%      6,019      5.68%      9,693      8.79%        108      7.65%        599      9.17%
Other Debt
     Securities         2,066      5.42%        470      4.98%      1,596      5.55%          0      0.00%          0      0.00%
                     -------------------------------------------------------------------------------------------------------------
                       66,491      5.81%     26,654      5.43%     39,129      6.59%        108      7.65%        599      9.17%
Available for Sale,
     at Market:
U.S. Treasury           3,972      6.71%      2,503      6.33%      1,469      7.34%          0          0
                     -------------------------------------------------------------------------------------------------------------
              TOTAL
         SECURITIES   $70,463      5.86%    $29,157      5.50%    $40,598      6.62%       $108      7.65%       $599      9.17%
                      -------      -----    -------      -----    -------      -----       ----      -----       ----      -----
                      -------      -----    -------      -----    -------      -----       ----      -----       ----      -----



LOANS
Table 6 sets forth the distribution of the Bank's loan Portfolio for the past five years. During 1995 the loan portfolio mix had several notable changes. Commercial loans grew by 9.3% and now represent 30% of the Bank's portfolio. Construction and land development loans declined by 4.0%, to a low of 8% of the portfolio. Consumer loans also declined by 5.8%, and now only represent 24% of the loan portfolio of the Bank.

TABLE 6 - LOAN PORTFOLIO ANALYSIS BY CATEGORY
         (In thousands)



                                               Year ended December 31,
                                               -----------------------
                                  1995         1994        1993        1992        1991
----------------------------------------------------------------------------------------
Consumer                        $36,794     $39,033     $39,115     $42,261     $40,696
Commercial                       46,357      42,629      34,316      33,140      34,825
Agricultural                     23,633      22,806      21,722      22,439      18,202
Construction/Development         12,619      13,141      19,247      24,618      17,476
Other Real Estate                31,824      31,152      33,621      32,874      40,167
                                 ------      ------      ------      ------      ------
TOTAL LOANS                    $151,227    $148,761    $148,021    $155,332    $151,366
                               --------    --------    --------    --------    --------
                               --------    --------    --------    --------    --------


The vast majority of the loans in the portfolio are either amortizing monthly or have relatively short maturities. This helps maintain liquidity in the portfolio. Most of the loans which have floating rates are tied to the Bank's base rate or other market rate indicators. This serves to lessen the risk to the Bank from movement in interest rates, particularly rate increases. Table 7 shows the maturity of certain loan categories outstanding as of December 31, 1995, net of deferred fees and deferred costs.

TABLE 7 - MATURITIES AND SENSITIVITIES OF CERTAIN LOAN TYPES TO CHANGES IN
         INTEREST RATES
         (In thousands)

                                            Due after
                              Due in one    one year to    Due after
                             year or less   five years     five years     Total
                             ------------   ----------     ----------     -----

Commercial and Agricultural
   Floating Rate                  $25,087       $10,568       $12,572   $48,227
   Fixed Rate                       5,756        14,383         1,848    21,987

Real Estate Construction
   Floating Rate                    5,318         2,016             0     7,334
   Fixed Rate                       5,029           256             0     5,285
                         ------------------------------------------------------
                   TOTAL          $41,190       $27,223       $14,420   $82,833
                         ------------------------------------------------------
                         ------------------------------------------------------


At December 31, 1995, non-performing assets (non-accrual loans, loans 90 days or more past due, restructured loans and other real estate owned) totaled $1.4 million or .10% of total assets, down from $3.0 million or 1.25% at December 31, 1994. Management believes that these assets are generally well secured and that potential losses have already been reflected in valuation or allowance accounts. There are no trends or uncertainties which management expects will impact future operating results, liquidity, or capital recources. Management is not aware of any information where serious doubts exist regarding any significant borrower's ability to comply with loan repayment terms. Table 8 sets forth information on non-performing assets for the periods indicated. The market value of other real estate owned and collateral securing non-performing loans is regularly monitored for changes.


TABLE 8 - NON-ACCRUAL AND NON-PERFORMING ASSETS
        (In thousands)



                                                  Year ended December 31,
                                                  -----------------------
---------------------------------------------------------------------------------------------
                                        1995        1994        1993        1992        1991
---------------------------------------------------------------------------------------------
Non-Accrual                             $147      $1,315      $2,425      $4,187        $809
Loans currently accruing which are
   past due 90 days or more                0           2         172         364           8
Restructured loans                       190          35          28           0         386
Other real estate owned                1,258       1,550       2,225         552           0
                                      ------      ------      ------      ------        ----
TOTAL NON-PERFORMING
ASSETS                                $1,595      $2,902      $4,849      $5,103      $1,203
                                      ------      ------      ------      ------      ------
                                      ------      ------      ------      ------      ------
Percentage of non-performing loans
   to total loans                      0.22%       0.91%       1.76%       3.25%       0.89%
                                       -----       -----       -----       -----       -----
                                       -----       -----       -----       -----       -----
Percentage of non-performing
   assets to total assets              0.61%       1.19%       1.99%       2.53%       0.63%
                                       -----       -----       -----       -----       -----
                                       -----       -----       -----       -----       -----


DEPOSITS
As was noted, deposits have grown steadily over the reporting periods. The average balances for deposit categories and their associated costs are presented in Table 9.

TABLE 9 - DETAILED DEPOSIT SUMMARY
        (In thousands)



                                              Year ended December 31,
                                              -----------------------
                                  1995                    1994                     1993
                         ----------------------------------------------------------------------

                           Average                 Average                 Average
                           Balance        Rate     Balance        Rate     Balance        Rate
                           -------        ----     -------        ----     -------        ----
Interest-bearing demand    $25,250       1.34%     $25,074       1.32%     $23,386       1.64%
Savings accounts            31,587       2.70%      32,584       2.53%      28,716       2.71%
money market savings        50,627       3.12%      48,165       2.80%      46,616       2.79%
TCD less than $100,000      44,519       5.17%      40,495       3.79%      43,040       3.98%
TCD $100,000 or more        20,985       5.25%      21,170       3.67%      19,522       3.58%
                            ------       -----      ------       -----      ------       -----
  TOTAL INTEREST-
 BEARING DEPOSITS          172,968       3.57%     167,488       2.88%     161,280       3.02%
Demand                      48,897                  45,489                  42,220
                            ------       -----      ------       -----    --------       -----
  TOTAL DEPOSITS          $221,865       2.78%    $212,977       2.26%    $203,500       2.40%
                          --------       -----    --------       -----    --------       -----
                          --------       -----    --------       -----    --------       -----



The effective cost of all funds increased during 1995, reversing a trend which has existed for the last several years in which interest costs had been declining. The deposit mix has several notable changes, modifying the previous trend towards more liquidity and shorter-termed accounts. Time deposits of less than $100,000 grew by 10%, demand deposits were up by 7.5% and money market savings grew by 5%. Demand deposits now represent over 22% of all deposits in the Bank.

Table 10 sets forth the remaining maturities of large denomination time deposits, including public funds, as of December 31, 1995.

TABLE 10 - MATURITY DISTRIBUTION OF TCD'S OF $100,000 OR MORE
         (In thousands)

                                            Year ended December 31, 1995

    Three months or less                                         $10,514
    After three months to six months                               6,058
    After six months to one year                                   4,514
    Over one year                                                  2,656
                                                                   -----
                                  TOTAL                          $23,742
                                                                 -------
                                                                 -------

LIQUIDITY
Liquidity is the Bank's ability to meet fluctuations in deposit levels and provide for credit needs of its customers. The objective in liquidity management is to maintain a balance between the sources and uses of funds. Principal sources of liquidity include interest and principal payments on loans and investments, proceeds from the maturity of investments and growth in deposits. The Bank holds overnight Federal funds as a cushion for temporary liquidity needs. During 1995, Federal funds averaged $12.8 million, or 8.7% of total average assets. in addition, the Bank maintains Federal funds credit lines with major correspondents, aggregating $11.1 million, subject to the customary terms for such arrangements.

There are several accepted methods of measuring liquidity as used by the regulators. One ratio which is fairly easy to understand is referred to as the liquidity ratio and measures the percentage of deposits which are used to fund cash, cash equivalents, and marketable securities. The Bank has set a minimum standard percentage of 20%, and as of December 31,1995 the Bank's liquidity ratio was 48.5%. The Bank appears to be sufficiently liquid to meet its operational needs.

CAPITAL RESOURCES
The primary source of capital for the Bank is the retention of operating profits. The Bank reviews its capital needs on an ongoing basis to ensure an adequate level of capital to support growth and to ensure depositor protection. Total capital grew by $3.5 million of 15% to $27 million as of December 31,1995. During 1995, the Bank's capital was augmented by the exercise of stock options originally granted to the Bank's directors in 1989. The exercise of these options contributed $953,000 in cash and tax benefits to the Bank's capital. Comments regarding the established minimum capital ratios can be found in footnote J of the financial statements.

MARKET INFORMATION REGARDING THE BANK'S COMMON STOCK
The common stock of the Bank is not listed on any national stock exchange or with NASDAQ. Trading in the stock has not been extensive and such trades which have occurred would not constitute an active trading market. As of December 31, 1995, there were approximately 1,000 shareholders. During 1995, the authorized number of shares the Bank can issue was increased from 3,000,000 to 25,000,000 shares. Since 1984, the Bank has consistently declared and paid a cash dividend to the then shareholders of Bank of Santa Maria, with the equivalent of $.06 being paid since February of 1988. In 1994, the Board of Directors increased the per share dividend to $.10, again to the holders of Bank of Santa Maria stock at that time. in 1995, the Board of Directors again increased the per share dividend to $.11 payable on February 17, 1995 to the holders of their stock. in 1996, the Board of Directors increased the cash dividend to $.20 payable on February 21, 1996. While future dividends are subject to the Bank's financial performance, it is reasonable that the current pattern of dividends will continue. Restrictions on dividend payments are outlined in the notes to the financial statements.

The following quarterly summary of market activity is furnished by Maguire Investments of Santa Maria, the Bank's primary market maker.

                                               Bid       Ask
                   1st Quarter 1994         $11.50    $12.00
                   2nd Quarter 1994         $11.50    $12.00
                   3rd Quarter 1994         $11.50    $12.00
                   4th Quarter 1994         $12.25    $12.75
                   1st Quarter 1995         $13.25    $13.75
                   2nd Quarter 1995         $13.25    $13.75
                   3rd Quarter 1995         $13.75    $14.25
                   4th Quarter 1995         $13.75    $14.25

SELECTED FINANCIAL DATA
The following is a summary of operations of Bank of Santa Maria for each of the last five years ended December 31, 1995. This summary has not been examined by an independent public accountant. However, in the opinion of management, this summary reflects all adjustments which would be considered necessary for a fair presentation of the results of operations for each of these periods. This summary of operations should be read in conjunction with the financial statements and notes relating thereto included elsewhere in this report.



(In thousands)                     1995        1994        1993        1992        1991
Total assets                   $263,577    $244,135    $231,128    $224,675    $214,365
Net interest income             $14,248     $12,790     $11,815     $11,920     $10,529
Provision for loan loss            $700        $250        $602      $1,089        $558
Other income                     $2,592      $2,358      $2,460      $2,308      $1,990
Other expense                   $11,112     $10,808     $10,308      $9,880      $9,164
Net income                       $3,149      $2,561      $2,103      $2,013      $1,856
Net income per share              $1.15        $.96        $.81        $.78        $.73
Cash dividend per share           $.096       $.086       $.052       $.052       $.052


                                 BANK OF SANTA MARIA
                               STATEMENTS OF CONDITION


UNAUDITED
---------
ASSETS                                                                       SEP 30, 1996   SEP 30,1995
------                                                                       ------------   ------------
Cash and due from banks                                                       $18,466,275    $14,524,319
Investment securities: - Note B
  Securities available for sale (at market)                                    22,505,178      6,512,683
  Securities held to maturity                                                  64,489,908     55,879,597
                                                                             ------------   ------------
  (Market value of securities held to maturity $64,151,544 and $55,824,624)

TOTAL INVESTMENT SECURITIES                                                    86,995,086     62,392,280
Federal funds sold                                                              7,345,000     14,320,000
Loans: - Note C
  Commercial                                                                   50,298,890     46,569,899
  Agricultural                                                                 25,667,412     18,818,319
  Real estate                                                                  47,009,894     47,457,463
  Consumer                                                                     41,499,549     37,573,590
                                                                             ------------   ------------
    TOTAL LOANS                                                               164,475,745    150,419,271
  Allowance for possible credit losses                                         (2,580,045)    (2,207,660)
                                                                             ------------   ------------
    NET LOANS                                                                 161,895,700    148,211,611
Premises and equipment - Note D                                                12,051,469     10,368,996
Accrued interest and other assets                                               4,094,841      3,108,339
Goodwill                                                                        1,901,440              0
Other Real Estate Owned                                                         1,382,261      1,268,190
    TOTAL ASSETS                                                             $294,132,072   $254,193,735
                                                                             ------------   ------------
                                                                             ------------   ------------

LIABILITES AND CAPITAL                                                       SEP 30, 1996   SEP 30, 1995
                                                                             ------------   ------------
Deposit:
  Noninterest-bearing demand                                                  $58,247,460    $52,742,126
  Interest-bearing demand and savings                                         108,638,775    103,190,458
  Time deposits under $100,000                                                 63,825,142     45,658,468
  Time deposits of $100,000 or more                                            31,920,591     24,160,802
                                                                             ------------   ------------
    TOTAL DEPOSITS                                                            262,631,968    225,751,854
Accrued interest and other liabilities                                          2,170,492      1,680,954
                                                                             ------------   ------------
    TOTAL LIABILITIES                                                         264,802,460    227,432,808
                                                                             ------------   ------------
                                                                             ------------   ------------
Capital: - Note E
  Common shares - authorized 25,000,000
  shares: issured and outstanding
  2,764,261 as of September 30, 1996
  2,740,811 as of September 30, 1995                                            8,649,998      8,441,723
  Undivided profits                                                            20,736,118     18,288,492
  Net unrealized depreciation on available
  for sale securities, net of taxes of $37,670
  and $(20,475) respectively                                                      (56,504)        30,712
                                                                             ------------   ------------
    TOTAL CAPITAL                                                              29,329,612     26,760,927
                                                                             ------------   ------------
    TOTAL LIABILITIES AND CAPTITAL                                           $294,132,072   $254,193,735
                                                                             ------------   ------------
                                                                             ------------   ------------


   The accompanying notes are an integral part of these financial statements.

                                 BANK OF SANTA MARIA
                                 STATEMENTS OF INCOME
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995


(Unaudited)                                                                          1995           1996
                                                                                     ----           ----
INTEREST INCOME:
----------------
Interest and fees on loans                                                  $  12,113,702  $  12,395,468
Interest on investment securities-taxable                                       2,837,075      2,045,042
Interest on investment securities-non taxable                                     424,524        308,647
Other interest income                                                             509,969        543,559
                                                                             ------------   ------------
Total interest income                                                          15,885,270     15,292,726
                                                                             ------------   ------------
INTEREST EXPENSE:
-----------------
Interest on demand and savings deposits                                         1,797,181      2,130,091
Interest on time certificates of $100,000 and over                              1,154,426        756,002
Interest on time certificates less than $100,000                                2,361,392      1,627,071
                                                                             ------------   ------------
Total interest expense                                                          5,312,999      4,513,164
NET INTEREST INCOME                                                            10,572,271     10,779,562
-------------------
PROVISION FOR LOAN LOSSES                                                               -        315,000
-------------------------                                                    ------------   ------------
NET INTEREST INCOME AFTER PROVISION
----------------------------------
FOR LOAN LOSSES                                                                10,572,271     10,464,562
---------------                                                              ------------   ------------
SERVICE CHARGES AND OTHER INCOME
--------------------------------
Service charges and fees                                                        1,287,914      1,210,900
Merchant discount fees                                                            373,357        298,935
Other fee income                                                                  408,144        346,255
Other income                                                                      162,513        122,181
                                                                             ------------   ------------
Total other income                                                              2,231,928      1,978,271
                                                                             ------------   ------------
OTHER EXPENSES
--------------
Salaries and employee benefits                                                  4,573,951      4,419,375
Occupancy expenses                                                                641,467        602,844
Furniture and equipment                                                           995,778        921,643
Advertising and promotion                                                         400,149        292,574
Professional expenses                                                             245,823        357,338
Office Expenses                                                                   548,569        501,615
Regulatory assessments                                                             18,248        255,976
Merchant processing costs                                                         379,452        305,946
Other OREO expenses                                                                22,452         23,592
Other operating expenses                                                          503,367        717,438
                                                                             ------------   ------------
Total Other Expenses                                                            8,329,257      8,398,341
                                                                             ------------   ------------
INCOME BEFORE PROVISION FOR INCOME TAXES                                        4,474,942      4,044,492
----------------------------------------
PROVISION FOR INCOME TAXES                                                      1,721,000      1,552,976
--------------------------                                                   ------------   ------------
NET INCOME                                                                   $  2,753,942   $  2,491,516
----------                                                                   ------------   ------------
                                                                             ------------   ------------
EARNINGS PER SHARE                                                           $       0.98   $       0.91
------------------                                                           ------------   ------------

NUMBER OF SHARES USED IN COMPUTATION                                            2,800,000      2,749,000
------------------------------------                                         ------------    -----------

    The accompanying notes are an integral part of these financial statements.

                                 BANK OF SANTA MARIA
                               STATEMENTS OF CASH FLOWS
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995


OPERATING ACTIVITIES                           (Unaudited)                    Period Ended September 30,
--------------------------------------------------------------------------------------------------------------
                                                                                      1996                1995
--------------------------------------------------------------------------------------------------------------
Net income                                                                  $   2,753,942       $   2,491,516
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
   Depreciation                                                                   837,020             807,379
   Amortization of Goodwill                                                        56,170                   0
   Provision for credit losses                                                          -             315,000
   Amortization of premium/discounts
   on investment securities                                                       265,460              53,101
   Loans originated for sale                                                   (4,708,950)         (2,510,000)
   Proceeds from loan sales                                                     5,163,484           2,878,328
   Net loss (gain) from sale of fixed assets                                       51,612             (30,405)
   Net loss (gain) on sale of other real estate owned                             (34,972)            101,933
   Net change in accrued interest,
   other assets and other liabilities                                             253,470              42,426
                                                                             -------------       -------------
      NET CASH PROVIDED BY OPERATING ACTIVITIES                                 4,637,236           4,149,278
INVESTING ACTIVITIES
--------------------------------------------------------------------------------------------------------------
Proceeds from maturities of securities held to maturity                        27,916,923          19,905,000
Proceeds from maturities of securities held for sale                            3,000,000           3,082,750
Purchases of held to maturity securities                                      (25,720,465)        (25,073,165)
Purchases of available for sale securities                                    (21,589,931)         (2,915,230)
Net (increase) decrease in loans                                                3,207,040          (2,541,401)
Purchases of premises and equipment                                            (2,391,121)           (600,270)
Proceeds from sales of other real estate owned                                    985,972             359,686
Proceeds from sales for fixed assets                                               63,366              40,904
Net cash received for purchase of Citizens Bank of Paso Robles - Note 1         8,067,071                   0
                                                                             -------------       -------------
     NET CASH USED BY INVESTING ACTIVITIES                                     (6,461,145)         (7,741,726)
FINANCING ACTIVITIES
--------------------------------------------------------------------------------------------------------------
Net increase(decrease) in demand deposits
  and savings accounts                                                        (14,571,234)         (2,929,707)
Net increase(decrease) in time deposits                                        13,831,507          10,086,718
Payments for dividends/distributions                                             (964,192)           (258,396)
Proceeds from exercise of stock options                                           137,500             508,883
                                                                             -------------       -------------
     NET CASH PROVIDED BY FINANCING ACTIVITIES                                 (1,566,419)          7,407,498
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               (3,390,328)          3,815,050
Cash and cash equivalents at beginning of year                                 29,201,603          25,029,270
                                                                             -------------       -------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                  $  25,811,275       $  28,844,319
                                                                             -------------       -------------
                                                                             -------------       -------------
Supplemental disclosures of cash flow information:
  Loans transferred to other real estate owned                              $     836,000       $     180,000
  Cash paid during the period for interest                                  $   5,264,631       $   4,254,286
  Cash paid during the period for income taxes                              $   1,758,007       $   1,509,181



  The accompanying notes are an integral part of these financial statements.

                                 BANK OF SANTA MARIA
                           STATEMENT OF CHANGES IN CAPITAL
                     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                     (UNAUDITED)




                                                                                        NET UNREALIZED
                                              COMMON SHARES                              ADJUSTMENT IN
                                              -------------                               AVAILABLE FOR
                                            NUMBER OF                        UNDIVIDED       SALE
                                               SHARES          AMOUNT          PROFITS    SECURITIES            TOTAL
---------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1996                  2,748,261     $ 8,512,498     $ 18,946,368     $  44,731     $ 27,503,597
Proceeds from exercise of stock options        16,000         137,500                                         137,500
Dividends paid                                                                (964,192)                      (964,192)
Net income for the period                                                    2,753,942                      2,753,942
Adjustment in Available for Sale
Securities, Net of Taxes of $67,490                                                         (101,235)        (101,235)
                                            ---------     -----------     ------------     ---------     ------------
Balance at September 30, 1996               2,764,261     $ 8,649,998     $ 20,736,118     ($ 56,504)    $ 29,329,612
                                           ----------     -----------     ------------     ---------     ------------
                                           ----------     -----------     ------------     ---------     ------------


      The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS FOR PERIODS ENDING SEPTEMBER 30, 1996 AND 1995.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The financial statements for interim periods are unaudited. In the opinion of management, all material adjustments necessary for fair presentation of the interim financial statements have been included.


Interim period financial statements are not necessarily indicative of results to be expected for the entire year. However, in the opinion of management, all adjustments have been made which are necessary to a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature, such as accruals towards year-end bonuses and profit sharing arrangements; provisions for taxes, loan losses, and contractual annual contracts; as well as amortization, accretion and depreciation of assets consistently applied through the year.



A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

INVESTMENT SECURITIES
Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts over the period to maturity, or to an earlier call, if appropriate, on a straight-line basis. Such securities include those that management intends and has the ability to hold into the foreseeable future.

Securities would be considered available for sale if they would be sold under certain conditions, among these being changes in interest rates, fluctuations in deposit levels or loan demand, or need to restructure the portfolio to better match the maturity or interest rate characteristics of liabilities with assets. Securities classified as available for sale are accounted for at their current fair value rather than amortized historical cost. Unrealized gains or losses are not recognized as current income, but rather as an increase or decrease of capital through a separate reserve.

LOANS, FEES AND ALLOWANCE FOR POSSIBLE LOAN LOSSES
Loans are carried at amounts advanced less payments collected. Interest on loans is accrued on a simple interest basis, except where management believes that serious doubt exists as to the repayment of the loan. When a loan is placed on non-accrual status, previously accrued and uncollected interest for the current year is reversed from income.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to make all payments due according to the contractual terms of the loan agreement. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.


In May 1993 and October 1994, respectively, the Financial Accounting Standards Board (FASB) issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 114 and 118 address the accounting and disclosure by creditors for impairment of certain loans, and is not applicable to certain homogeneous loans that collectively evaluated for impairment, and may impact how a bank reports loans and loan loss reserves. These statements are effective for financial statements issued for fiscal years beginning after December 15, 1994. Management adopted SFAS No. 114 and 118 in the first quarter of 1995.

Loan origination fees offset by certain direct origination costs are deferred and recognized over the contractual life of the loan as an adjustment to the yield. The unrecognized fees and costs are reported either as a reduction of the loan principal outstanding, or, if deferred costs are greater than deferred fees, as additions to the applicable loan grouping. Commitment fees are deferred and recognized over the term of the commitment. Most deferred fees and costs are recognized using the interest method.

     The determination of the balance in the allowance for possible loan losses is based on an analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for potential loan losses after giving consideration to the character of the loan portfolio, current economic conditions, past loan loss experience and such other factors as warrant recognition in estimating loan losses. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs.

OTHER REAL ESTATE OWNED
Other real estate owned, which represents real estate acquired through foreclosure, or deed in lieu of foreclosure, is reported at the fair value of the property at the time of transfer to other real estate owned, reduced by estimated selling expenses. Any subsequent operating expenses, or income, reductions in estimated values, and gains or losses on disposition of such properties are charged to current operations.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost, less accumulated depreciation, which is computed principally on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their economic lives or the term of the lease.

INCOME TAXES
Income taxes are accounted for by the asset and liability method as required by Statement of Financial Accounting Standards No. 109, "ACCOUNTING FOR INCOME TAXES" (SFAS 109). Deferred tax liabilities or assets are established for temporary differences between financial and tax reporting basis and are subsequently adjusted to reflect changes in tax rate expected to be in effect when the temporary differences reverse. A valuation allowance is established for any deferred tax asset for which realization is not likely.

STATEMENT OF CASH FLOWS
For purposes of reporting cash flows, cash and cash equivalents include, cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds are purchased and sold for one day periods.

EARNINGS PER SHARE
Earning per common share are based on the weighted average number of shares outstanding during the year plus shares issuable upon the assumed exercise of outstanding common stock options.

RECLASSIFICATION
Certain reclassifications were made to prior years' presentations to conform to the current year. These reclassifications are of a normal recurring nature.
All prior years' numbers have been restated to give effect for the acquisition of Templeton National Bank on a pooling of interest basis. As the acquisition of Citizens Bank of Paso Robles, N.A. was treated as a purchase, no restatement of prior period numbers was required.

GOODWILL
In accordance with the purchase method of accounting, the assets and liabilities of purchased banking and financial organizations were stated at estimated fair values at the date of acquisition. The excess of cost over fair value of net assets acquired has been accounted for as goodwill and is being amortized on the straight line method for a 15 year period.

NOTE B - INVESTMENT SECURITIES

Securities have been classified in the Statements of Condition according to management's intent. The carrying amount of securities and their approximate fair values at September 30, 1996, were as follows:




                                                           Gross          Gross      Estimated
                                        Amortized     Unrealized     Unrealized         Market
                                             Cost          Gains         Losses          Value
-----------------------------------------------------------------------------------------------
1996:
Available for Sale Securities:
U.S. Treasury securities             $  4,961,360   $     26,894   $      1,718  $   4,986,536
U.S. Government and agency
  securities                           17,637,992         12,268        131,619     17,518,641
                                     ------------   ------------   ------------  -------------
                                     $ 22,599,352   $     39,162   $    133,337  $  22,505,177
                                     ------------   ------------   ------------  -------------
                                     ------------   ------------   ------------  -------------

1996:
Held to Maturity Securities
U.S. Treasury securities             $  3,202,668   $     10,124   $        431  $   3,212,361
U.S. Government and agency
  securities                           46,627,245         35,536        412,858     46,249,923
Obligations of states and
  Political subdivisions               11,628,553         45,214          8,765     11,665,002
Other debt securities                   3,031,442         22,515         29,697      3,024,260
                                     ------------   ------------   ------------  -------------
                                     $ 64,489,908   $    113,389   $    451,751  $  64,151,545
                                     ------------   ------------   ------------  -------------
                                     ------------   ------------   ------------  -------------



There were no gross realized gains or gross realized losses on sales of available for sale securities. The Bank does not expect to realize either gains or losses shown in the above schedule. The Bank fully expects to hold these securities to maturity/call date at which time the amortized cost and market value will be the same as the par value of the bond.

At September 30, 1996 and 1995, investment securities having an amortized cost of approximately $5,027,168 and $4,990,990 respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

The amortized cost and estimated market value of all debt securities as of September 30, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.






                                             Held to Maturity             Available for Sale
                                     ----------------------------------------------------------
                                        Amortized      Estimated      Amortized      Estimated
                                             Cost     Fair Value           Cost     Fair Value

                                     ----------------------------------------------------------
Due in one year or less              $  20,725,823  $  19,334,816  $  11,520,400  $  11,502,750
Due after one year to five
  years                                 42,897,175     43,137,271     11,078,952     11,002,427
Due after five years to ten
  years                                    866,910      1,679,458              -              -
Due after ten years                              -              -              -              -
                                     -------------  -------------  -------------  -------------
TOTAL                                $  64,489,908  $  64,151,545  $  22,599,352  $  22,505,177
                                     -------------  -------------  -------------  -------------
                                     -------------  -------------  -------------  -------------


NOTE C - LOANS

The Bank's loan portfolio consists primarily of loans to borrowers within Santa Barbara and San Luis Obispo counties. Although the Bank seeks to avoid concentrations of loans to a single industry, loans to the agricultural community are listed separately, as in total, they exceed 10% of all loans outstanding as of September 30, 1996 and 1995. Concentrations also can occur based upon a single class of collateral. Real estate and real estate associated businesses are among the principal industries in the Bank's market area and, as a result, the Bank's loan and collateral portfolios are, to some degree, concentrated in those industries. Real estate related loans, net of deferred fees and costs at September 30, 1996 and September 30, 1995, were as follows:

Real estate related:                      September 30,         September 30,
                                                  1996                   1995
                                                  ----                   ----
    Construction and land development    $  14,169,000          $  15,513,000
    Home equity credit lines                20,321,000             18,204,000
    Residential properties                  17,329,000             14,963,000
    Commercial properties                   40,077,000             41,178,000
    Farmland                                 5,343,000              4,885,000
                                          ------------           ------------
                                         $  97,239,000          $  94,743,000
                                          ------------           ------------
                                          ------------           ------------

The Bank also originates real estate loans for sale to governmental agencies and institutional investors. At September 30, 1996, the Bank had approximately $1,000,000 in loans to be sold, and, at September 30, 1995, the Bank had approximately $656,000 available for sale. The Bank was servicing approximately $40,545,000 in loans previously sold as of the end of September, 1996 and September, 1995.


The following is a summary of the investment in impaired loans, the related allowance for loan losses, and income recognized thereon as of September 30:



                                                      1996               1995
                                                      ----               ----
Recorded Investment in Impaired Loans             $997,044         $  430,020
                                                  --------         ----------
                                                  --------         ----------
Related Allowance for Loan Losses                 $302,970         $  115,603
                                                  --------         ----------
                                                  --------         ----------
Average Recorded Investment in Impaired Loans     $462,953         $1,296,286
                                                  --------         ----------
                                                  --------         ----------
Interest Income Recognized for Cash Payments      $ 24,869         $  359,007
                                                  --------         ----------
                                                  --------         ----------


A summary of the changes in the allowance for possible credit losses follows:

                                                       1996              1995
                                                       ----              ----
Balance at beginning of year                   $  2,536,916      $  1,974,237
Adjustment due to merger with Citizens              228,022           253,488
Additions to the allowance charged to expense             -           315,000
Recoveries on loans charged off                      76,084            72,700
                                               ------------      ------------
  Subtotal                                        2,841,022         2,615,425
Less: loans charged off                             260,977           407,764
                                               ------------      ------------
Balance as of September 30                     $  2,580,045      $  2,207,661
                                               ------------      ------------
                                               ------------      ------------

NOTE D - PREMISES AND EQUIPMENT

A summary of premises and equipment follows:

                                       September 30, 1996  September 30, 1995
                                       ------------------  ------------------
Land                                          $ 2,940,913         $ 1,623,724
Buildings and improvements                      8,186,093           7,404,643
Leasehold improvements                                  -              15,424
Furniture, fixtures, and equipment              6,787,220           6,583,645
                                              -----------         -----------
   Subtotal                                    17,914,226          15,627,436
Less accumulated depreciation/amortization      5,862,755           5,258,440
                                              -----------         -----------
   TOTAL                                      $12,051,469         $10,368,996
                                              -----------         -----------
                                              -----------         -----------

NOTE E - STOCK OPTION PLAN

In 1978, the Bank adopted a stock option plan under which the Bank's Common shares may be issued to officers and key employees at no less than 100% of the fair market value at the date the options were granted. This plan expired in 1988. There are, however, 15,000 options outstanding, (but not yet exercised from this plan) which do not expire until 1998.

In 1989, the Bank adopted a stock option plan under which up to 209,360 shares of the Bank's Common shares may be issued to directors, officers and key employees at not less than 100% of the fair market value at the date the options are granted. The two for one stock split increased the shares in the plan available and granted, but not exercised by 208,960.

Changes in the number of shares subject to option during the periods ending September 30, 1996 and September 30, 1995, have been restated to recognize the effect of the merger with Templeton National Bank. These numbers have been summarized as follows:

                                                 Period Ended
                                        Sept. 30, 1996     Sept. 30, 1995
                                        --------------     --------------
Outstanding at beginning of year               153,900            153,300
Options granted($13.50-$14.25 per share)        19,500             21,500
Options forfeited                                  600              2,450
Options exercised                               16,000             11,000
                                        --------------     --------------
Outstanding at end of period                   156,800            161,350
                                        --------------     --------------
                                        --------------     --------------
Total option price                        $  1,758,375       $  1,725,025
                                        --------------     --------------
                                        --------------     --------------
Options exercisable                             59,300             51,500
                                        --------------     --------------
                                        --------------     --------------
Available for future grant                      99,520            118,420
                                        --------------     --------------
                                        --------------     --------------

NOTE F - FINANCIAL COMMITMENTS

In the normal course of business, the Bank enters into financial commitments to meet the financing needs of its customers. These Financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk not recognized in the Bank's financial statements.

The Bank's exposure to credit loss, in the event of nonperformance on commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

As of September 30, 1996, the Bank had the following outstanding financial commitments whose contractual amount represents credit risk:

Commitments to extend credit                          $ 44,504,066
Standby letters of credit                                  743,505
                                                      ------------
                                                      $ 45,247,571
                                                      ------------
                                                      ------------

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments to guarantee the performance of a Bank customer to third party. Since many of the commitments and standby letters of credit are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank, is based on management's credit evaluation of the customer. The majority of the Bank's commitments to extend credit and standby letters of credit are secured by real estate.


Following all necessary regulatory approvals, on January 10, 1997, the Bank acquired El Camino National Bank ("El Camino") pursuant to an Agreement and Plan of Reorganization dated July 16, 1996, amended October 10, 1996, providing for the merger of El Camino into the Bank. The Agreement provided for the shareholders of El Camino to receive shares of Bank Common Stock based upon the comparative book values of the banks as of the end of the months preceding the closing. As of the closing date, El Camino's deposits were approximately $16 million, and loans were approximately $12 million. This acquisition was treated as a pooling transaction for accounting purposes. The exchange value used in the merger was .7332 shares of Bank Common Stock for each share of El Camino Common Stock. The Bank issued 201,678 shares to complete this transaction. El Camino had only one office in Lompoc, California, and the Bank continues to operate from this location.

NOTE G - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to certain officers, directors and the companies with which they are associated. In the Bank's opinion, all loans and loan commitments to such parties are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The aggregate amount of loans made to officers and directors for the period ending September 30, 1996, was $5,137,219. An analysis of loans to the Bank's officers and directors for the fiscal period ending December 31, 1995, is shown below:

Balance at January 1,1995                        $6,432,851
Additions                                         3,014,355
Payments                                          3,768,980
                                                 ----------
Balance at December 31, 1995                     $5,678,226
                                                 ----------
                                                 ----------

NOTE H - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy, require the Bank to maintain minimum amounts and ratios (set forth in the table on the next page) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

The Bank's actual capital amounts and ratios are presented in the following table:

    IN THOUSANDS



                                                                                              To be Well
                                                                     For Capital           Capitalized Under
                                                                       Adequacy            Prompt Corrective
                                                 Actual                Purposes               Provisions
                                                 ------                --------               ----------
                                           Amount      Ratio      Amount        Ratio     Amount       Ratio
--------------------------------------------------------------------------------------------------------------
As of September 30, 1996:
-------------------------
Total Capital to Risk-Weighted Assets     $29,833      15.90%    $ 15,011       8.00%     $18,764      10.00%
Tier 1 Capital to Risk-Weighted Assets    $27,485      14.65%    $  7,505       4.00%     $11,258       6.00%
Tier 1 Capital to Average Assets          $27,485       9.49%    $ 11,761       4.00%      $9,382       5.00%

As of September 30, 1995:
-------------------------
Total Capital to Risk-Weighted Assets     $28,938      14.62%    $ 15,840       8.00%     $19,800      10.00%
Tier 1 Capital to Risk-Weighted Assets    $26,730      13.49%    $  7,920       4.00%     $11,880       6.00%
Tier 1 Capital to Average Assets          $26,730      10.58%    $ 10,190       4.00%     $12,738       5.00%



The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lessor of (1) the bank's undivided profits or (2) the bank's net income for its last three fiscal years less the amount of any distribution made by the bank to shareholders during the same period. Under these restrictions, approximately $7,112,000 was available for payment of dividends at December 31, 1995.

Banking regulations require that all banks maintain a percentage of their deposits as reserves at the Federal Reserve Bank. During the period ended September 30, 1996, required reserves averaged approximately $3,609,000.

NOTE I - BUSINESS COMBINATION WITH CITIZEN'S BANK OF PASO ROBLES, N.A.

At the close of business on May 3, 1996, Bank of Santa Maria acquired Citizens' Bank of Paso Robles, N.A. The method used to record this business combination was the purchase method of accounting. Assets and liabilities were recorded at fair values. The excess of cost over fair value of net assets acquired became goodwill. Pro forma information for the period and for the corresponding period in the preceding year is disclosed below as if both banks were combined at the beginning of this reporting period. The income figure for Citizens' Bank for 1995, is that reported for the full nine months. The corresponding figure for 1996, includes only that income (net income) prior to the merger.


                                               Nine month           Nine month
                                             period ended         period ended
                                       September 30, 1996   September 30, 1995
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Interest and non-interest income
Bank of Santa Maria (as reported)             $18,117,198          $17,270,998
Citizens Bank of Paso Robles (as reported)      1,024,332            2,399,272
Lost Interest Income (1)                         (206,450)            (206,450)
                                              -----------          -----------
                                              $18,935,080          $19,463,820
                                              -----------          -----------
                                              -----------          -----------
Net Income
Bank of Santa Maria (as reported)             $ 2,753,942          $ 2,491,516
Citizens Bank of Paso Robles (as reported)         19,134              166,768
                                              -----------          -----------
                                              $ 2,773,076          $ 2,658,284
                                              -----------          -----------
                                              -----------          -----------
ADJUSTMENTS - PRETAX
Lost Interest Income (1)                         (206,450)            (206,450)
Data Processing expense (2)                        60,942              106,410
Courier expense (2)                                 7,527               10,350
Goodwill (3)                                      (43,920)             (98,820)
Depreciation (4)                                  (14,489)             (42,821)
Citizens' Bank merger expense (5)                 124,236                    0
Tax effect of adjustments                          28,862               92,532
                                              -----------          -----------
NET INCOME                                    $ 2,672,060          $ 2,519,485
                                              -----------          -----------
                                              -----------          -----------
Net income per share for
Bank of Santa Maria as restated               $      0.95          $      0.92
                                              -----------          -----------
Number of shares used in computation            2,800,000            2,749,000
                                              -----------          -----------



(1) Lost interest income due to outflow of funds used to purchase Citizen's Bank stock.

(2) The cost of both data processing and courier expenses of Citizen's Bank, as reported, would have been fully eliminated if the merger had taken place at the beginning of the period.
(3) The historical established goodwill amortization is assumed to have been begun at the beginning of each period.
(4) This is the historically established increase in depreciation on assets placed into operations as required to incorporate Citizens' into the Bank's operating system.
(5) Assuming that the merger was completed at the beginning of each period, the historical recorded merger related expenses for Citizens' Bank would not have occurred during 1996. No adjustment was required for 1995, as there were no merger expenses as of the September 30, 1995 date.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article V of the Registrant's Articles of Incorporation provides that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Article VI of the Registrant's Articles of Incorporation provides that the corporation is authorized to provide for the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of the corporation in excess of that expressly permitted by such Section 317 for breach of duty to the corporation and its shareholders to the fullest extent permissible under California law.

         Article III of the Registrant's Bylaws provides, in pertinent part, that each person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation or other entity, shall be indemnified by the Registrant to the full extent permitted by the General Corporation Law of the State of California or any other applicable laws. Article III also authorizes the registrant to enter into one or more agreements with any person which provides for indemnification greater or different than that provided for in that Article.

         Both the Registrant and its proposed wholly-owned subsidiary, Bank of Santa Maria, have entered into indemnification agreements with their respective officers and directors in the forms incorporated by reference as Exhibit 10.1 to this Registration Statement.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted pursuant to the foregoing provisions to directors, officers or persons controlling the Registrant, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)  Exhibits.

         EXHIBIT NO.              EXHIBIT
         -----------              -------
              2.1 Plan of Reorganization and Merger Agreement - Annex I of Written Consent Statement/Prospectus incorporated by reference

              3.1       Articles of Incorporation of the Registrant.*

              3.2       Amendment to Articles of Incorporation of Registrant*

              3.3       Amendment to Articles of Incorporation of Registrant

              3.4       Bylaws of the Registrant*

              4.1 Specimen Certificate evidencing shares of Registrant's Common Stock*

              4.2 Stockholder Agreement Covering Issuance and Compulsory Repurchase of Organizing Shares of Registrant - Annex II of Written Consent Statement/Prospectus incorporated by reference*

              5.1       Opinion of Knecht & Hansen*

              8.1       Tax Opinion of Vavrinek, Trine, Day & Co.*

              10.1      Form of Indemnification Agreement*

              10.2 BSM Bancorp 1996 Stock Option Plan and form of Stock Option Agreement*

              10.3      Form of Written Consent*

              10.4      Nipomo Branch Land Lease*

              10.5      Lompoc Branch Lease*

              10.6      Unisys License and Service Agreement*

              10.7      Information Technology, Inc.*

              21.1      Subsidiary of BSM Bancorp*

              23.1      Consent of Vavrinek, Trine, Day & Co.

              23.2      Consent of Knecht & Hansen (included in Exhibit 5.1)*
_________________________________________

          *   Previously filed and Incorporated by reference

         (b)  Financial Statement Schedules

                   All schedules are omitted because the required information is not applicable or is included in the Financial Statements of the Bank and the related notes.

         (c)  Not applicable.

ITEM 22. UNDERTAKINGS

         (a) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Written Consent Statement/Prospectus pursuant to Item 4 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (d) The undersigned Registrant hereby undertakes to supply by mans of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                      SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this pre-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Maria, State of California, on January 14, 1997.


                                  BSM BANCORP
                                  a California corporation


                                  By  /s/ William A. Hares
                                     ----------------------------------------
                                     William A. Hares, President and Chief
                                     Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


    SIGNATURE                        TITLE                      DATE

/s/ William A. Hares       President and Chief Executive    January 14, 1997
-------------------------  Officer (Principal Executive
William A. Hares           Officer and Director)


/s/ F. Dean Fletcher       Executive Vice President and     January 14, 1997
-------------------------  Chief Financial Officer
F. Dean Fletcher           (Principal Financial Officer
                           and Accounting Officer)

/s/ Armand R. Acosta       Director                         January 14, 1997
-------------------------
Armand R. Acosta


/s/ Richard E. Adam        Director                         January 14, 1997
-------------------------
Richard E. Adam


/s/ Fred L. Crandall, Jr.   Director                        January 14, 1997
-------------------------
Fred L. Crandall, Jr.


/s/ A.J. Diani             Director                         January 14, 1997
-------------------------
A.J. Diani

/s/ Roger A. Ikola        Director                          January 14, 1997
-------------------------
Roger A. Ikola


/s/ Toshiharu Nishino     Director                          January 14, 1997
-------------------------
Toshiharu Nishino


/s/ Joseph Sesto, Jr.     Director                          January 14, 1997
-------------------------
Joseph Sesto, Jr.


/s/ William L. Snelling   Director                          January 14, 1997
-------------------------
William L. Snelling


/s/ Miitsuo Taniguchi     Director                          January 14, 1997
-------------------------
Mitsuo Taniguchi


/s/ Joseph F. Ziemba      Director                           January 14, 1997
-------------------------
Joseph F. Ziemba